Filed Pursuant to Rule 424(b)(3)
Registration No. 333-298694

PROSPECTUS

FirstEnergy Pennsylvania Electric Company

Offer to exchange up to

$300,000,000 aggregate principal amount of 4.150% Senior Notes due 2028

(CUSIP No. 33767Q AD8)

that have not been registered under the Securities Act

for

$300,000,000 aggregate principal amount of 4.150% Senior Notes due 2028

(CUSIP No. 33767A AC0 and U3138Q AB4)

registered under the Securities Act

and

$550,000,000 aggregate principal amount of 4.550% Senior Notes due 2031

(CUSIP No. 33767Q AB2)

that have not been registered under the Securities Act

for

$550,000,000 aggregate principal amount of 4.550% Senior Notes due 2031

(CUSIP Nos. 33767Q AA4 and U3138Q AA6)

registered under the Securities Act

THE EXCHANGE OFFER EXPIRES AT 5:00 P.M., NEW YORK CITY TIME,

ON OCTOBER 16, 2026, UNLESS WE EXTEND IT.

Terms of the Exchange Offer

We are offering to exchange all outstanding (i) $300,000,000 aggregate principal amount of our 4.150% Senior Notes due 2028 (the “Outstanding 2028 Notes”) and (ii) $550,000,000 aggregate principal amount of our 4.550% Senior Notes due 2031 (the “Outstanding 2031 Notes,” and together with the Outstanding 2028 Notes, “Outstanding Notes”) that were issued in a transaction not requiring registration under the Securities Act of 1933, as amended (the “Securities Act”) for an equal amount of new (i) $300,000,000 aggregate principal amount of our 4.150% Senior Notes due 2028 (the “New 2028 Notes”) and (ii) $550,000,000 aggregate principal amount of our 4.550% Senior Notes (the “New 2031 Notes” and, together with the New 2028 Notes, the “New Notes”). We refer to this offer to exchange as the “exchange offer.”

•

We are conducting the exchange offer in order to provide you with an opportunity to exchange your unregistered Outstanding Notes for freely tradable New Notes that have been registered under the Securities Act.

•

The exchange offer expires at 5:00 p.m., New York City time, on October 16, 2026, unless extended. The exchange offer will remain open for at least 20 full business days calculated in accordance with the requirements of Regulation 14E under the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (or longer if required by applicable law, including Regulation 14E), after the date notice of the exchange offer is first sent to holders of the Outstanding Notes. We do not currently intend to extend the expiration date.

•	Upon expiration of the exchange offer, all Outstanding Notes that are validly tendered and not withdrawn will be exchanged for an equal principal amount of the New Notes.

•	You may withdraw tendered Outstanding Notes at any time prior to the expiration or termination of the exchange offer.

•	The exchange of Outstanding Notes for New Notes will not be a taxable event for U.S. federal income tax purposes.

•	We will not receive any proceeds from the exchange offer.

•

The terms of the New Notes to be issued in the exchange offer are substantially the same as the terms of the Outstanding Notes, except that the offer of the New Notes is registered under the Securities Act, and the New Notes have no transfer restrictions, rights to additional interest or registration rights. In addition, the New Notes will bear a different CUSIP number than the Outstanding Notes.

•	The exchange offer is not subject to any minimum tender condition but is subject to customary conditions.

•	There is no existing public market for the Outstanding Notes or the New Notes. We do not intend to list the New Notes on any securities exchange or quotation system.

Investing in the New Notes to be issued in the exchange offer involves certain risks. See “Risk Factors” beginning on page 11.

We are not making an offer to exchange Outstanding Notes for New Notes in any jurisdiction where the offer is not permitted.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the New Notes to be distributed in the exchange offer or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. By so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act. A broker dealer who acquired Outstanding Notes as a result of market making or other trading activities may use this prospectus, as supplemented or amended from time to time, in connection with any resales of the New Notes. We have agreed that, for a period of up to 180 days after the commencement of the exchange offer, we will make this prospectus available for use in connection with any such resale. See “Plan of Distribution.”

The date of this prospectus is September 17, 2026.

We have not authorized anyone to provide you with any additional information or any information that is different from that contained in this prospectus. We take no responsibility for, and can provide no assurance as to the reliability of, any other information that others may give you. This prospectus may be used only for the purposes for which it has been published, and no person has been authorized to give any information not contained herein. The information contained in this prospectus is accurate only as of its respective date. Our business, financial condition, results of operations and prospects may have changed since that date. We are not making an offer of these securities in any state where the offer is not permitted.

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CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

We caution you that this prospectus contains forward-looking statements based on information currently available to us. Such statements are subject to certain risks and uncertainties and readers are cautioned not to place undue reliance on these forward-looking statements. These statements include declarations regarding management’s intents, beliefs and current expectations. These statements typically contain, but are not limited to, the terms “anticipate,” “potential,” “expect,” “could,” “target,” “will,” “intend,” “believe,” “project,” “forecast,” “estimate,” “plan” and similar words. Forward-looking statements involve estimates, assumptions, known and unknown risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

The forward-looking statements contained herein are qualified in their entirety by reference to the following important factors, which are difficult to predict, contain uncertainties, are in some cases beyond our control and may cause actual results to differ materially from those contained in forward-looking statements:

•	the ability to achieve growth in our business;

•	the impact of the regulatory process on the pending matters before the regulators in Pennsylvania where we do business, including, but not limited to, matters related to rates;

•

changes in assumptions regarding factors such as economic conditions within our territories, the reliability of our distribution system, or the availability of capital or other resources supporting identified distribution investment opportunities;

•

changes in national and regional economic conditions affecting us and/or our customers and the vendors with which we do business, including geopolitical conflicts, recession, volatile interest rates, inflationary pressures, supply chain disruptions, higher fuel costs, and workforce impacts;

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variations in weather, such as mild seasonal weather variations and severe weather conditions (including events caused, or exacerbated, by climate change, such as wildfires, hurricanes, flooding, droughts, high wind events and extreme heat events) and other natural disasters, which may result in increased storm restoration expenses or material liability and negatively affect future operating results;

•	costs being higher than anticipated and our ability to recover such costs;

•

the risks and uncertainties associated with litigation, including the securities class action lawsuit brought against FirstEnergy Corp. (“FE”), regulatory proceedings, arbitration, mediation and similar proceedings;

•	the potential liabilities and increased costs arising from regulatory actions or outcomes in response to severe weather conditions and other natural disasters;

•

legislative and regulatory developments, and executive orders, including, but not limited to, matters related to rates, generation resource adequacy, co-location of generation and large loads, and compliance and enforcement activity;

•

the risks associated with physical attacks, such as acts of war, terrorism, sabotage or other acts of violence, and cyber-attacks and other disruptions to our, or our vendors’, information technology systems, which may compromise our operations, and data security breaches of sensitive data, intellectual property and proprietary or personally identifiable information;

•	changes to environmental laws and regulations, including, but not limited to, emissions reduction and renewable fuel mandates or other requirements related to climate change;

•	the speed and nature of increased competition in the electric utility industry;

•	changes in customers’ demand for power, including, but not limited to, economic conditions, the impact of climate change, or energy efficiency and peak demand reduction mandates;

•

changing market conditions affecting the measurement of certain liabilities and the value of assets held in FE’s pension trusts may negatively impact its forecasted growth rate, results of operations and may also cause it to make contributions to its pension sooner or in amounts that are larger than currently anticipated;

•	human capital management challenges, including, among other things, attracting and retaining appropriately trained and qualified employees and labor disruptions by our unionized workforce;

•	costs to remediate contamination associated with current, retired and formerly owned electric generation assets as well as third-party sites;

•	the potential of non-compliance with debt covenants in our Credit Agreement (as defined herein);

•	changes to significant accounting policies;

•

the impact of any changes in tax laws or regulations, including, but not limited to, the Inflation Reduction Act of 2022 (the “IRA of 2022”), the One Big Beautiful Bill Act of 2025 (the “OBBBA”), or adverse tax audit results or rulings and potential changes to such laws and regulations;

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the ability to access the public securities and other capital and credit markets in accordance with our announced financial plans, the cost of such capital and overall condition of the capital and credit markets affecting us, including the increasing number of financial institutions evaluating the impact of climate change on their investment decisions;

•	future actions taken by credit rating agencies that could negatively affect either our access to or terms of financing or our financial condition and liquidity;

•	issues concerning the stability of domestic and foreign financial institutions and counterparties with which we do business;

•	the risks and other factors discussed in this prospectus and in our financial statements and other similar factors; and

•	any other statements that relate to non-historical or future information.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus and should be read in conjunction with the risk factors and other disclosures contained in this prospectus. The foregoing review of factors also should not be construed as exhaustive. New factors emerge from time to time, and it is not possible for management to predict all such factors or assess the impact of any such factor on our business or the extent to which any factor, or combination of factors, may cause results to differ materially from those contained in any forward-looking statements. We expressly disclaim any obligation to update or revise, except as required by law, any forward-looking statements contained herein as a result of new information, future events or otherwise.

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used to identify frequently used terms in this prospectus:

ATSI	American Transmission Systems, Incorporated, a wholly owned transmission subsidiary of FET

FE	FirstEnergy Corp., a public electric power holding company

FE PA	FirstEnergy Pennsylvania Electric Company, a wholly owned Pennsylvania electric power company subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE

FE PA Board	The Board of Directors of FE PA

FE PA Holding Company	FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE

FESC	FirstEnergy Service Company, which provides legal, financial, and other corporate support services

FET	FirstEnergy Transmission, LLC a consolidated VIE of FE, and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH and Valley Link

FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries

JCP&L	Jersey Central Power & Light Company, a wholly owned New Jersey electric power company subsidiary of FE

KATCo	Keystone Appalachian Transmission Company, a wholly owned transmission subsidiary of FE

MAIT	Mid-Atlantic Interstate Transmission, LLC, a wholly owned transmission subsidiary of FET

ME	Metropolitan Edison Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

OE	Ohio Edison Company, a wholly owned Ohio electric power company subsidiary of FE

PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP

Penn	Pennsylvania Power Company, a former wholly owned Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024

Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024

PN	Pennsylvania Electric Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

TrAIL	Trans-Allegheny Interstate Line Company, a wholly owned transmission subsidiary of FET

Valley Link	Valley Link Transmission Company, LLC, a holding company formed by FET, DominionHV and Transource on November 25, 2024

WP	West Penn Power Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

The following abbreviations and acronyms may be used to identify frequently used terms in this prospectus:

AEP	American Electric Power Company, Inc.

AFUDC	Allowance for Funds Used During Construction

AMT	Alternative Minimum Tax

ARO	Asset Retirement Obligation

ASC	Accounting Standards Codification

CCR	Coal Combustion Residual

COVID-19	Coronavirus disease

D.C. Circuit	U.S. Court of Appeals for the District of Columbia Circuit DominionHV

DominionHV	Dominion High Voltage Mid-Atlantic, Inc., an affiliate of VEPCO

DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the S.D. Ohio

DSP	Default Service Plan

EGS	Electric Generation Supplier

EH	Energy Harbor Corp.

EPA	U.S. Environmental Protection Agency

ERO	Electric Reliability Organization

Exchange Act	Securities Exchange Act of 1934, as amended

FERC	Federal Energy Regulatory Commission

Fitch	Fitch Ratings Service

FPA	Federal Power Act of 1920, as amended

GAAP	Generally Accepted Accounting Principles in the United States

HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly

IRS	Internal Revenue Service

LOC	Letter of Credit

Moody’s	Moody’s Investors Service, Inc.

MW	Megawatt

MWh	Megawatt-hour

NERC	North American Electric Reliability Corporation

NYPSC	New York State Public Service Commission

OBBBA	One Big Beautiful Bill Act of 2025, adopted on July 4, 2025

ODSA	Ohio Development Service Agency

OPEB	Other Postemployment Benefits

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PA Consolidation	Consolidation of the Pennsylvania Companies on January 1, 2024

PEER	FirstEnergy’s Program for Enhanced Employee Retirement, as announced in 2023

PJM	PJM Interconnection, LLC, an RTO serving the PJM Region

PJM Region	The territory that PJM coordinates the movement of electricity through, including all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.

PPUC	Pennsylvania Public Utility Commission

RFC	ReliabilityFirst Corporation

RTO	Regional Transmission Organization

S.D. Ohio	Federal District Court, Southern District of Ohio

Securities Act	Securities Act of 1933, as amended

Sixth Circuit	U.S. Court of Appeals for the Sixth Circuit

SOFR	Secured Overnight Financing Rate

S&P	S&P Global Ratings

TCJA	Tax Cuts and Jobs Act adopted December 22, 2017

Transource	Transource Energy, LLC, a subsidiary of AEP

U.S.	United States

VIE	Variable Interest Entity

VEPCO	Virginia Electric and Power Company, a subsidiary of Dominion Energy, Inc.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. This summary may not contain all of the information that is important to you, and it is qualified in its entirety by the more detailed information and financial statements, including the notes to those financial statements, appearing elsewhere in this prospectus.

In this prospectus, unless the context requires otherwise, references to “we,” “us,” “our,” “FE PA” and the “Company” refer to FirstEnergy Pennsylvania Electric Company, references to “FE” refer to FirstEnergy Corp. and references to “FirstEnergy” refer to FirstEnergy Corp., together with its consolidated subsidiaries. Capitalized terms used in this prospectus without definition have the meanings set forth in the Glossary of Terms included herein.

Our Business

FirstEnergy Pennsylvania Electric Company (“FE PA”) is a wholly owned electric utility subsidiary of FE. FE PA owns property and does business as an electric public utility in Pennsylvania and New York, providing distribution services to approximately 2.1 million customers in Pennsylvania and approximately 4,000 customers in Waverly, New York, with a rate base of $6.9 billion as of December 31, 2025 and an allowed return on equity (“ROE”) of 10.05%. Because the Pennsylvania Public Utility Commission (“PPUC”) approved settlements do not disclose allowed ROE rates, the 10.05% ROE represents the current PPUC benchmark ROE used for Distribution System Improvement Charge (“DSIC”) purposes. FE PA had 1,916 employees as of December 31, 2025 and serves an area that has a population of approximately 4.5 million. FE PA complies with the regulations, orders, policies and practices prescribed by the Federal Energy Regulatory Commission (“FERC”), the PPUC and the New York State Public Service Commission (the “NYPSC”).

FE PA was incorporated on February 21, 2023 and on January 1, 2024, through the merger of each of Metropolitan Edison Company (“ME”), Pennsylvania Electric Company (“PN”), Pennsylvania Power Company (“Penn”) and West Penn Power Company (“WP” and, together with ME, PN and Penn, the “Pennsylvania Companies”) with and into FE PA (the “PA Consolidation”), with FE PA surviving such mergers, became the successor-in-interest to all assets and liabilities of the Pennsylvania Companies. FE PA operates under the rate districts of the former Pennsylvania Companies.

State and Federal Regulation

FE PA’s retail rates, conditions of service, issuance of securities and other matters are subject to regulation in Pennsylvania by the PPUC. In addition, the NYPSC regulates retail distribution rates, conditions of service and other matters with regards to the service FE PA provides in the Waverly, New York, vicinity. FE PA is also subject to regulation by FERC, under the Federal Power Act of 1920, as amended (the “FPA”), as to transactions involving FERC jurisdictional assets, the issuance of securities and assumptions of certain liabilities, rates for the sale of power in interstate commerce, accounting and other matters and to rules and terms of participation imposed and administered by PJM Interconnection, LLC (“PJM”).

Executive Offices

Our principal executive office is located at 800 Cabin Hill Drive, Greensburg, PA 15601. Our telephone number is 800-736-3402.

Risk Factors

You should carefully consider the information set forth under the section entitled “Risk Factors” beginning on page 10 of this prospectus as well as the other information contained in this prospectus before participating in the exchange offer.

Summary of the Exchange Offer

A brief description of the material terms of the exchange offer follows. We are offering to exchange the Outstanding Notes for the New Notes. The terms of the New Notes offered in the exchange offer are substantially identical to the terms of the Outstanding Notes, except that the New Notes will be registered under the Securities Act and transfer restrictions, registration rights and additional interest provisions relating to the Outstanding Notes do not apply to the New Notes. For a more complete description of the exchange offer, see “The Exchange Offer.”

Background	On March 19, 2026, we issued (i) $300,000,000 aggregate principal amount of Outstanding 2028 Notes and (ii) $550,000,000 aggregate principal amount of Outstanding 2031 Notes in a private offering. In connection with that offering, we entered into Registration Rights Agreements corresponding to each series of Outstanding Notes (as defined in “The Exchange Offer”) in which we agreed, among other things, to deliver this prospectus to you and use our reasonable best efforts to cause this exchange offer to be completed within 366 days after the initial issuance of the Outstanding Notes.

Under the terms of the exchange offer, you are entitled to exchange the Outstanding 2028 Notes and Outstanding 2031 Notes for New 2028 Notes and New 2031 Notes evidencing the same indebtedness and with substantially identical terms to the corresponding series of Outstanding Notes. You should read the discussion under the heading “Description of the Notes” for further information regarding the New Notes.

New Notes Offered	$300,000,000 aggregate principal amount of 4.150% Senior Notes due 2028; and

$550,000,000 aggregate principal amount of 4.550% Senior Notes due 2031.

Exchange Offer	We are offering to exchange the Outstanding Notes for a like principal amount of the corresponding series of New Notes. Outstanding Notes may be exchanged only in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof. The exchange offer is being made pursuant to the Registration Rights Agreements, which grant the initial purchasers and any subsequent holders of the Outstanding Notes certain exchange and registration rights. This exchange offer is intended to satisfy those exchange and registration rights with respect to the Outstanding Notes. After the exchange offer is complete, you will no longer be entitled to any exchange or registration rights with respect to your Outstanding Notes.

Expiration Date	The exchange offer will expire 5:00 p.m., New York City time, on October 16, 2026, or a later time if we choose to extend this exchange offer in our sole and absolute discretion. We do not currently intend to extend the expiration date for the exchange offer. The exchange offer will remain open for at least 20 full business days (or longer if required by applicable law) after the date notice of the exchange offer is first sent to holders of the Outstanding Notes.

Withdrawal of Tender	You may withdraw your tender of Outstanding Notes at any time prior to the expiration date. All Outstanding Notes that are validly tendered and not properly withdrawn will be accepted for exchange.

Conditions to the Exchange Offer	Our obligation to accept for exchange, or to issue the New Notes in exchange for, any Outstanding Notes is subject to certain customary conditions, including our determination that the exchange offer does not violate applicable law or interpretation by the Staff of the SEC, some of which may be waived by us. We currently expect that each of the conditions will be satisfied and that no waivers will be necessary. See “The Exchange Offer — Conditions to the Exchange Offer.”

Procedures for Tendering Outstanding Notes Held in the Form of Book-Entry Interests	The Outstanding Notes were issued as global securities and were deposited upon issuance with U.S. Bank Trust Company, National Association, which issued uncertificated depositary interests in those Outstanding Notes, which represent a 100% interest in those Outstanding Notes, to The Depository Trust Company (“DTC”).

Beneficial interests in the Outstanding Notes, which are held by direct or indirect participants in DTC, are shown on, and transfers of the Outstanding Notes can only be made through, records maintained in book-entry form by DTC.

You may tender your Outstanding Notes by instructing your broker or bank where you keep the Outstanding Notes to tender them for you. In some cases, you may be asked to submit the letter of transmittal that may accompany this prospectus. By tendering your Outstanding Notes, you will be deemed to have acknowledged and agreed to be bound by the terms set forth in this prospectus under the heading “The Exchange Offer.” Your Outstanding Notes must be tendered in minimum denominations of $2,000 and in multiples of $1,000 in excess thereof.

We are not providing for guaranteed delivery procedures, and therefore you must allow sufficient time for the necessary tender procedures to be completed during normal business hours of DTC on or prior to the expiration time. If you hold your Outstanding Notes through a broker, dealer, commercial bank, trust company or other nominee, you should consider that such entity may require you to take action with respect to the exchange offer a number of days before the expiration time in order for such entity to tender notes on your behalf on or prior to the expiration time. In order for your tender to be considered valid, the exchange agent must receive a confirmation of book-entry transfer of your Outstanding Notes into the exchange agent’s account at DTC, under the procedure described in this prospectus under the heading “The Exchange Offer,” on or before 5:00 p.m., New York City time, on the expiration date of the exchange offer.

By executing the letter of transmittal or by transmitting an agent’s message in lieu thereof, you will represent to us that, among other things:

•	the New Notes that you receive will be acquired in the ordinary course of its business;

•	you are not participating in, and have no arrangement with any person or entity to participate in, the distribution of the New Notes;

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you are not our “affiliate” (as defined in Rule 405 under the Securities Act) or if you are such an “affiliate,” you will comply with the prospectus delivery requirements of the Securities Act to the extent applicable in connection with any resale of the New Notes; and

•

if you are a broker-dealer that will receive New Notes for your own account in exchange for Outstanding Notes acquired as a result of market making or other trading activities, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

United States Federal Income Tax Consequences	The exchange of Outstanding Notes for New Notes pursuant to the exchange offer generally will not be a taxable event for U.S. federal income tax purposes. See “Certain United States Federal Income Tax Consequences.”

Use of Proceeds	We will not receive any proceeds from the issuance of the New Notes in the exchange offer.

Fees and Expenses	We will pay all of our expenses incident to the exchange offer.

Exchange Agent	U.S. Bank Trust Company, National Association is serving as the exchange agent for the exchange offer.

Resales of New Notes	Based on interpretations by the staff of the SEC, as set forth in no-action letters issued to third parties that are not related to us, we believe that the New Notes you receive in the exchange offer may be offered for resale, resold or otherwise transferred by you without compliance with the registration and prospectus delivery provisions of the Securities Act so long as:

•	the New Notes are being acquired in the ordinary course of business;

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you are not participating, do not intend to participate, and have no arrangement or understanding with any person to participate in the distribution of the New Notes issued to you in the exchange offer;

•	you are not our affiliate;

•	you are not a broker-dealer tendering Outstanding Notes acquired directly from us for your account, or if you are such a broker-

dealer, then you will comply with the prospectus delivery requirements of the Securities Act, to the extent applicable, in connection with any resale of the New Notes.

The SEC has not considered this exchange offer in the context of a no-action letter, and we cannot assure you that the SEC would make similar determinations with respect to this exchange offer. If any of these conditions are not satisfied, or if our belief is not accurate, and you transfer any New Notes issued to you in the exchange offer without delivering a resale prospectus meeting the requirements of the Securities Act or without an exemption from registration of your New Notes from those requirements, you may incur liability under the Securities Act. We will not assume, nor will we indemnify you against, any such liability. Each broker-dealer that receives New Notes for its own account in exchange for Outstanding Notes, where the Outstanding Notes were acquired by such broker-dealer as a result of market-making or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. See “Plan of Distribution.”

Consequences of Not Exchanging Outstanding Notes	Outstanding Notes that are not tendered or that are tendered but not accepted will remain outstanding and continue to accrue interest but continue to be subject to the restrictions on transfer that are described in the legend on the Outstanding Notes.

In general, you may offer or sell your Outstanding Notes only if they are registered under, or offered or sold under an exemption from, or are not subject to, the Securities Act and applicable state securities laws. If you do not participate in the exchange offer, the liquidity of your Outstanding Notes could be adversely affected. See “The Exchange Offer — Consequences of Failure to Exchange.”

Summary of the Terms of the New Notes

The New Notes will be substantially identical to the Outstanding Notes, except that the New Notes will be registered under the Securities Act and will not have restrictions on transfer, rights to additional interest or registration rights. The New Notes will evidence the same debt as the Outstanding Notes, and the same Indenture (as defined herein) will govern the New Notes and the Outstanding Notes. We sometimes refer to the New Notes and the Outstanding Notes collectively as the “Notes.”

The following summary contains basic information about the New Notes and is not intended to be complete. It does not contain all the information that may be important to you. For a more complete understanding of the New Notes, please read “Description of the Notes.”

Issuer	FirstEnergy Pennsylvania Electric Company.

Securities Offered	$300,000,000 aggregate principal amount of 4.150% Senior Notes due 2028; and

$550,000,000 aggregate principal amount of 4.550% Senior Notes due 2031.

Maturity Date	The New 2028 Notes will mature on March 15, 2028.

The New 2031 Notes will mature on March 15, 2031.

Interest Rates and Interest Rate Periods	Interest on the New 2028 Notes will accrue at a rate of 4.150% per annum from the date of the original issuance and are payable semi-annually in arrears on each March 15 and September 15, beginning on September 15, 2026.

Interest on the New 2031 Notes will accrue at a rate of 4.550% per annum from the date of the original issuance and are payable semi-annually in arrears on each March 15 and September 15, beginning on September 15, 2026.

Security and Ranking	The New Notes will be our senior unsecured general obligations. They will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and junior to all of our future senior secured indebtedness. As of June 30, 2026, our unsubordinated long term indebtedness consisted of $2.875 billion in senior unsecured notes and $1.425 billion in first mortgage bonds, assumed from our legacy companies, and secured by liens on the collateral supporting such first mortgage bonds (and any improvements, extensions and replacements thereof) existing immediately prior to the PA Consolidation (and not on other assets contributed to FE PA at the time of the PA Consolidation). See “Description of the Notes— Ranking.”

For more information, see Note 7, “Capitalization—Long-Term Debt and Other Long-Term Obligations” of the notes to the Audited Annual Consolidated Financial Statements and Note 5, “Fair Value Measurements” of the notes to the Unaudited Consolidated Interim Financial Statements in this prospectus.

Optional Redemption	The 2028 Notes will be redeemable, in whole or in part, at our option, at any time at a “make-whole” redemption price, as described under the heading “Description of Notes—Optional Redemption” below.

The 2031 Notes will be redeemable, in whole or in part, at our option, at any time prior to February 15, 2031 (the date that is one month prior to the scheduled maturity date of the 2031 Notes) at a “make-whole” redemption price, as described under the heading “Description of Notes—Optional Redemption” below, and, on or after such date, at par.

Form and Denomination	The New Notes will be issued in fully-registered form. The New Notes will be represented by one or more global notes, deposited with the trustee as custodian for DTC and registered in the name of Cede & Co., DTC’s nominee. Beneficial interests in the global notes will be shown on, and any transfers will be effective only through, records maintained by DTC and its participants.

The New Notes will be issued in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Certain Covenants	The terms of the New Notes contain only very limited protections for holders of New Notes. In particular, the New Notes will not place any restrictions on our or our subsidiaries’ ability to:

•	issue debt securities or otherwise incur additional indebtedness or other obligations ranking equal in right of payment with the New Notes; or

•	conduct other transactions that may adversely affect the holders of the New Notes.

Events of Default and Acceleration	The only events of default with respect to the New Notes are:

•	failure to pay principal, any premium or required interest for 30 days after it is due;

•

failure to perform other covenants in the Indenture for 90 days after we are given notice from the Trustee or the Trustee receives, and provides to us, written notice from the registered holders of at least 33% in principal amount of the outstanding New Notes; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of the New Notes can agree to an extension of the 90-day period and, will be deemed to have agreed to an extension of that period if corrective action has been initiated by us within that period and is being diligently pursued; and

•	certain events of insolvency or bankruptcy, whether voluntary or not, involving FE PA.

Only these events of default provide for a right of acceleration of the New Notes. No other events will result in acceleration.

See “Risk Factors — Risks Associated with the Exchange Offer.”

Additional Notes	We may from time to time, without consent of the holders of the Notes, issue Notes having the same terms and conditions as the New Notes being offered hereby or the Outstanding Notes (except for the issue date, offering price and, if applicable, the first interest payment date). Additional Notes issued in this manner will form a single series with the outstanding Notes and will be treated as a single class for all purposes under the Indenture governing the Notes, including, without limitation, voting, waivers and amendments.

Risk Factors	See “Risk Factors” and the other information included in this prospectus for a discussion of the factors you should carefully consider before deciding to invest in the New Notes.

No Listing of the Notes	There is no public trading market for the New Notes, and we do not intend to list the New Notes on any national securities exchange or to arrange for quotation on any automated dealer quotation systems. There can be no assurance that an active trading market will develop for the New Notes. If an active trading market does not develop, the market price and liquidity of the New Notes may be adversely affected.

No Public Market	The New Notes will be new securities for which no market currently exists, and we cannot assure you that any public market for the New Notes will develop or be sustained.

Governing Law	The New Notes will be governed by the laws of the State of New York.

Trustee	U.S. Bank Trust Company, National Association.

Book-Entry Depository	DTC.

Summary of Risk Factors

Before you decide to participate in the exchange offer, you should carefully consider all the information in this prospectus, including matters set forth under the section “Risk Factors.” These risks and uncertainties include:

•

In connection with FirstEnergy’s actions to focus on its regulated operations, we have taken steps to focus on growing our regulated distribution operations and earnings. Our ability to successfully grow our business is subject to certain risks that could adversely affect profitability and our financial condition in the future.

•

We are subject to risks arising from the operation of electric distribution equipment which could reduce revenues, increase expenses and have a material adverse effect on our business, financial condition and results of operations.

•	Failure to provide safe and reliable service and equipment could result in serious injury or loss of life that may harm our business reputation and adversely affect our operating results.

•	Demand for electricity within our service territory could exceed supply capacity, resulting in negative impacts to our reputation, results and financial condition.

•

We could be subject to higher costs and/or penalties related to mandatory reliability standards set by North American Electric Reliability Corporation (“NERC”), FERC, the PPUC and the NYPSC or changes in the rules of our regional transmission organization, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

•	Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition, results of operations and cash flows.

•	Our business is affected by variations in weather and severe weather conditions.

•

We are subject to financial performance risks from regional and general economic cycles as well as industries such as primary and fabricated metals, shale gas, chemical, coal mining, food and electric equipment manufacturing, plastics and rubber.

•

Cyber-attacks, data security breaches and other disruptions to our information technology systems could compromise our business operations, critical and proprietary information and contractor, employee and customer data, which could have a material adverse effect on our business, financial condition and reputation.

•

State rate regulation may delay or deny full recovery of costs and impose risks on our operations. Any denial of or delay in cost recovery could have an adverse effect on our business, results of operations, liquidity, cash flows and financial condition.

•

Complex and changing federal, state and local government regulations and actions, including those associated with rates, could have a negative impact on our business, financial condition, results of operations and cash flows.

•

We are or may be subject to environmental liabilities, including costs of remediation of environmental contamination at current or formerly owned facilities, which could have a material adverse effect on our results of operations and financial condition.

•

Costs of compliance with environmental laws are significant, and the cost of compliance with new environmental laws, including limitations on greenhouse gas (“GHG”) emissions related to climate change, could adversely affect our cash flows and financial condition.

•

Failure to comply with debt covenants in our credit agreement could adversely affect our ability to execute future borrowings and/or require early repayment, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

•

In the event of volatility or unfavorable conditions in the capital and credit markets, our business, including the immediate availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, may be adversely affected, which could negatively impact our results of operations, cash flows and financial condition.

•

There are limited covenants and protections in the Indenture; consequently, we and our subsidiaries may be able to incur substantially more indebtedness, a portion of which could be secured indebtedness.

•

The New Notes are not secured by any liens on our assets; consequently, any future secured creditors will be entitled to remedies that would give them priority over the holders of the New Notes to collect amounts due to them.

•	We have a significant amount of indebtedness, which could negatively impact our business and our ability to make payments on the New Notes.

•

If you fail to exchange your Outstanding Notes, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes may be adversely affected because they may be more difficult to sell.

•	The exchange offer may not be completed.

•	If you do not properly tender your Outstanding Notes, you will continue to hold unregistered notes and your ability to transfer your Outstanding Notes will be adversely affected.

RISK FACTORS

You should carefully consider the following risk factors and all other information contained in this prospectus before participating in the exchange offer. The risks and uncertainties described below are not the only risks facing us and your investment in the exchange notes. Additional risks and uncertainties that we are unaware of, or those we currently deem immaterial, also may become important factors that affect us. The following risks could materially and adversely affect our business, financial condition, cash flows or results of operations.

Risks Associated with Our Business and Industry

In connection with FirstEnergy’s actions to focus on its regulated operations, we have taken steps to focus on growing our regulated distribution operations and earnings. Our ability to successfully grow our business is subject to certain risks that could adversely affect profitability and our financial condition in the future.

FirstEnergy focuses on capitalizing on investment opportunities available to its regulated distribution segment by delivering enhanced customer service and reliability. The success of these efforts will depend, in part, on any future distribution rate cases or other filings seeking cost recovery for distribution system enhancements in the states where FirstEnergy’s regulated electric company operating subsidiaries operate, including Pennsylvania, while maintaining the affordability of the rates charged to customers. Any denial of, or delay in, the approval of any future distribution or transmission rate requests could restrict FirstEnergy, including us, from fully recovering our cost of service, may impose risks on the distribution and transmission operations, and could have a material adverse effect on our regulatory strategy, results of operations and financial condition.

FirstEnergy’s growth strategy also could be adversely impacted by any impediments to its or our ability to finance the proposed expansion projects while maintaining adequate liquidity. There can be no assurance that FirstEnergy’s investment strategy will deliver the desired result, which could adversely affect our results of operations and financial condition.

We are subject to risks arising from the operation of electric distribution equipment which could reduce revenues, increase expenses and have a material adverse effect on our business, financial condition and results of operations.

Operation of electric distribution facilities involves risks, including the risk of potential breakdown or failure of equipment or processes due to aging infrastructure, transportation disruptions, accidents, labor disputes or work stoppages by employees, human error in operations or maintenance, acts of terrorism or sabotage, construction delays or cost overruns, shortages of or delays in obtaining equipment, material and labor, operational restrictions resulting from environmental requirements and governmental interventions, and operational performance below expected levels. In addition, severe weather-related incidents and other natural disasters can disrupt distribution delivery systems.

Failure to provide safe and reliable service and equipment could result in serious injury or loss of life that may harm our business reputation and adversely affect our operating results.

Our employees, contractors and the general public may be exposed to dangerous environments due to the nature of our operations. Failure to provide safe and reliable service and equipment due to various factors, including cyber or physical attacks, equipment failure, accidents, human error, weather or natural disasters, could result in serious injury or loss of life that may harm our business reputation and adversely affect our operating results through reduced revenues, increased capital and operating costs, litigation or the imposition of penalties/ fines or other adverse regulatory outcomes.

Demand for electricity within our service territory could exceed supply capacity, resulting in negative impacts to our reputation, results and financial condition.

Recent industry projections reflect the potential for significant growth in energy demand over the next decade. This could be exacerbated if additional resources are not available to meet increased demand in the future. For example, data centers have substantially larger load requirements than typical residential or commercial use. New data centers or the increase in demand for existing data centers located in our service territories could increase load requirements substantially over the next several years, thereby increasing our load obligations. A need to serve the load obligations of these data centers has the potential to adversely impact our business, results of operations, financial condition, or cash flows. At the same time, our planning could be adversely affected if electricity usage by data centers is ultimately lower than projected, which could reduce anticipated load growth or create stranded investment risk.

We continue to evaluate the potential impacts of the development, construction, and operation of new data centers in our service territories and will continue to evaluate potential mitigants to these risks. Still, we cannot predict whether the data centers under consideration will ever commence operations or the size of the load obligations of those that do become operational.

We could be subject to higher costs and/or penalties related to mandatory reliability standards set by NERC, FERC, the PPUC and the NYPSC or changes in the rules of our regional transmission organization, which could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our operations are subjected to audit by FERC and NERC (which is the ERO designated by FERC under Section 215 of the FPA and approved by FERC and ReliabilityFirst Corporation (“RFC”)), which is one of the regional reliability entities responsible for the PJM Region. FERC, NERC, and RFC may conduct routine or special audits and issue requests designed to ensure compliance with applicable rules, regulations, policies and procedures. Among other rules, regulations, policies and procedures, owners, operators, and users of the bulk electric system are subject to mandatory reliability standards promulgated by NERC and approved by FERC. The standards are based on the functions that need to be performed to ensure that the bulk electric system operates reliably. NERC, RFC, FERC, the PPUC and the NYPSC continue to refine existing reliability standards as well as develop and adopt new reliability standards. The reliability standards address operation, planning, and security of the bulk electricity system, including requirements with respect to real-time transmission operations, emergency operations, vegetation management, critical infrastructure protection, and personnel training. Compliance with modified or new reliability standards may subject us to higher operating costs and/or increased capital expenditure. If we were found not to be in compliance with one or more of the mandatory reliability standards, we could be subject to sanctions, including substantial monetary penalties. For example, FERC has the authority under the FPA to impose penalties up to and including approximately $1.5 million per day per violation, subject thereafter to annual adjustments for inflation, for failure to comply with these mandatory electric reliability standards. The PPUC or the NYPSC can also direct fines or penalties if FE PA does not meet its reliability standards. Potential non-monetary sanctions include imposing limitations on the violator’s activities or operations.

We are also subject to certain requirements under Sections 203, 204, 205 and 301 of the FPA, including the requirement to obtain prior FERC approval of certain transactions and authorization of the issuance of certain securities and assumptions of liabilities, the obligation to file rate tariffs and contracts related to the provision of services subject to FERC jurisdiction and certain reporting, recordkeeping and accounting requirements. Under FERC policy, failure to file a jurisdictional tariff or agreement on a timely basis may result in an entity having to refund the time value of revenues collected under the relevant tariff or agreement, but not to the point where a loss would be incurred. The failure to obtain timely approval of transactions subject to Section 203 of the FPA or of issuances of securities or assumptions of liabilities under Section 204 of the FPA, or to comply with applicable filing, reporting, recordkeeping or accounting requirements under Sections 205 and 301 of the FPA, could subject us to penalties and other remediation, including the voiding of an affected FPA Section 203 or 204 transaction or issuance.

Despite our best efforts to comply and FirstEnergy’s implementation of a compliance program intended to ensure reliability and compliance with the FPA and rules and orders issued by FERC, there can be no assurance that violations that could result in material penalties or sanctions will not occur. If we were to violate mandatory reliability standards or other NERC or FERC requirements, even unintentionally, in any material way, any penalties or sanctions imposed against us could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay interest on, and the principal of, the Notes.

Any failure by us to comply with any applicable regulations or any limitations on our ability to raise capital and/or pursue acquisitions, development opportunities or other transactions imposed by any such regulations could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay interest on, and the principal of, the Notes.

Current or future litigation or administrative proceedings could have a material adverse effect on our business, financial condition, results of operations and cash flows.

We have been and continue to be involved in legal proceedings, administrative proceedings, claims and other litigation that arise in the ordinary course of business. Various individuals and interest groups may challenge the issuance of relevant state utility commission authorizations to construct new transmission lines, or other relevant certificates, permits or approvals. In addition, we are sometimes subject to investigations and inquiries by various state and federal regulators due to the heavily regulated nature of our industry. Unfavorable outcomes or developments relating to these or other proceedings or investigations, such as judgments for monetary damages and other remedies, including injunctions or revocation of relevant authorizations, certificates, permits or approvals, could have a material adverse effect on our business, financial condition, results of operations and cash flows, and our ability to pay interest on, and the principal of, the Notes.

Although we intend to vigorously defend these matters, the results of these proceedings or investigations cannot be determined. For more information on these proceedings and other litigation, see “Our Business—Litigation.”

Our business is affected by variations in weather and severe weather conditions.

Weather conditions directly influence the demand for electric power. Demand for power generally peaks during the summer and winter months, with market prices also typically peaking at that time. Overall operating results may fluctuate based on weather conditions. In addition, we have historically delivered less power, and consequently received less revenue, when seasonal weather conditions are milder.

In addition, severe weather, such as tornadoes, hurricanes, ice or snowstorms, droughts, high winds or other natural disasters, may cause outages and property damage that may require us to incur additional costs that are generally not insured and that may not be recoverable from customers. The effect of the failure of our facilities to operate as planned under these conditions would be particularly burdensome during a peak demand period and could have an adverse effect on our financial condition and results of operations, which adverse effects could be further exacerbated by an increased frequency of such severe weather events

We are subject to financial performance risks from regional and general economic cycles as well as industries such as primary and fabricated metals, shale gas, chemical, coal mining, food and electric equipment manufacturing, plastics and rubber.

Our business follows economic cycles. The regional economy in which we operate is influenced by conditions in industries in our business territories, e.g., primary and fabricated metals, shale gas, chemical, coal mining, food and electric equipment manufacturing, plastics and rubber, and as these conditions change, our revenues will be impacted.

Additionally, our operations are affected by the economic conditions in our service territories and those conditions could negatively impact the rate of delinquent customer accounts and our collections of accounts receivable, which could adversely impact our financial condition, results of operations and cash flows.

We may recognize impairments of recorded goodwill, which would result in write-offs of the impaired amounts and could have an adverse effect on our results of operations.

We had approximately $962 million of goodwill on our balance sheet as of June 30, 2026. Goodwill is tested for impairment annually, as of July 31, or whenever events or circumstances indicate impairment may have occurred. We are unable to predict the actual timing and amounts of any impairments in future years, which would depend on many factors, including interest rates, sector market performance, our capital structure, results of future rate proceedings, operating and capital expenditure requirements, the value of comparable acquisitions, environmental regulations and other factors. The recognition of impairments of goodwill, which may result in write-offs of such impaired amount, could have an adverse effect on our results of operations.

Failure to retain and attract skilled professionals and technical employees could have an adverse effect on our business, financial condition, results of operations and cash flows.

Our business is dependent on our ability and that of FirstEnergy and our contractors to recruit, retain and motivate employees and contractors. Competition for skilled workers in some areas is high. We must find ways to balance the retention of an aging skilled workforce while recruiting new talent to mitigate losses in critical knowledge and skills due to retirements.

Further, a significant number of our physical workforce are represented by unions. While we believe that our relations with our employees are generally fair, we cannot provide assurances that we will be completely free of labor disruptions such as work stoppages, work slowdowns, union organizing campaigns, strikes or lockouts or that any existing labor disruption will be favorably resolved.

Mitigating these risks could require additional financial commitments and the failure to prevent labor disruptions and retain and/or attract trained and qualified labor could have an adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the Notes.

Our insurance coverage may not provide protection against all significant losses and our ability to obtain insurance coverage, as well as the terms of any available insurance coverage could be materially adversely affected by international, national, state or local events and company-specific events, as well as the financial condition of insurers.

If we cannot or do not obtain adequate insurance coverage, we may be required to pay costs associated with adverse future events. Through a combination of third-party and self-insurance, we have a comprehensive insurance program in place to provide coverage for various types of risks, including severe weather or other natural disasters, war, terrorism, cyber incidents, liability claims against us, or a combination of other significant unforeseen events that could impact our operations. However, insurance coverage may not continue to be available or may not be available at rates or on terms similar to those presently available to us. Our ability to obtain insurance and the terms of any available insurance coverage could be materially adversely affected by the financial condition of insurers, the impacts of actual or perceived climate-related events, as well as international, national, state, local or company-specific events.

There may be some instances in which we are not fully insured against all significant losses. A loss for which we are not fully insured could have a material adverse effect on our business, financial condition, results of operations and prospects.

Cyber-attacks, data security breaches and other disruptions to our information technology systems could compromise our business operations, critical and proprietary information and contractor, employee and customer data, which could have a material adverse effect on our business, financial condition and reputation.

We rely on complex information technology systems to operate our distribution networks and to store sensitive business, employee and customer data. Increasingly sophisticated cyber-attacks, ransomware, and other security breaches—whether targeting us or third parties with whom we do business—could disrupt operations, compromise confidential information, and result in significant financial, legal, and reputational harm. Cybersecurity threads, including those that exploit advances in technologies such as artificial intelligence, continue to grow in frequency and sophistication, and the security controls we implement may not fully prevent or detect all such threats or incidents. Emerging artificial intelligence technologies may be used to develop new hacking tools, obscure malicious activities, exploit vulnerabilities, and increase the difficulty of detecting threats. Despite ongoing investments in cybersecurity, we cannot guarantee prevention or timely detection of all threats, which continue to evolve and may be amplified by interconnected systems. A successful attack or breach could lead to service interruptions, regulatory penalties, litigation, remediation costs, and loss of customer trust. Any such cyber incident could result in significant lost revenue, the inability to conduct critical business functions and serve customers for a significant period of time, the loss of confidential, sensitive and proprietary information, including but not limited to personal information of our customers, employees, suppliers, vendors and other third parties, the use of significant management resources, legal claims or proceedings, regulatory penalties, significant remediation costs, increased regulation, increased capital costs, increased insurance costs, increased protection costs for enhanced cybersecurity systems or personnel, and/or damage to our reputation, all of which could materially adversely affect our business, results of operations, financial condition and reputation.

Over the last several years, there has been an increase in the frequency of cyber-attacks by terrorists, hackers, international activist organizations, foreign governments and individuals. These and other unauthorized parties may attempt to gain access to our network systems or facilities, or those of third parties with whom we do business in many ways, including directly through network infrastructure or through fraud, trickery, or other forms of deception against our employees and contractors. Additionally, our information and information technology systems and those of our vendors and service providers may be increasingly vulnerable to data security breaches, damage and/or interruption due to viruses, ransomware, unauthorized physical access, theft of access devices, human error, malfeasance, faulty password management or other malfunctions and disruptions. Further, hardware, software, or applications we develop or procure from third parties may contain defects in design or manufacture or other problems that could unexpectedly compromise information and/or security.

As a source of critical infrastructure, the energy industry is at heightened threat of cyber-attacks, which are becoming increasingly more difficult to anticipate and prevent due to their rapidly evolving nature. We cannot anticipate, detect, or implement fully preventive measures against all cybersecurity threats because the techniques used are increasingly sophisticated and constantly evolving, and in some cases, assisted by artificial intelligence. For example, as artificial intelligence continues to evolve, cyber-attackers could use artificial intelligence to develop malicious code, denial-of-service attacks, sophisticated phishing attempts and other attacks leading to data loss, loss of operational control or exploitation of inherent vulnerabilities.

Despite security measures and safeguards we have employed, including certain measures implemented pursuant to mandatory NERC Critical Infrastructure Protection standards, our infrastructure may be increasingly vulnerable to such attacks as a result of the rapidly evolving and increasingly sophisticated means by which attempts to defeat our security measures and gain access to our information technology systems may be made. Also, we may be at an increased risk of a cyber-attack and/or data security breach due to the nature of our business.

In addition, the increased use of smartphones, tablets, and other wireless devices, as well as ongoing remote work-from-home arrangements for a substantial portion of FirstEnergy’s corporate employees, may also heighten these and other operational risks. Furthermore, economic sanctions issued by one country against another, such as those issued by the U.S. and other countries against Russia in response to its war with Ukraine, or other increasing global geopolitical tensions, such as the conflict in the Middle East/Gulf nations, could increase the risk of state sponsored cyber-attacks.

Any actual or perceived cyber-attack, data security breach, damage, interruption and/or defect could: (i) disable our operations for a significant period of time; (ii) delay development and construction of new facilities or capital improvement projects; (iii) adversely affect our customer service operations; (iv) expose us to increased risk of lawsuits; (v) expose us to increased risk of regulatory penalties; (vi) expose us to increased risk of loss of potential or existing customers; (vii) expose us to increased risk of damage relating to loss of proprietary information; (viii) corrupt data; and/or (ix) result in unauthorized access to the information stored in our data centers and on our networks and those of our vendors and service providers, including company proprietary information, supplier information, employee data and personal customer data, causing the information to be publicly disclosed, lost or stolen or result in incidents that could result in economic loss and liability and harmful effects on the environment and human health, including loss of life.

We rely on, and are supported by, FE’s cyber security risk management program. As cyber threats continually evolve, including those that exploit advances in technologies such as artificial intelligence, and become more difficult to detect and successfully defend against, there can be no assurance that we or FE can implement or maintain adequate preventive measures, accurately assess the likelihood of a cyber-incident or quantify potential liabilities or losses. Also, we or FE may not discover any data security breach and loss of information for a significant period of time after the data security breach occurs, particularly those of our vendors and service providers.

For all of these reasons, any such cyber incident could result in significant lost revenue, the inability to conduct critical business functions and serve customers for a significant period of time, the loss of confidential, sensitive, and proprietary information, including but not limited to personal information of customers, contractor and affiliate employees, suppliers, vendors and other third parties, the use of significant management resources, legal claims or proceedings, regulatory penalties, significant remediation costs, increased regulation, increased capital costs, increased protection costs for enhanced cybersecurity systems or personnel, damage to our reputation and/or the rendering of our internal controls ineffective, all of which could materially adversely affect our business, results of operations, financial condition and reputation.

Physical acts of war, terrorism, sabotage or other attacks on any of our facilities or other infrastructure could have an adverse effect on our business, results of operations, cash flows and financial condition.

As a result of the continued threat of physical acts of war, terrorism, sabotage or other attacks in the United States, our electric distribution facilities and other infrastructure, including transformers, and substations, or the facilities or other infrastructure of an interconnected company, could be direct targets of, or indirect casualties of, an act of war, terrorism, sabotage or other attack, which could result in disruption of our ability to distribute electricity for a significant period of time, otherwise disrupt our customer operations and/or result in incidents that could result in harmful effects on the environment and human health, including loss of life. Any such disruption or incident could result in a significant decrease in revenue, significant additional capital and operating costs, including costs to implement additional security systems or personnel, a requirement to purchase electricity and to replace or repair our assets over and above any available insurance reimbursement, higher insurance deductibles, higher premiums and more restrictive insurance policies, legal claims or proceedings, greater regulation with higher attendant costs, generally, and significant damage to our reputation, which could have a material adverse effect on our business, financial condition, results of operations and cash flows and our ability to pay interest on, and the principal of, the Notes.

Energy companies are subject to adverse publicity that makes them vulnerable to negative regulatory and legislative outcomes, which could have an adverse impact on our business.

Energy companies, including us, have been the subject of criticism on matters including the affordability and reliability of their distribution services and the speed with which they are able to respond to power outages, such as those caused by storm damage. Adverse publicity of this nature, as well as negative publicity associated with proceedings seeking regulatory recoveries may cause less favorable legislative and regulatory outcomes and damage our reputation, which could have an adverse impact on our business and financial condition.

Future changes in accounting standards may affect our reported financial results.

We have agreed to file a registration statement with the SEC with respect to the Exchange Offer for the Notes or, in certain circumstances, a shelf registration statement with respect to resales of the Notes, either of which may be subject to SEC review and comment. In addition, upon effectiveness of the registration statement, FE PA will become a reporting company subject to the periodic reporting requirements of the Exchange Act. The SEC, the Financial Accounting Standards Board or other authoritative bodies or governmental entities may issue new pronouncements or new interpretations of existing accounting standards that may require us to change our accounting policies. These changes are beyond our control, can be difficult to predict and could materially impact how we report our financial condition and results of operations. We could be required to apply a new or revised standard retroactively, which could adversely affect our financial position.

Risks Associated with Regulation

State rate regulation may delay or deny full recovery of costs and impose risks on our operations. Any denial of or delay in cost recovery could have an adverse effect on our business, results of operations, liquidity, cash flows and financial condition.

Our retail rates are set by the PPUC and the NYPSC through cost-based regulated utility ratemaking. As a result, we may not be permitted to recover our costs and, even if we are able to do so, there may be a significant delay between the time we incur such costs and the time we are allowed to recover them. Factors that may affect outcomes in the distribution rate cases include, but are not limited to: (i) the value of plant in service; (ii) authorized rate of return; (iii) capital structure (including hypothetical capital structures); (iv) depreciation rates; (v) the allocation of shared costs, including consolidated deferred income taxes and income taxes payable; (vi) regulatory approval of rate recovery mechanisms for capital investment spending programs; and (vii) the accuracy of forecasts used for ratemaking purposes in “future test year” cases.

We can provide no assurance that any base rate request we file will be granted in whole or in part. Any denial of, or delay in, any base rate request could restrict the applicable utility from fully recovering its costs of service, may impose risks on its operations, and may negatively impact our results of operations, cash flows and financial condition. In addition, to the extent that we seek an increase in rates, third-party pressure may be exerted on the applicable legislators, the PPUC and the NYPSC to take steps to control rate increases, including through some form of rate increase moderation, reduction or freeze. Any related public discourse and debate, including with respect to the House Bill 6, as passed by Ohio’s 133rd General Assembly (“HB 6”), litigation, can increase uncertainty associated with the regulatory process, the level of rates and revenues that are ultimately obtained, and our ability to recover costs. Such uncertainty may restrict operational flexibility and resources, reduce liquidity and increase financing costs.

Complex and changing federal, state and local government regulations and actions, including those associated with rates, could have a negative impact on our business, financial condition, results of operations and cash flows.

We are subject to comprehensive regulation by various federal, state and local regulatory agencies that significantly influence our operating environment. Changes in, or reinterpretations of, existing laws or regulations, or the imposition of new laws or regulations, by federal executive orders or otherwise, could require us to incur additional costs, which could be substantial, or change the way we conduct our business, and therefore could have a material adverse impact on our results of operations and financial condition.

We currently provide services at rates approved by one or more regulatory commissions. Thus, the rates we are allowed to charge may be decreased as a result of actions taken by FERC, the PPUC, and the NYPSC. Also, these rates may not be set to recover our expenses at any given time. Additionally, there may also be a delay between the timing of when costs are incurred and when costs are recovered. While rate regulation is premised on providing an opportunity to earn a reasonable return on invested capital and recovery of operating expenses, there can be no assurance that the applicable regulatory commission will determine that all of our costs have been prudently incurred or that the regulatory process in which rates are determined will always result in rates that will produce full recovery of our costs in a timely manner. Further, there can be no assurance that we will retain the expected recovery in future regulatory proceedings.

Regulatory changes in the electric industry could result in unrecoverable costs, adversely affecting our business and results of operations.

As a result of regulatory initiatives, changes in the electric utility business have occurred, and are continuing to take place throughout the United States, including the states in which we do business. These changes have resulted, and are expected to continue to result, in fundamental alterations in the way utilities and competitive energy providers conduct their business. FERC and the U.S. Congress propose changes from time to time in the structure and conduct of the electric utility industry.

If any regulatory efforts result in costs, decreased margins and/or unrecoverable costs, our business and results of operations would be adversely affected. We cannot predict the extent or timing of further regulatory efforts to modify our business or the industry.

Risks Associated with Climate Change, GHG Emissions and Other Environmental Matters.

We are or may be subject to environmental liabilities, including costs of remediation of environmental contamination at current or formerly owned facilities, which could have a material adverse effect on our results of operations and financial condition.

We may be subject to liability under environmental laws for the costs of remediating environmental contamination of property now or formerly owned or operated by us and of property contaminated by hazardous substances regardless of whether the liabilities arose before, during or after the time we owned or operated the facilities. FirstEnergy is currently involved in a number of proceedings relating to sites where hazardous substances have been released, and we may be subject to additional proceedings in the future. We also have current or previous ownership interests in sites associated with the production of gas and the production and delivery of electricity for which we may be liable for additional costs related to investigation, remediation and monitoring of these sites. Remediation activities associated with our former power plants and manufactured gas plant operations are one source of such costs. Citizen groups or others may bring litigation over environmental issues including claims of various types, such as property damage, personal injury, and citizen challenges to compliance decisions on the enforcement of environmental requirements, such as opacity and other air quality standards, which could subject us to penalties, injunctive relief and the cost of litigation. We cannot predict the amount and timing of all future expenditures (including the potential or magnitude of fines or penalties) related to such environmental matters, although we expect that they could be material. In addition, there can be no assurance that any liabilities, losses or expenditures we may incur related to such environmental liabilities or contamination will be covered under any applicable insurance policies or that the amount of insurance will be adequate.

In some cases, a third party who has acquired assets, including, but not limited to, operating and deactivated power stations from us has assumed the liability we may otherwise have for environmental matters related to the transferred property. If the transferee fails to discharge the assumed liability or disputes its responsibility, a regulatory authority or injured person could attempt to hold us responsible, and our remedies against the transferee may be limited by the financial resources of the transferee.

Costs of compliance with environmental laws are significant, and the cost of compliance with new environmental laws, including limitations on GHG emissions related to climate change, could adversely affect our cash flows and financial condition.

Our operations are subject to extensive federal, state and local environmental statutes, rules and regulations, which are continuously evolving. Compliance with these legal requirements requires us to incur costs for, among other things, installation and operation of pollution control equipment, emissions monitoring and fees, remediation and permitting at our facilities. These expenditures have been significant in the past and may increase in the future. We may be forced to shut down other facilities or change their operating status, either temporarily or permanently, if we are unable to comply with these or other existing or new environmental requirements, or if the expenditures required to comply with such requirements are unreasonable.

Moreover, new federal, state or local environmental laws or regulations including, but not limited to GHG emissions, Clean Water Act effluent limitations imposing more stringent water discharge regulations, or other changes to existing environmental laws or regulations, or the interpretation of such regulations, may materially increase our costs of compliance or accelerate the timing of capital expenditures or other capital-like investments. Our compliance strategy, including but not limited to, our assumptions regarding estimated compliance costs, although reasonably based on available information, may not successfully address future relevant standards and interpretations, including with respect to evolving federal policies that may be adopted or new regulations adopted by the states in which we operate. If we fail to comply with environmental laws and regulations or new interpretations of longstanding requirements, even if caused by factors beyond our control, that failure could result in the assessment of civil or criminal liability and fines. In addition, any alleged violation of environmental laws and regulations may require us to expend significant resources to defend against any such alleged violations. Due to the uncertainty of control technologies available to reduce GHG emissions, any legal obligation that requires substantial reductions of GHG emissions could result in substantial additional costs, adversely affecting cash flows and profitability.

Transition risks associated with climate change, including those related to regulatory mandates, could negatively impact our financial results.

A number of regulatory and legislative bodies have introduced requirements and/or incentives to reduce peak demand and energy consumption. Such conservation programs could result in load reduction and adversely impact our financial results in different ways. FE PA currently has mechanisms in place to recover the cost of these programs either at or near a current recovery time frame.

In our regulated operations, energy conservation could negatively impact us depending on the regulatory treatment of the associated impacts and, in particular, whether we would be permitted to recover some or all of the resulting additional costs and/or lost revenues. Should we be required to invest in conservation measures that result in reduced sales from effective conservation, regulatory lag in adjusting rates for the impact of these measures could have a negative financial impact. In the past, we have been adversely impacted by reduced electric usage due in part to energy conservation efforts such as the use of efficient lighting products such as compact fluorescent lights, halogens and light emitting diodes. We could also be adversely impacted if any future increases to energy prices result in a decrease in customer usage. We are unable to determine what impact, if any, future conservation activities will have on our financial condition or results of operations. Additionally, failure to meet regulatory or legislative requirements to reduce energy consumption or otherwise increase energy efficiency could result in penalties that could adversely affect our financial results.

The physical risks associated with climate change may have an adverse impact on our business, operating results and cash flows.

Physical risks of climate change, such as flooding, wildfires, rising sea levels, and other related phenomena, resulting from more frequent or more extreme weather events, changes in temperature and precipitation patters, associated with climate change, could affect some, or all, of our operations. Frequent or extreme weather events could be destructive, which could result in increased costs, including supply chain costs. An extreme weather event within our service area could also directly affect our capital assets, such as downed wires, poles, or damage to other operating equipment, resulting in service disruptions to customers and possibly creating hazardous conditions. Further, as extreme weather conditions increase system stress, we may incur costs relating to additional system backup or service interruptions, and in some instances, we may be unable to recover such costs. For all of these reasons, these physical risks could have an adverse financial impact on our business operations, financial condition and cash flows.

Climate change poses other financial risks as well. To the extent weather conditions are affected by climate change, customers’ energy use could increase or decrease depending on the duration and magnitude of the changes. Increased energy use due to weather changes may require us to invest in additional system assets and purchase additional power. Additionally, decreased energy use due to weather changes may affect our financial condition through decreased revenues, margins or earnings.

We are and may become subject to legal claims arising from the presence of asbestos or other regulated substances at some of our facilities and that may have an adverse impact on our business operations, financial condition and cash flows.

We have been named as a defendant in claims alleging asbestos-related injuries involving multiple plaintiffs and multiple defendants in several states. The majority of these claims arise out of alleged past exposures by contractors and former employees at formerly owned electric generation plants. In addition, asbestos and other regulated substances are, and may continue to be, present at our currently owned facilities. We believe that any remaining asbestos at our facilities is contained and properly identified in accordance with applicable governmental regulations, including the federal Occupational Safety and Health Act. The continued presence of asbestos and other regulated substances at these facilities, however, could result in additional actions being brought against us. Such expenditures, settlements or payouts could have an adverse impact on our business operations, financial condition and cash flows.

This is further complicated by the fact that many asbestos-related diseases, such as mesothelioma and cancer, have long latency periods in which the disease process develops, thus making it impossible to accurately predict the types and numbers of such claims in the near future. While insurance coverages exist for many of these asbestos litigation proceedings, others have no such coverages, resulting in us being responsible for all defense expenditures, as well as any settlements or verdict payouts.

Risks Associated with Markets and Financial Matters

Failure to comply with debt covenants in our Credit Agreement (as defined below) could adversely affect our ability to execute future borrowings and/or require early repayment, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.

The credit agreement, dated as of October 18, 2021, among us, as borrower, the banks and other financial institutions party thereto, as lenders, and Mizuho Bank, Ltd., as administrative agent (as amended, the “Credit Agreement”), contains various financial and other covenants, including maintaining a consolidated debt to total capitalization ratio of no more than 65%. Compliance with each covenant is measured at the end of each fiscal quarter.

Our Credit Agreement contains certain negative and affirmative covenants. Our ability to comply with the covenants and restrictions contained in our Credit Agreement has been, and may in the future, be affected by events related to the ongoing government investigations related to FE or otherwise. As of June 30, 2026, FE PA was in compliance with its debt-to-total-capitalization ratio covenant.

A breach of any of the covenants contained in our Credit Agreement could result in an event of default under the Credit Agreement and we would not be able to access the credit facility for additional borrowings and letters of credit while any default exists. Upon the occurrence of such an event of default, any amounts outstanding under our credit facility could be declared to be immediately due and payable and all applicable commitments to extend further credit could be terminated. There were no borrowings outstanding under our credit facility as of June 30, 2026. If future indebtedness under our credit facility is accelerated, there can be no assurance that we will have sufficient assets to repay the indebtedness. In addition, certain events, including but not limited to any covenant breach related to alleged failures to comply with anti-corruption and anti-bribery laws, an event of default under our credit facility and the acceleration of applicable commitments under our credit facility could restrict our ability to obtain additional or replacement financing on acceptable terms or at all. The operating and financial restrictions and covenants in our credit facility and any future financing agreements may adversely affect our ability to finance future operations or capital needs or to engage in other business activities.

In the event of volatility or unfavorable conditions in the capital and credit markets, our business, including the immediate availability and cost of short-term funds for liquidity requirements and our ability to meet long-term commitments, may be adversely affected, which could negatively impact our results of operations, cash flows and financial condition.

We rely on the capital and credit markets and our credit facility to meet both our long-term financial commitments and short-term liquidity needs if internal funds are not available from our operations. We also deposit cash in short-term investments. In the event of volatility in the capital and credit markets, our ability to access the capital markets or draw on the credit facility and obtain cash may be adversely affected. Our access to funds under the credit facility is dependent on the ability of the financial institutions that are parties to the credit facility to meet their funding commitments. Those institutions may not be able to meet their funding commitments if they experience shortages of capital and liquidity or if they experience excessive volumes of borrowing requests within a short period of time. Any delay in our ability to access those funds, even for a short period of time, could have a material adverse effect on our results of operations and financial condition.

Should there be fluctuations in the capital and credit markets as a result of uncertainty, changing or increased regulation, reduced alternatives or failures of significant foreign or domestic financial institutions or foreign governments, our access to liquidity needed for our business could be adversely affected. Unfavorable conditions could require us to take measures to conserve cash until the markets stabilize or until alternative credit arrangements or other funding for our business needs can be arranged. Such measures could include deferring capital expenditures and reducing or eliminating future dividend payments or other discretionary uses of cash. Energy markets depend heavily on active participation by multiple counterparties, which could be adversely affected should there be disruptions in the capital and credit markets. Reduced capital and liquidity and failures of significant institutions that participate in the energy markets could diminish the liquidity and competitiveness of energy markets that are important to our business. Perceived weaknesses in the competitive strength of the energy markets could lead to pressures for greater regulation of those markets or attempts to replace those market structures with other mechanisms for the sale of power, including the requirement of long-term contracts, which could have a material adverse effect on our results of operations and cash flows.

Significant increases in our operation and maintenance expenses, including our health care and pension costs, could adversely affect our future earnings and liquidity.

We continually focus on limiting and reducing where possible, our operation and maintenance expenses. However, we expect to continue to face increased cost pressures related to operation and maintenance expenses, including in the areas of health care and pension costs. We have experienced health care cost inflation in recent years, and we expect our cash outlay for health care costs, including prescription drug coverage, to continue to increase despite measures that we have taken requiring employees and retirees to bear a higher portion of the costs of their health care benefits. The measurement of our expected future health care and pension obligations and costs is highly dependent on a variety of assumptions, many of which relate to factors beyond our control. These assumptions include investment returns, interest rates, discount rates, health care cost trends, benefit design changes, salary increases, the demographics of plan participants and regulatory requirements. While we anticipate that our operation and maintenance expenses will continue to increase, if actual results differ materially from our assumptions, our costs could be significantly higher than expected which could adversely affect our results of operations, financial condition and liquidity.

Our results of operations and financial condition may be adversely affected by the volatility in pension and other post-employment benefits (“OPEB”) investments and obligations due to capital market performance and other changes.

FirstEnergy recognizes in income the change in the fair value of plan assets and net actuarial gains and losses for its pension and OPEB plans that are ultimately attributed to us. This adjustment to income associated with the change in fair value is recognized in the fourth quarter of each year and whenever a plan is determined to qualify for a remeasurement, which could result in greater volatility in pension and OPEB expenses and may materially impact our results of operations.

Certain of the plan assets held in the plans’ trusts do not have readily determinable market values. Changes in the estimates and assumptions inherent in the value of these assets could affect the value of the trusts. If the value of the assets held by the trusts declines by a material amount, our funding obligation to the trusts could materially increase. These assets are subject to market fluctuations and will yield uncertain returns, which may fall below our projected return rates. Forecasting investment earnings and costs to pay future pension and other obligations requires significant judgment and actual results may differ significantly from current estimates. Capital market conditions that generate investment losses or that negatively impact the discount rate and increase the present value of liabilities may increase our future pension and OPEB expenses and further may have significant impacts on the value of the pension and other trust funds, which could require significant additional funding and negatively impact our results of operations and financial position.

Changes in local, state or federal tax laws applicable to us, including the IRA of 2022 or adverse audit results or tax rulings and any resulting increases in taxes and fees, may adversely affect our results of operations, financial condition and cash flows.

We are subject to various local, state and federal taxes, including income, franchise, real estate, sales and use and employment-related taxes. We exercise significant judgment in calculating such tax obligations, booking reserves as necessary to reflect potential adverse outcomes regarding tax positions we have taken and utilizing tax benefits, such as carryforwards and credits. Additionally, various tax rate and fee increases may be proposed or considered in connection with such changes in local, state or federal tax law. We cannot predict whether legislation or regulation will be introduced, the form of any legislation or regulation, or whether any such legislation or regulation will be passed by legislatures or regulatory bodies. Any such changes, or any adverse tax audit results or adverse tax rulings on positions taken by us or our affiliates could have a negative impact on its results of operations, financial condition and cash flows.

Specifically, the IRA of 2022 imposes a corporate alternative minimum tax (“AMT”) and, if applicable, corporations must pay the greater of the regular corporate income tax or the AMT. We are party to an intercompany income tax allocation agreement with FE and its subsidiaries and, accordingly, may be allocated a share of any corporate AMT paid by the FE consolidated tax group. On February 18, 2026, the U.S. Treasury and the IRS issued guidance that allows certain tax repair deductions in computing corporate AMT. As a result of this guidance, the FE reversed $18 million in corporate AMT credit carryforwards, of which approximately $4 million was allocated to FE PA, in the first quarter of 2026 related to corporate AMT incurred and paid in prior tax years by the FE consolidated tax group, none of which had an impact to the effective tax rate. While the FE consolidated tax group remains subject to the corporate AMT, we and FE expect that this allowance for certain tax repair deductions will reduce future corporate AMT liability. The regulatory treatment of the IRA of 2022 may also be subject to regulation by FERC and/or applicable state regulatory authorities. Any adverse development in the IRA of 2022, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment, could negatively impact our cash flows, results of operations and financial condition.

A credit rating downgrade could negatively affect our financing costs and ability to access capital.

We rely on access to bank and capital markets as sources of liquidity for cash requirements not satisfied by cash from operations. Any future downgrades in our credit ratings from the nationally recognized credit rating agencies, particularly to levels below investment grade, could negatively affect our ability to access the bank and capital markets at attractive rates and increase borrowing costs, especially in a time of uncertainty in either of those markets. Furthermore, downgrades could increase the cost of such capital by causing us to incur higher interest rates and fees associated with such capital. Additional rating downgrades would further increase our interest expense on certain of our long-term debt obligations and would also further increase the fees we pay on our Credit Agreement, thus increasing the cost of our working capital. Such additional rating downgrades could also negatively impact our ability to grow our business or execute our business strategies by substantially increasing the cost of, or limiting access to, capital.

In addition, events related to the ongoing government investigations relating to FE may expose us to higher interest rates for additional indebtedness, whether as a result of a rating downgrade or otherwise, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all. See “Failure to comply with debt covenants in our Credit Agreement could adversely affect our ability to execute future borrowings and/or require early repayment, and could restrict our ability to obtain additional or replacement financing on acceptable terms or at all.”

We are an indirect, wholly owned subsidiary of FE. FE may exercise, within certain regulatory, corporate law and other limitations, substantial control over our dividend policy, ability to incur indebtedness, business and operations and may exercise that control in a manner that may be inconsistent with the interests of the holders of the Notes.

We are an indirect, wholly owned subsidiary of FE, with FirstEnergy Pennsylvania Holding Company LLC (“FE PA Holding Company”) as the intermediate holding company, and certain of our officers and directors are also officers of FE and FE PA Holding Company. Our board of directors makes determinations with respect to a number of significant corporate events, including payment of our dividends. We have historically paid dividends to FE PA Holding Company and expect to pay such dividends in the future. We paid dividends to FE PA Holding Company of $315 million in 2025 and $285 million in 2024. From January 1, 2026 through the date of this prospectus, we have paid dividends in the amount of $65 million to FE PA Holding Company, and we expect to pay additional dividends to FE PA Holding Company of $193 million in 2026. However, any dividends declared by our board of directors and paid by us in future periods may not be commensurate with those of prior periods. The payment of substantial dividends by us could materially and adversely affect our liquidity and thereby negatively impact our operations and our ability to satisfy our obligations under the Notes.

Risks Associated with Damage to FirstEnergy’s Reputation and Securities Class-Action Litigation

Damage to our and/or FirstEnergy’s reputation may arise from numerous sources making us and FirstEnergy vulnerable to negative customer perception, adverse regulatory outcomes, or other consequences, which could materially adversely affect our business, results of operations, and financial condition.

Our reputation is important towards maintaining new and ongoing positive relationships with customers, regulators, investors and other stakeholders. Damage to FirstEnergy’s reputation, including the reputation of any of its subsidiaries, including FE PA, could materially adversely affect our business, results of operations and financial condition. Such damage may arise from numerous sources further discussed below. Any damage to FirstEnergy’s reputation, either generally or among other things, changes in our service reliability, our rate affordability, or negative outcomes in the ongoing matters relating to HB 6 (as defined below), may lead to negative customer perception, which may make it difficult for us to compete successfully for new opportunities. A damaged reputation could further result in FERC, the PPUC, the NYPSC and other regulatory and legislative authorities being less likely to view us in a favorable light and could negatively impact the rates we charge customers or otherwise cause us to be susceptible to unfavorable legislative and regulatory outcomes, as well as increased regulatory oversight and more stringent legislative or regulatory requirements.

Securities class-action litigation against FirstEnergy could have a material adverse effect on our reputation, business, financial condition, results of operations, our ability to access capital, liquidity and cash flows.

On July 21, 2021, FE entered into a three-year Deferred Prosecution Agreement with the U.S. Attorney’s Office (the “DPA”) that, subject to court proceedings, resolves the previously disclosed U.S. Attorney’s Office investigation into FirstEnergy’s lobbying and governmental affairs activities concerning House Bill 6, as passed by Ohio’s 133rd General Assembly (“HB 6”). Under the DPA, FirstEnergy paid a $230 million monetary penalty in 2021 and agreed to the filing of a criminal information charging FirstEnergy with one count of conspiracy to commit honest services wire fraud.

As of July 22, 2024, FirstEnergy successfully completed the obligations required within the three-year term of the DPA. Under the DPA, and until the conclusion of any related investigation, criminal prosecution and civil proceeding brought by the U.S. Attorney’s Office, FirstEnergy has an obligation to continue (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office. In accordance with the DPA, these obligations will continue until the completion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office related to the conduct set forth in the DPA’s statement of facts, including the January 17, 2025 indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information. On February 26, 2025, the U.S. Attorney’s Office filed a status report confirming these commitments.

If FirstEnergy is found to have breached the terms of the DPA, the U.S. Attorney’s Office may elect to prosecute, or bring a civil action against, FirstEnergy for conduct alleged in the DPA or known to the government, which could result in fines or penalties and could have a material adverse impact on FirstEnergy’s and our reputation or relationships with regulatory and legislative authorities, customers and other stakeholders.

Following the announcement by the U.S. Attorney’s Office for the S.D. Ohio of the investigation surrounding HB 6 in July 2020, certain of FirstEnergy’s stockholders and customers filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, including the federal securities class action litigation In re: FirstEnergy Corp. Securities Litigation (Federal District Court, S.D. Ohio). FirstEnergy believes that it is probable that FirstEnergy will incur a loss in connection with the resolution of In re: FirstEnergy Corp. Securities Litigation. Given the ongoing nature and complexity of such litigation, FirstEnergy cannot yet reasonably estimate a loss or range of loss that may arise from its resolution. However, if it is resolved against FirstEnergy, substantial monetary damages could result and our reputation, business, financial condition, results of operations, liquidity or cash flows may be materially adversely affected.

This securities class-action litigation could divert management’s focus and have resulted in, and could continue to result in, substantial expenses, and the commitment of substantial corporate resources. The outcome, duration, scope, result or related costs of the securities class action litigation In re: FirstEnergy Corp. Securities Litigation discussed above, are inherently uncertain. Therefore, any of these risks could impact FirstEnergy, including us, significantly beyond expectations. A damaged reputation could further result in FERC, the PPUC, the NYPSC and other regulatory and legislative authorities being less likely to view us in a favorable light and could negatively impact the rates we charge customers or otherwise cause us to be susceptible to unfavorable legislative and regulatory outcomes, as well as increased regulatory oversight and more stringent legislative or regulatory requirements.

Risks Associated with the New Notes

There are limited covenants and protections in the Indenture; consequently, we and our subsidiaries may be able to incur substantially more indebtedness, a portion of which could be secured indebtedness.

While the Indenture (as defined under “Description of the Notes”) contains, and the New Notes will contain, terms intended to provide protection to holders upon the occurrence of certain events, those terms are and will be limited and may not be sufficient to protect your investment in the New Notes. For example, the Indenture does not limit the amount of unsecured indebtedness we may incur; however, the limitation on liens provision of the Indenture does limit the amount of secured indebtedness that we may incur without ratably securing the New Notes. Such secured indebtedness would be senior to the New Notes. The liens that are expressly permitted under that provision of the Indenture are summarized herein under the heading “Description of the Notes—Certain Covenants—Limitation on Liens and Sale/Leaseback Transactions.”

The New Notes are not secured by any liens on our assets; consequently, any future secured creditors will be entitled to remedies that would give them priority over the holders of the New Notes to collect amounts due to them.

The New Notes will not be secured by any liens on our assets. Because the New Notes are our unsecured obligations, the right of repayment of the holders of the New Notes will be effectively subordinated to any future secured creditors to the extent of the value of the collateral securing such secured debt if we enter into bankruptcy, liquidation, reorganization or other winding up proceedings or if an event of default occurs under any such future secured indebtedness. As of June 30, 2026, we had outstanding $1.425 billion of first mortgage bonds, which is senior secured indebtedness.

Risks Associated with the Exchange Offer

If you fail to exchange your Outstanding Notes, the existing transfer restrictions will remain in effect and the market value of your Outstanding Notes may be adversely affected because they may be more difficult to sell.

If you fail to exchange your Outstanding Notes for New Notes under the exchange offer, then you will continue to be subject to the existing transfer restrictions on the Outstanding Notes. In general, the Outstanding Notes may not be offered or sold unless they are registered or exempt from registration under the Securities Act and applicable state securities laws. Except in connection with this exchange offer or as required by the Registration Rights Agreement, we do not intend to register resales of the Outstanding Notes.

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, please read “The Exchange Offer — Consequences of Failure to Exchange.”

The exchange offer may not be completed.

We are not obligated to complete the exchange offer under certain circumstances. See “The Exchange Offer—Conditions to the Exchange Offer.” Even if the exchange offer is completed, it may not be completed on the schedule described in this prospectus. Accordingly, holders participating in the exchange offer may have to wait longer than expected to receive their New Notes, during which time those holders of Outstanding Notes will not be able to effect transfers of their Outstanding Notes tendered in the exchange offer.

If you do not properly tender your Outstanding Notes, you will continue to hold unregistered notes and your ability to transfer your Outstanding Notes will be adversely affected.

We will only issue New Notes in exchange for Outstanding Notes that you timely and properly tender. Therefore, you should allow sufficient time to ensure timely delivery of the Outstanding Notes, and you should carefully follow the instructions on how to tender your Outstanding Notes. Neither we nor the exchange agent is required to tell you of any defects or irregularities with respect to your tender of Outstanding Notes. See “The Exchange Offer—Procedures for Tendering Outstanding Notes through Brokers and Banks” and “Description of the Notes.”

If you do not exchange your Outstanding Notes for New Notes in the exchange offer, you will continue to be subject to the restrictions on transfer of your Outstanding Notes described in the legend on the certificates for your Outstanding Notes. In general, you may only offer or sell the Outstanding Notes if they are registered under the Securities Act and applicable state securities laws, or offered and sold under an exemption from these requirements. Except in connection with this exchange offer or as required by the registration rights agreement, we do not intend to register resales of the Outstanding Notes under the Securities Act. For further information regarding the consequences of not tendering your Outstanding Notes in the exchange offer, see “The Exchange Offer—Consequences of Failure to Exchange.”

You may be required to deliver prospectuses and comply with other requirements in connection with any resale of the New Notes.

If you tender your Outstanding Notes for the purpose of participating in a distribution of the New Notes, you will be required to comply with the registration and prospectus delivery requirements of the Securities Act in connection with any resale of the New Notes. In addition, if you are a broker-dealer that receives New Notes for your own account in exchange for Outstanding Notes that you acquired as a result of market-making activities or any other trading activities, you will be required to acknowledge that you will deliver a prospectus in connection with any resale of such New Notes.

USE OF PROCEEDS

The exchange offer is intended to satisfy our obligations under the Registration Rights Agreements that we entered into in connection with the private offerings of the Outstanding Notes. We will not receive any cash proceeds from the issuance of New Notes in the exchange offer. In consideration for issuing the New Notes, we will receive Outstanding Notes in like principal amount. The Outstanding Notes surrendered in exchange for the New Notes will be retired and cancelled.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis should be read in conjunction with the financial statements and related notes included elsewhere in this prospectus. Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” to “we,” “us,” “our,” and “the Company” are intended to mean the business and operations of FirstEnergy Pennsylvania Electric Company.

FE PA Business

FE PA is incorporated in Pennsylvania and is a wholly owned subsidiary of FE PA Holding Company, which is a wholly owned subsidiary of FE. FE PA owns property and does business as an electric public utility in Pennsylvania and New York, providing distribution services to approximately 2.1 million customers in Pennsylvania and approximately 4,000 customers in Waverly, New York. FE PA had 1,916 employees as of December 31, 2025 and serves an area that has a population of approximately 4.5 million. FE PA complied with the regulations, orders, policies and practices prescribed by FERC, PPUC and the NYPSC.

On January 1, 2024, FirstEnergy consolidated the Pennsylvania Companies into FE PA, including then-OE subsidiary, Penn, making FE PA a new, single operating entity. In addition to merging each of the Pennsylvania Companies with and into FE PA, with FE PA surviving such mergers as the successor-in-interest to all assets and liabilities of the Pennsylvania Companies, (i) WP transferred certain of its Pennsylvania-based transmission assets to KATCo, and (ii) PN and ME contributed their respective Class B equity interests of MAIT to FE. FE PA operates under the rate districts of the former Pennsylvania Companies.

Summary of Results of Operations—Second Quarter of 2026 Compared with Second Quarter of 2025

FE PA financial results for the second quarter of 2026 and 2025, were as follows:

	For the Three Months Ended June 30,
(In millions)	2026	2025	Change
Revenues:
Revenues - non-affiliates	$948	$867	$81
Revenues - affiliates	4	6	(2)
Gross receipts tax collections	57	53	4

Total revenues	1,009	926	83

Operating Expenses:
Purchased power	479	413	66
Other operating expenses	299	287	12
Provision for depreciation	85	78	7
Deferral of regulatory assets, net	(69)	(83)	14
General taxes	64	60	4

Total operating expenses	858	755	103

Other Income (Expense):
Interest income - affiliates	5	4	1
Miscellaneous income, net	16	13	3
Interest expense - non-affiliates	(54)	(47)	(7)
Interest expense - affiliates	(5)	(7)	2
Capitalized financing costs	4	3	1

Total other expense	(34)	(34)	—

Income taxes	26	33	(7)

Net Income	$91	$104	$(13)

Results of Operations — Second Quarter of 2026 Compared with Second Quarter of 2025

Net income decreased $13 million in the second quarter of 2026, as compared to the same period of 2025, primarily due to lower customer usage and demand and higher operating expenses, partially offset by a lower effective tax rate.

Revenues

The $83 million increase in total revenues resulted from the following sources:

	For the Three Months Ended June 30,
Revenues by Type of Service	2026	2025	Increase / (Decrease)
	(In millions)
Distribution services	$465	$440	$25

Generation sales:
Retail	525	467	58
Wholesale	3	2	1

Total generation sales	528	469	59
Other	16	17	(1)

Total Revenues	$1,009	$926	$83

Distribution services revenue increased $25 million during the second quarter of 2026, as compared to the same period of 2025, primarily resulting from higher rider revenues, partially offset by lower customer usage and demand.

Generation sales revenues increased $59 million during the second quarter of 2026, as compared to the same period of 2025, primarily due to higher non-shopping generation auction rates, partially offset by lower retail generation sales volumes. Retail and wholesale generation sales revenue have no material impact to earnings.

Operating Expenses

Total operating expenses increased by $103 million during the second quarter of 2026, as compared to the same period of 2025, primarily due to the following:

•	Purchased power costs increased by $66 million during the second quarter of 2026, as compared to the same period of 2025, primarily due to higher unit costs.

•	Other operating expenses increased $12 million during the second quarter of 2026, as compared to the same period of 2025, primarily due to:

•	Higher network transmission expenses of $3 million, which are deferred for future recovery, resulting in no material impact to earnings; and

•	Higher other operating expenses of $16 million, primarily due to higher planned maintenance expenses.

The increase was partially offset by:

•	Lower storm restoration expenses of $7 million, which were deferred for future recovery.

•	Depreciation expense increased $7 million during the second quarter of 2026, as compared to the same period of 2025, primarily due to a higher asset base.

•

Deferral of regulatory assets, net decreased $14 million during the second quarter of 2026, as compared to the same period of 2025, primarily due to a $6 million decrease from higher deferred storm restoration expenses, $7 million of higher net amortization expenses resulting from recovery of customer assistance programs from the implementation of the base rate case in 2025, and $15 million net decrease in other deferrals, partially offset by a $14 million net increase in generation and transmission related deferrals.

•	General taxes increased $4 million during the second quarter of 2026, as compared to the same period of 2025, primarily due to higher gross receipts taxes.

Income Taxes

FE PA’s effective tax rate for the three months ended June 30, 2026 and 2025, was 22.2% and 24.1%, respectively. The decrease in the effective tax rate was primarily due to an increase in tax benefit from state flow-through and the amortization of excess deferred income taxes.

Summary of Results of Operations—First Six Months of 2026 Compared with First Six Months of 2025

FE PA financial results for the first six months of 2026 and 2025 were as follows:

	For the Six Months Ended June 30,
(In millions)	2026	2025	Change
Revenues:
Revenues - non-affiliates	$2,172	$1,939	$233
Revenues - affiliates	9	11	(2)
Gross receipts tax collections	134	120	14

Total revenues	2,315	2,070	245

Operating Expenses:
Purchased power	1,081	907	174
Other operating expenses	593	545	48
Provision for depreciation	170	157	13
Deferral of regulatory assets, net	(80)	(82)	2
General taxes	149	135	14

Total operating expenses	1,913	1,662	251

Other Income (Expense):
Interest income - affiliates	11	9	2
Miscellaneous income, net	31	27	4
Interest expense - non-affiliates	(104)	(95)	(9)
Interest expense - affiliates	(12)	(12)	—
Capitalized financing costs	9	6	3

Total other expense	(65)	(65)	—

Income taxes	76	82	(6)

Net Income	$261	$261	$—

Results of Operations — First Six Months of 2026 Compared with First Six Months of 2025

Net income was flat in the first six months of 2026, as compared to the same period of 2025, primarily due to the absence in 2026 of severance and related costs that were recognized in the first quarter of 2025 and a lower effective tax rate, partially offset by higher operating expenses.

Revenues

The $245 million increase in total revenues resulted from the following sources:

	For the Six Months Ended June 30,
Revenues by Type of Service	2026	2025	Increase / (Decrease)
	(In millions)
Distribution services	$1,040	$963	$77

Generation sales:
Retail	1,237	1,070	167
Wholesale	5	3	2

Total generation sales	1,242	1,073	169
Other	33	34	(1)

Total Revenues	$2,315	$2,070	$245

Distribution services revenue increased $77 million in the first six months of 2026, as compared to the same period of 2025, primarily resulting from higher rider revenues.

Generation sales revenues increased $169 million in the first six months of 2026, as compared to the same period of 2025, primarily due to higher non-shopping generation auction rates. Retail and wholesale generation sales revenue have no material impact to earnings.

Operating Expenses

Total operating expenses increased by $251 million in the first six months of 2026, as compared to the same period of 2025, primarily due to the following:

•	Purchased power costs increased by $174 million in the first six months of 2026, as compared to the same period of 2025, primarily due to higher unit costs.

•	Other operating expenses increased $48 million in the first six months of 2026, as compared to the same period of 2025, primarily due to:

•	Higher network transmission expenses of $4 million, which were deferred for future recovery, resulting in no material impact to earnings;

•	Higher energy efficiency and other state mandated program costs of $19 million, which were deferred for future recovery, resulting in no material impact to earnings;

•	Higher other operating expenses of $9 million, primarily due to higher planned maintenance expenses; and

•	Higher storm restoration expenses of $28 million, which were deferred for future recovery.

The increase was partially offset by:

•	Lower uncollectible expenses of $5 million; and

•	The absence in 2026 of $7 million of severance and related costs associated with FirstEnergy’s organizational changes announced and recognized in the first quarter of 2025.

•	Depreciation expense increased $13 million in the first six months of 2026, as compared to the same period of 2025, primarily due to a higher asset base.

•

Deferral of regulatory assets, net decreased $2 million in the first six months of 2026, as compared to the same period of 2025, primarily due to $18 million of higher net amortization expenses resulting from recovery of previously deferred storm costs and customer assistance programs from the implementation of the base rate case in 2025 and a $34 million net decrease in other deferrals, partially offset by a $29 million increase from higher deferred storm restoration expenses and a $21 million net increase in generation and transmission related deferrals.

•	General taxes increased $14 million in the first six months of 2026, as compared to the same period of 2025, primarily due to higher gross receipts taxes.

Income Taxes

FE PA’s effective tax rate for the first six months ended June 30, 2026 and 2025, was 22.6% and 23.9%, respectively. The decrease in the effective tax rate was primarily due to an increase in tax benefit from state flow-through and amortization of excess deferred income taxes.

Summary of Results of Operations—2025 Compared with 2024

FE PA financial results for the years ended December 31, 2025 and 2024, were as follows:

	For the Years Ended December 31,
(In millions)	2025	2024	Change
Revenues:
Revenues - non-affiliates	$4,070	$3,631	$439
Revenues - affiliates	21	22	(1)
Gross receipts tax collections	250	222	28

Total revenues	4,341	3,875	466

Operating Expenses:
Purchased power	1,952	1,762	190
Other operating expenses	1,052	915	137
Provision for depreciation	319	323	(4)
Deferral of regulatory assets, net	(36)	(37)	1
General taxes	278	250	28

Total operating expenses	3,565	3,213	352

Other Income (Expense):
Interest income - affiliates	17	51	(34)
Miscellaneous income, net	54	46	8
Pension and OPEB mark-to-market adjustment	64	15	49
Interest expense - non-affiliates	(189)	(207)	18
Interest expense - affiliates	(23)	(25)	2
Capitalized financing costs	15	12	3

Total other expense	(62)	(108)	46

Income taxes	156	104	52

Net Income	$558	$450	$108

Results of Operations — 2025 Compared with 2024

Net income increased $108 million in 2025, as compared to 2024, primarily due to higher revenues associated with the implementation of the base rate case, higher customer usage and demand, and pension and OPEB mark-to-market adjustments.

Revenues

The $466 million increase in total revenues resulted from the following sources:

	For the Years Ended December 31,
Revenues by Type of Service	2025	2024	Increase / (Decrease)
	(In millions)
Distribution services	$2,008	$1,757	$251

Generation sales:
Retail	2,255	2,039	216
Wholesale	11	5	6

Total generation sales	2,266	2,044	222
Other	67	74	(7)

Total Revenues	$4,341	$3,875	$466

Distribution services revenue increased $251 million in 2025, as compared to 2024, primarily resulting from higher customer usage due to colder weather temperatures in the first and fourth quarters and higher revenues associated with the implementation of the base rate case, partially offset by milder weather temperatures in the second quarter that lowered customer usage and demand.

Generation sales revenues increased $222 million in 2025, as compared to 2024, primarily due to higher non-shopping generation auction rates, higher retail generation sales volumes as a result of colder weather temperatures in the first and fourth quarters, and lower shopping, which increased sales volumes. Total generation provided by alternative suppliers as a percentage of total MWh deliveries decreased to 62% from 63%, as compared to 2024. Retail and wholesale generation sales revenue have no material impact to earnings.

Operating Expenses

Total operating expenses increased by $352 million in 2025, as compared to, primarily due to the following:

•	Purchased power costs increased by $190 million in 2025, as compared to 2024, primarily due to higher unit costs and generation sales volumes as described above.

•	Other operating expenses increased $137 million in 2025, as compared to 2024, primarily due to:

•	Higher storm restoration expenses of $13 million, which were deferred for future recovery;

•	Higher planned and accelerated vegetation management expenses of $54 million, the majority of which are approved and recovering in the base rate case;

•	Higher uncollectible expenses of $7 million;

•	Higher energy efficiency and other state mandated program costs of $64 million, which were deferred for future recovery, resulting in no material impact to earnings; and

•

Higher other operating expense of $44 million, primarily due to severance and related costs associated with FirstEnergy’s organizational changes announced in the first quarter of 2025, higher employee benefit costs and higher materials and contractor expenses, partially offset by increased construction support and lower maintenance work.

This increase was partially offset by:

•	The absence of a $19 million charge during the second quarter of 2024 related to changes in Asset Retirement Obligations (“ARO”) liabilities associated with Coal Combustion Residuals (“CCR”) rules;

•	The absence of a $15 million impairment charge related to the Akron general office in the third quarter of 2024; and

•	Lower network transmission expenses of $11 million, which are deferred for future recovery, resulting in no material impact to earnings.

•	Depreciation expense decreased $4 million in 2025, as compared to 2024, primarily due to changes in depreciation rates as a result of the base rate case, partially offset by a higher asset base.

•

Deferral of regulatory assets, net decreased $1 million in 2025, as compared to 2024, primarily due to a $25 million net decrease in generation and transmission related deferrals, and a $17 million net decrease in other deferrals, partially offset by a $13 million increase from higher deferred storm restoration expenses, and $28 million of higher net amortization expenses resulting from recovery of previously deferred storm costs and customer assistance programs from the implementation of the base rate case in 2025.

•	General taxes increased $28 million in 2025, as compared to 2024, primarily due to higher gross receipts taxes.

Other Expense

Other expense decreased $46 million in 2025, as compared to 2024, primarily due to pension and OPEB mark-to-market adjustments, lower interest expense, primarily as a result of debt redemptions since 2024 and higher capitalized interest, partially offset by lower interest income on regulated money pool investments.

Income Taxes

FE PA’s effective tax rate for 2025 and 2024 was 21.8% and 18.8%, respectively. The increase in the effective tax rate was primarily due to the absence of a discrete tax benefit from a remeasurement of excess deferred income taxes recognized in 2024.

Summary of Results of Operations—2024 Compared with 2023

FE PA financial results for the years ended December 31, 2024 and 2023, were as follows:

	For the Years Ended December 31,
(In millions)	2024	2023	Change
Revenues:
Revenues - non-affiliates	$3,631	$3,464	$167
Revenues - affiliates	22	19	3
Gross receipts tax collections	222	211	11

Total revenues	3,875	3,694	181

Operating Expenses:
Purchased power	1,762	1,732	30
Other operating expenses	915	866	49
Provision for depreciation	323	306	17
Deferral of regulatory assets, net	(37)	(110)	73
General taxes	250	240	10

Total operating expenses	3,213	3,034	179

Other Income (Expense):
Interest income - affiliates	51	2	49
Miscellaneous income, net	46	61	(15)
Pension and OPEB mark-to-market adjustment	15	(35)	50
Interest expense - non-affiliates	(207)	(195)	(12)
Interest expense - affiliates	(25)	(6)	(19)
Capitalized financing costs	12	11	1

Total other expense	(108)	(162)	54

Income taxes	104	108	(4)

Net Income	$450	$390	$60

Results of Operations — 2024 Compared with 2023

Net income increased $60 million in 2024, as compared to 2023, primarily due to higher customer usage as a result of the weather and pension and OPEB mark-to-market adjustment charges, partially offset by lower weather-adjusted customer usage and demand and higher operating expenses.

Revenues

The $181 million increase in total revenues resulted from the following sources:

	For the Years Ended December 31,
Revenues by Type of Service	2024	2023	Increase (Decrease)
	(In millions)
Distribution services	$1,757	$1,628	$129

Generation sales:
Retail	2,039	1,990	49
Wholesale	5	6	(1)

Total generation sales	2,044	1,996	48
Other	74	70	4

Total Revenues	$3,875	$3,694	$181

Distribution services revenue increased $129 million, primarily due to higher customer usage as a result of the weather and higher rider revenues associated with a regulated investment program. Additionally, revenues increased due to other rider rate adjustments, which have no material impact to earnings. Higher distribution services revenues were partially offset by lower weather-adjusted customer usage and demand.

Generation sales revenues increased $48 million, primarily due to higher non-shopping generation auction rates, partially offset by lower retail generation sales as a result of increased customer shopping. Total generation provided by alternative suppliers as a percentage of total MWh deliveries increased to 63% from 62%. Retail and wholesale generation sales revenue have no material impact to earnings.

Operating Expenses

Total operating expenses increased by $179 million in 2024, as compared to 2023, primarily due to the following:

•

Purchased power costs increased $30 million in 2024, as compared to 2023, primarily due to higher unit costs, partially offset by lower generation sales volumes, as described above, and lower capacity expenses.

•	Other operating expenses increased $49 million primarily due to:

•	Higher network transmission expenses of $7 million, which are deferred for future recovery, resulting in no material impact to earnings;

•	$19 million charge related to changes in ARO liabilities associated with new CCR rules in 2024;

•	$15 million impairment charge related to the Akron general office in the third quarter of 2024;

•	Higher planned vegetation management expenses of $30 million;

•	Higher energy efficiency and other state mandated program costs of $14 million, which were deferred for future recovery;

•	Higher storm restoration expenses of $6 million, of which were mostly deferred for future recovery; and

•	Higher uncollectible expenses of $24 million, primarily due to a reduction to the allowance during 2023.

This increase was partially offset by:

•	Lower other operating expenses of $66 million, primarily due to lower labor and benefits expenses, including those associated with the PEER program and separation-related costs during 2023.

•

Deferral of regulatory assets, net, decreased $73 million in 2024, as compared to 2023, primarily due to a $17 million decrease of certain Tax Cuts and Jobs Act (“TCJA”) savings deferrals to customers, $4 million decrease from lower net generation and transmission related deferrals, and $70 million due to lower deferral of customer assistance programs, partially offset by $12 million related to net increases in other deferrals, and a $6 million increase due to higher deferral of storm related expenses.

•	Depreciation expense increased $17 million in 2024, as compared to 2023, primarily due to a higher asset base.

•	General taxes increased $10 million in 2024, as compared to 2023, primarily due to higher gross receipts taxes.

Other Expense

Total other expense decreased $54 million in 2024, as compared to 2023, primarily due to lower pension and OPEB mark-to-market adjustment charges.

Income Taxes

FE PA’s effective tax rate for 2024 and 2023 was 18.8% and 21.7%, respectively. The decrease in the effective tax rate was primarily due to a discrete tax benefit from a remeasurement of excess deferred income taxes recognized in 2024.

REGULATORY ASSETS AND LIABILITIES

The following table provides information about the composition of net regulatory assets and liabilities as of June 30, 2026 and December 31, 2025, 2024, and 2023 and the changes during the years ended December 31, 2025 and 2024:

	As of June 30, 2026	As of December 31,
Net Regulatory Assets (Liabilities) by Source		2025	2024	2023	Change 25-24	Change 24-23
	(In millions)
Customer payables for future income taxes	$(320)	$(341)	$(372)	$(425)	$31	$53
Asset removal costs	120	84	82	99	2	(17)
Deferred transmission costs	(13)	(14)	11	5	(25)	6
Deferred generation costs	(23)	(26)	(37)	(43)	11	6
Deferred distribution costs	20	13	(14)	37	27	(51)
Storm-related costs	437	356	337	274	19	63
Energy efficiency program costs	10	19	16	(5)	3	21
Other	16	18	11	10	7	1

Net Regulatory Assets (Liabilities) included on the Consolidated Balance Sheets	$247	$109	$34	$(48)	$75	$82

The following is a description of the regulatory assets and liabilities described above:

Customer payables for future income taxes - Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as AFUDC equity and depreciation of property, plant and equipment for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to federal and state tax rate changes such as the TCJA and Pennsylvania House Bill 1342. These amounts are being amortized over the period in which the related deferred tax assets reverse, which is generally over the expected life of the underlying asset.

Asset removal costs - Primarily represents the rates charged to customers that include a provision for the cost of future activities to remove assets, including obligations for which an ARO has been recognized, that are expected to be incurred at the time of retirement.

Deferred transmission costs - Primarily relates to the recovery of non-market based costs or fees charged by various regulatory bodies including FERC and RTOs, which can include PJM charges and credits for service including, but not limited to, procuring transmission services and transmission enhancement.

Deferred generation costs - Relates to the recovery or refund of costs to provide energy and capacity services to customers who take default services.

Deferred distribution costs - Primarily relates to the recovery of legacy meters that were replaced with smart meters.

Storm-related costs - Relates to the recovery of storm costs, of which, approximately $225 million, $234 million, $253 million and $199 million are currently being recovered through rates as of June 30, 2026 and December 31, 2025, 2024 and 2023, respectively.

Energy efficiency program costs - Relates to the recovery or refund of costs associated with the Pennsylvania Companies’ Energy Efficiency and Conservation programs.

The following table provides information about the composition of net regulatory assets that do not earn a current return as of June 30, 2026 and December 31, 2025, 2024, and 2023, of which approximately $322 million, $347 million, $272 million and $202 million, respectively, are currently being recovered through rates over varying periods, through 2029, depending on the nature of the deferral:

		As of December 31,
Regulatory Assets by Source Not Earning a Current Return	As of June 30, 2026	2025	2024	2023	Change 25-24	Change 24-23
	(In millions)
Storm-related costs	$420	$356	$337	$275	$19	$62
Energy efficiency program costs	14	23	19	3	4	16
Other	15	17	22	30	(5)	(8)

Regulatory Assets Not Earning a Current Return	$449	$396	$378	$308	$18	$70

CAPITAL RESOURCES AND LIQUIDITY

FE PA’s business is capital intensive, requiring significant resources to fund operating expenses, construction expenditures, scheduled debt maturities and interest payments, and dividend payments. The payment of dividends is reviewed by FE PA senior management on an ongoing basis. Earnings, cash, capital structures, restrictions, expected ongoing cash and earnings, and other factors are reviewed by FE PA senior management prior to a dividend recommendation being made for consideration and authorization by the FE PA Board.

FE PA expects its existing sources of liquidity to remain sufficient to meet its anticipated obligations. In addition to internal sources to fund liquidity and capital requirements for 2026 and beyond, FE PA expects to rely on external sources of funds. Short-term cash requirements not met by cash provided from operations are generally satisfied through short-term borrowings. Long-term cash needs may be met through the issuance of long-term debt or equity contributions. FE PA expects that borrowing capacity under the credit facility will continue to be available to manage working capital requirements along with continued access to long-term capital markets.

Capital Investments forecasts for the years ended 2026, 2027, 2028, 2029, and 2030 for FE PA are included below:

(In millions)	2026 Forecast	2027 Forecast	2028 Forecast	2029 Forecast	2030 Forecast
FE PA	$1,105	$1,505	$1,660	$1,220	$1,225

Any financing plans by FE PA, including the issuance of equity and debt, and the refinancing of short-term and maturing long-term debt are subject to market conditions and other factors. No assurance can be given that any such issuances, financing or refinancing, as the case may be, will be completed as anticipated or at all. Any delay in the completion of financing plans could require FE PA to utilize short-term borrowing capacity, which could impact available liquidity. In addition, FE PA expects to continually evaluate any planned financings, which may result in changes from time to time.

FE PA continues to monitor supply lead times in light of demand increases across the industry, including due to data center usage, and the imposition of tariffs and retaliatory tariffs that have been, and may be, imposed by the U.S. government in response. In addition, ongoing geopolitical conflicts have contributed to volatility in global energy markets and fuel and transportation costs, which may further impact supply availability or pricing. FE PA continues to implement mitigation strategies to address volatility in interest rates, inflation and supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, a prolonged continuation or further increase in demand, sustained or escalating geopolitical tensions, rising fuel costs or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FE PA’s results of operations, cash flow and financial condition.

Short-Term Borrowings / Revolving Credit Facility

FE PA had $8 million and $328 million of outstanding affiliated short-term borrowings as of June 30, 2026 and December 31, 2025, respectively. FE PA did not have any outstanding short-term borrowings as of December 31, 2024.

On October 27, 2025, FE PA entered into amendments to its $950 million credit facility to, among other things, (i) remove the 10 basis point credit spread adjustment from the interest rate calculation; (ii) permit a one-week interest period for any Term Benchmark Advance (as defined under the credit facility) based upon daily simple SOFR; and (iii) extend the maturity date of the credit facility from October 18, 2028 to October 18, 2029.

Borrowings under the credit facility may be used for working capital and other general corporate purposes. Generally, borrowings under the credit facility mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The credit facility contains financial covenants requiring FE PA to maintain a consolidated debt-to-total-capitalization ratio (as defined under the credit facility) of no more than 65% measured at the end of each fiscal quarter.

The credit facility bears interest at fluctuating interest rates, primarily based on SOFR, including term SOFR and daily simple SOFR. FE PA has not hedged its interest rate exposure with respect to its floating rate debt. Accordingly, FE PA’s interest expense for any particular period will fluctuate based on SOFR and other variable interest rates. Restricted access to capital markets and/or increased borrowing costs could have an adverse effect on FE PA’s results of operations, cash flows, financial condition and liquidity.

Under the credit facility, FE PA could borrow up to $950 million, $949 million of which was available to FE PA as of June 30, 2026.

The following table summarizes the limitations on short-term indebtedness applicable to FE PA under current regulatory approvals and applicable statutory and/or charter limitations as of June 30, 2026:

Individual Borrower	Regulatory Debt Limitations	Credit Facility Limitations	Debt-to-Total- Capitalization Ratio
	(In millions)
FE PA(1)	$1,250	$950	48.2%

(1)	Regulatory debt limitations include amounts which may be borrowed under the regulated companies’ money pool.

Certain amounts are available for the issuance of Letter of Credits (“LOC”) (subject to borrowings drawn under the credit facility) expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the credit facility.

Credit Facility	LOC Availability as of June 30, 2026	LOC Utilized as of June 30, 2026
	(In millions)
FE PA	$200	$1

As of June 30, 2026, FE PA had $19 million in outstanding LOCs, $1 million of which are issued under the credit facility.

The credit facility does not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings. Pricing is defined in “pricing grids,” whereby the cost of funds borrowed under the credit facility is related to the credit ratings of FE PA. Additionally, borrowings under the credit facility are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

As of June 30, 2026, FE PA had a debt-to-total-capitalization ratio of 48.2% which was in compliance with the applicable covenants under the credit facility.

FirstEnergy Money Pools

As a regulated money pool participant, FE PA has the ability to borrow from regulated affiliates and FE to meet its short-term working capital requirements. FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool.

Average Interest Rates	Regulated Companies’ Money Pool
	2026	2025
For the Three Months Ended June 30,	4.35%	4.72%
For the Six Months Ended June 30,	4.29%	4.83%

Long-Term Debt Capacity

FE PA’s access to capital markets and costs of financing are influenced by the credit ratings of its securities. The following table displays FE PA’s credit ratings as of July 27, 2026:

Corporate Credit Rating			Senior Secured			Senior Unsecured			Outlook/Credit Watch(1)
S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch	S&P	Moody’s	Fitch
A-	A3	A-	A	A1	—	A-	A3	A	S	S	S

(1)	S = Stable

On September 23, 2025, Fitch upgraded FE PA’s corporate credit rating to A- from BBB+, its senior unsecured rating to A from A- and updated its ratings outlook to stable.

The applicable undrawn and drawn margin on the credit facility is subject to ratings-based pricing grids. The applicable fee paid on the undrawn commitments and actual borrowings under the credit facility is based on FE PA’s senior unsecured non-credit enhanced debt ratings as determined by S&P and Moody’s.

As of June 30, 2026, FE PA could incur approximately $4.3 billion of additional debt or incur an approximate $2.3 billion reduction to equity, as defined under the debt to capital covenant, and FE PA would remain within the limitations of the financial covenant requirements of the credit facility.

Changes in Cash Position

As of June 30, 2026, December 31, 2025 and December 31, 2024, FE PA had no cash and cash equivalents or restricted cash on the Consolidated Balance Sheets.

The following table summarizes the major classes of cash flow items for the six months ended June 30, 2026 and 2025:

	For the Six Months Ended June 30,
(In millions)	2026	2025	Change
Net cash provided from operating activities	$397	$245	$152
Net cash used for investing activities	(555)	(351)	(204)
Net cash provided from financing activities	158	106	52

Net change in cash, cash equivalents, and restricted cash	—	—	—
Cash, cash equivalents, and restricted cash at beginning of period	—	—	—

Cash, cash equivalents, and restricted cash at end of period	$—	$—	$—

The following table summarizes the major classes of cash flow items for the years ended December 31, 2025, 2024 and 2023:

	For the Years Ended December 31,
(In millions)	2025	2024	2023
Net cash provided from operating activities	$888	$755	$524
Net cash used for investing activities	(900)	(19)	(722)
Net cash provided from (used for) financing activities	12	(736)	198

Net change in cash, cash equivalents, and restricted cash	—	—	—
Cash, cash equivalents, and restricted cash at beginning of period	—	—	—

Cash, cash equivalents, and restricted cash at end of period	$—	$—	$—

Cash Flows From Operating Activities

Net cash provided from operating activities was $397 million in the first six months of 2026, as compared to net cash provided from operating activities of $245 million in the first six months of 2025. The increase in cash provided from operating activities in the first six months of 2026 compared to the same period in 2025 is primarily due to increased working capital due to the timing of accounts payable and higher revenues associated with returns from regulated capital investment programs.

Net cash provided from operating activities during the years ended December 31, 2025, 2024 and 2023 were $888 million, $755 million and $524 million, respectively.

The increase in cash provided from operating activities in 2025 compared to 2024 is primarily due to higher revenues from the implementation of the base rate case and higher customer usage and demand, primarily due to colder weather temperatures in the first and fourth quarters of 2025. The increase in cash provided from operating activities was partially offset by the decrease in working capital related to the timing of accounts payable disbursements.

The increase in cash provided from operating activities in 2024 compared to 2023 is primarily due to higher customer usage as a result of the weather and higher revenues associated with returns from regulated capital investment programs.

Cash Flows From Investing Activities

Net cash used for investing activities in the first six months of 2026 principally represented cash used for capital investments. The following table summarizes investing activities for the first six months of 2026 and 2025:

	For the Six Months Ended June 30,
Investing Activities	2026	2025	Change
	(In millions)
Capital investments	$499	324	$175
Loans with affiliated companies, net	—	(5)	5
Asset removal costs	56	32	24

	$555	$351	$204

Net cash used for investing activities for the first six months of 2026 increased $204 million, as compared to the same period in 2025, primarily due to higher capital investments.

Net cash used for investing activities in 2025 principally represented cash used for capital investments. The following table summarizes investing activities for the years ended December 31, 2025, 2024 and 2023:

	For the Years Ended December 31,
Investing Activities	2025	2024	2023
	(In millions)
Capital investments	$812	640	$515
Loans with affiliated companies, net	(5)	(681)	157
Asset removal costs	95	61	49
Other	(2)	(1)	1

	$900	$19	$722

Net cash used for investing activities during 2025 increased $881 million, as compared to 2024, primarily due to higher capital investments and lower receipts from loans with affiliated companies.

Net cash used for investing activities during 2024 decreased $703 million, as compared to 2023, primarily due to higher receipts from loans with affiliated companies, partially offset by higher capital investments.

Cash Flows From Financing Activities

In the first six months of 2026 and 2025, net cash provided from financing activities was $158 million and $106 million, respectively. The following table summarizes financing activities for the first six months of 2026 and 2025:

	For the Six Months Ended June 30,
Financing Activities	2026	2025	Change
	(In millions)
New Issues:
Senior unsecured notes	$850	$—	$850

	$850	$—	$850

Redemptions / Repayments:
Senior unsecured notes	$(300)	$—	$(300)

	$(300)	$—	$(300)

Short-term borrowings, net	$(320)	$191	$(511)
Common stock dividend payments	(65)	(85)	20
Other	(7)	—	(7)

	$158	$106	$52

Net cash provided from (used for) financing activities was $12 million, $(736) million, and $198 million in 2025, 2024, and 2023, respectively. The following table summarizes financing activities for the years ended 2025, 2024, and 2023:

	For the Years Ended December 31,
Financing Activities	2025	2024	2023
	(In millions)
New Issues:
Senior unsecured notes	$—	$—	$725
FMBs	—	—	50

	$—	$—	$775

Redemptions / Repayments:
Senior unsecured notes	$—	$(450)	$(300)

	$—	$(450)	$(300)

Short-term borrowings, net	$328	$—	$—
Common stock dividend payments	(315)	(285)	(265)
Other	(1)	(1)	(12)

	$12	$(736)	$198

FE PA had the following redemption and issuances during the six months ended June 30, 2026:

Company	Type	Redemption / Issuance Date	Interest Rate	Maturity	Amount (In millions)	Description
Redemptions
FE PA	Senior Unsecured	March, 2026	5.15%	2026	$300	Redeemed senior unsecured notes that became due.
Issuances
FE PA	Senior Unsecured	March, 2026	4.15%	2028	$300	Proceeds were used to: (i) refinance existing indebtedness, including the repayment of FE PA’s 5.15% senior notes due 2026, and short-term borrowings; (ii) to fund capital expenditures; (iii) to fund working capital; and (iv) to fund general corporate purposes.

FE PA	Senior Unsecured	March, 2026	4.55%	2031	$550	Proceeds were used to: (i) refinance existing indebtedness, including the repayment of FE PA’s 5.15% senior notes due 2026, and short-term borrowings; (ii) to fund capital expenditures; (iii) to fund working capital; and (iv) to fund general corporate purposes.

As noted above, on March 19, 2026, FE PA issued $300 million of unsecured senior notes due in 2028 and $550 million of unsecured senior notes due in 2031, in a private offering that included a registration rights agreement in which FE PA agreed to conduct an exchange offer of these senior notes for like principal amounts registered under the Securities Act. FE PA also agreed to file a shelf registration statement with the SEC to cover resales of the senior notes under certain circumstances. In the event that FE PA’s exchange offer is not completed or the shelf registration statement, if required, is not effective by the 366th day after March 19, 2026, or the effective shelf registration stops being effective for 60 days during any 12-month period, then additional interest will accrue on the coupon. Interest will accrue at a rate of 25 basis points for the first 90 days and an additional 25 basis points in the subsequent 90-day period, but not to exceed 50 basis points per year. However, if the additional interest is triggered, the interest rate will reset to the original notes rate once the registration statement is effective, or the shelf registration, if required, becomes effective. FE PA plans to file a registration statement for the exchange offer before the end of the third quarter of 2026.

FE PA may, from time to time, seek to retire or purchase outstanding debt through open-market purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will be upon such terms and at such prices as FE PA may determine, and will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factor.

Cash Requirements and Commitments

FE PA has certain obligations and commitments to make future payments under contracts.

As of December 31, 2025 (Undiscounted)	Total	2026	2027-2028	2029-2030	Thereafter
	(In millions)
Long-term debt(1)	$3,750	$300	$725	$800	$1,925
Short-term borrowings	328	328	—	—	—
Interest on long-term debt	1,615	155	278	179	1,003
Operating leases(2)	115	26	44	25	20
Committed investments(3)	79	79	—	—	—

Total	$5,887	$888	$1,047	$1,004	$2,948

(1)	Excludes unamortized discounts and premiums.
(2)	See Note 5., “Leases,” of the Notes to the Audited Annual Consolidated Financial Statements.
(3)	Amounts represent committed capital expenditures.

The table above excludes regulatory liabilities (see “—Regulatory Assets and Liabilities” above), AROs, reserves for litigation, injuries and damages, environmental remediation, and annual insurance premiums, since the amount and timing of the cash payments are uncertain. The table also excludes accumulated deferred income taxes and investment tax credits since cash payments for income taxes are determined based primarily on taxable income for each applicable fiscal year.

GUARANTEES AND OTHER ASSURANCES

FE PA has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include stand-by LOCs and surety bonds. FE PA enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FE PA could be required to make under these guarantees as of June 30, 2026 was $46 million.

Collateral and Contingent-Related Features

In the normal course of business, FE PA may enter into physical or financially settled contracts for the sale and purchase of electric capacity and energy. Certain agreements contain provisions that require FE PA to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FE PA’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty.

FE PA has posted $19 million of collateral in the form of LOCs as of June 30, 2026. FE PA held $19 million of net cash collateral as of June 30, 2026, from certain generation suppliers, and such amount is included in “Other current liabilities” on FE PA’s Consolidated Balance Sheets.

These credit-risk-related contingent features stipulate that if FE PA were to be downgraded or lose its investment grade credit rating (based on its senior unsecured debt rating), it would be required to provide additional collateral. The following table discloses the potential additional credit rating contingent contractual collateral obligations as of June 30, 2026:

Potential Collateral Obligations	As of June 30, 2026
(In millions)
Contractual obligations for additional collateral
Upon downgrade	$—
Surety bonds (collateralized amount)(1)	25

Total Exposure from Contractual Obligations	$25

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond except with respect to $6 million as of June 30, 2026, of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

CREDIT RISK

Credit risk is the risk that FE PA would incur a loss as a result of nonperformance by counterparties of their contractual obligations. FE PA maintains credit policies and procedures with respect to counterparty credit (including requirements that counterparties maintain specified credit ratings) and require other assurances in the form of credit support or collateral in certain circumstances in order to limit counterparty credit risk. FE PA has concentrations of suppliers and customers. These concentrations may impact FE PA’s overall exposure to credit risk, positively or negatively, as counterparties may be similarly affected by changes in economic, regulatory or other conditions. In the event an energy supplier of FE PA defaults on its obligation, FE PA would be required to seek replacement power in the market. In general, subject to regulatory review or other processes, it is expected that appropriate incremental costs incurred would be recoverable from customers through applicable rate mechanisms, thereby mitigating the financial risk. FE PA’s credit policies to manage credit risk include the use of an established credit approval process and daily credit mitigation provisions, such as margin, prepayment or collateral requirements. FE PA may request additional credit assurance, in certain circumstances, in the event that the counterparties’ credit ratings fall below investment grade, their tangible net worth falls below specified percentages, or their exposures exceed an established credit limit.

EQUITY PRICE RISK

FirstEnergy provides qualified benefit plans (the FirstEnergy Master Pension Plan and the FirstEnergy Welfare Plan) that cover substantially all employees and non-qualified defined benefit plans that cover certain employees, including employees of FE PA. FirstEnergy’s pension and OPEB plans are neither multiemployer nor multiple-employer plans. FE PA recognizes its allocated portion of the expected cost of providing pension and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits. FE PA also recognizes its allocated portion of obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

As of June 30, 2026, the FirstEnergy pension plan assets were allocated approximately as follows: 34% in equity securities, 20% in fixed income securities, 5% in alternatives, 8% in real estate, 22% in private debt/equity, 9% in derivatives and 2% in cash and short-term securities. FirstEnergy does not currently expect to have a required contribution to the pension plan until 2027, which, based on various assumptions, including an expected rate of return on assets of 8.0% for 2026, is expected to be approximately $250 million. However, FirstEnergy may elect to contribute to the pension plan voluntarily. FE PA is not expected to make a contribution.

As of June 30, 2026, FirstEnergy’s OPEB plan assets were allocated approximately as follows: 61% in equity securities, 36% in fixed income securities and 3% in cash and short-term securities.

In the six months ended June 30, 2026, FirstEnergy’s pension plan assets have gained approximately 2.1% as compared to an annual expected return on plan assets of 8%. In the six months ended June 30, 2026, FirstEnergy’s qualified OPEB plan assets have gained approximately 8.7% as compared to an annual expected return on plan assets of 7%. FirstEnergy determines the annual expected return on plan asset assumption based on historical asset performance, target asset allocations and other economic indicators, including current market conditions and forward-looking capital market expectations, among other factors. FirstEnergy periodically evaluates target asset allocations to support long-term funding and volatility mitigation objectives, which could impact future expected return on plan asset assumptions.

See Note 3., “Pension and Other Post-Employment Benefits,” of the Notes to Unaudited Consolidated Interim Financial Statements for additional details on the pension and OPEB plans.

INTEREST RATE RISK

FE PA’s exposure to fluctuations in market interest rates is reduced since all long-term debt has fixed interest rates, as noted in the table below. However, FE PA is subject to the inherent interest rate risks related to refinancing maturing debt by issuing new debt securities.

Comparison of Carrying Value to Fair Value as of December 31, 2025

Year of Maturity or Notice of Redemption	2026	2027	2028	2029	2030	There-after	Total	Fair Value
	(In millions)
Liabilities:
Long-term Debt:
Fixed rate	$300	$—	$725	$800	$—	$1,925	$3,750	$3,514
Average interest rate	5.2%	—%	4.4%	4.0%	—%	4.5%	4.4%

The credit facility bears interest at fluctuating interest rates, primarily based on SOFR, including term SOFR and daily simple SOFR. FE PA has not hedged its interest rate exposure with respect to its floating rate debt. Accordingly, FE PA’s interest expense for any particular period will fluctuate based on SOFR and other variable interest rates.

Economic Conditions

FE PA continues to monitor supply lead times in light of demand increases across the industry, including due to data center usage, and the imposition of tariffs and retaliatory tariffs that have been, and may be, imposed by the U.S. government in response. In addition, ongoing geopolitical conflicts have contributed to volatility in global energy markets and fuel and transportation costs, which may further impact supply availability or pricing. FirstEnergy continues to implement mitigation strategies to address volatility in interest rates, inflation and supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, a prolonged continuation or further increase in demand, sustained or escalating geopolitical tensions, rising fuel costs or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FE PA’s results of operations, cash flow and financial condition.

CRITICAL ACCOUNTING POLICIES AND ESTIMATES

FE PA prepares financial statements in accordance with GAAP. Application of these principles often requires a high degree of judgment, estimates and assumptions that affect financial results. FE PA’s accounting policies require significant judgment regarding estimates and assumptions underlying the amounts included in the financial statements. Additional information regarding the application of accounting policies is included in the Notes to the Audited Annual Consolidated Financial Statements.

Loss Contingencies

FE PA is involved, from time to time, in a number of investigations, litigation, regulatory audits, arbitration, mediation, and similar proceedings. FE PA regularly assesses its liabilities and contingencies in connection with asserted or potential matters and establishes reserves when appropriate. In the preparation of the financial statements, FE PA makes judgments regarding the future outcome of contingent events based on currently available information and accrues liabilities when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FE PA determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. Circumstances change over time and actual results may vary significantly from estimates. Please see Note 10., “Regulatory Matters,” and Note 11., “Commitments, Guarantees and Contingencies,” of the Notes to the Audited Annual Consolidated Financial Statements and Note 6., “Regulatory Matters,” and Note 7., “Commitments, Guarantees and Contingencies,” of the Notes to the Unaudited Interim Consolidated Financial Statements.

Revenue Recognition

The accounting treatment for revenue recognition is based on the nature of the underlying transaction and applicable authoritative guidance. FE PA accounts for revenues from contracts with customers under ASC 606, “Revenue from Contracts with Customers.” Revenue from financial instruments, derivatives, late payment charges and other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP guidance.

Contracts with Customers

FE PA follows the accrual method of accounting for revenues, recognizing revenue for electricity that has been delivered to customers but not yet billed through the end of the accounting period. The determination of electricity sales to individual customers is based on meter readings, which occur on a systematic basis throughout the month. At the end of each month, electricity delivered to customers since the last meter reading is estimated and a corresponding accrual for unbilled sales is recognized. The determination of unbilled sales and revenues requires management to make estimates regarding electricity available for retail load, transmission and distribution line losses, demand by customer class, applicable billing demands, weather-related impacts, number of days unbilled and tariff rates in effect within each customer class.

FE PA has elected the optional invoice practical expedient for most of its revenues and utilizes the optional short-term contract exemption for transmission revenues due to the annual establishment of revenue requirements, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations. See Note 2., “Revenue,” of the Notes to the Audited Annual Consolidated Financial Statements for additional information.

Regulatory Accounting

FE PA is subject to regulation that sets the prices (rates) that it is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

FE PA reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, FE PA will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. If recovery of a regulatory asset is no longer probable, FE PA will write off that regulatory asset as a charge against earnings. FE PA considers the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next year’s recovery, and as such net regulatory assets and liabilities are presented in the noncurrent section on the FE PA Consolidated Balance Sheets. See Note 10., “Regulatory Matters,” of the Notes to the Audited Annual Consolidated Financial Statements for additional information.

Pension and OPEB Accounting

FirstEnergy provides qualified benefit plans (the FirstEnergy Master Pension Plan and the FirstEnergy Welfare Plan) that cover substantially all employees and non-qualified defined benefit plans that cover certain employees, including employees of FE PA.

The retirement plans provide defined benefits based on years of service and compensation levels. Under the cash balance formula of the FirstEnergy Master Pension Plan (for employees hired on or after January 1, 2014), FirstEnergy makes contributions on behalf of eligible employees based on a pay credit and an interest credit. In addition, FirstEnergy provides a minimum amount of noncontributory life insurance to retired employees. Health care benefits, which include certain employee contributions, deductibles and co-payments, are also available upon retirement to certain employees, their dependents and, under certain circumstances, their survivors.

FirstEnergy’s pension and other postretirement benefit (OPEB) plans are neither multiemployer nor multiple-employer plans. FE PA recognizes its allocated portion of the expected cost of providing pension and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits. FE PA also recognizes its allocated portion of obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

Discount Rate - In selecting an assumed discount rate, FirstEnergy considers currently available rates of return on high-quality fixed income investments expected to be available during the period to maturity of the pension and OPEB obligations. FirstEnergy utilizes a full yield curve approach in the estimation of the service and interest components of net periodic benefit costs for pension and OPEB by applying specific spot rates along the full yield curve to the relevant projected cash flows.

Expected Return on Plan Assets - The expected return on pension and OPEB assets is based on input from investment consultants, including the trusts’ asset allocation targets, the historical performance of risk-based and fixed income securities and other factors. The gains or losses generated as a result of the difference between expected and actual returns on plan assets is recognized as a pension and OPEB mark-to-market adjustment in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for remeasurement. The expected return on pension and OPEB assets for 2026 is 8.0% and 7.0%, respectively.

Mortality Rates - The mortality assumption is composed of a base table that represents the current expectation of life expectancy of the population adjusted by an improvement scale that attempts to anticipate future improvements in life expectancy. The Pri-2012 mortality table with projection scale MP-2021, actuarially adjusted to reflect increased mortality due to the ongoing impact of COVID-19, was utilized to determine the 2026 benefit cost and obligation as of December 31, 2025, for FirstEnergy’s pension and OPEB plans. The MP-2021 scale was published in 2021 by the Society of Actuaries.

Health Care Trend Rates - Included in determining trend rate assumptions are the specific provisions of FirstEnergy’s health care plans, the demographics and utilization rates of plan participants, actual cost increases experienced in FirstEnergy’s health care plans, and projections of future medical trend rates.

Net Periodic Benefit Costs (Credits) — In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy recognizes in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement.

Assumption	Pension	OPEB
Effective rate for interest on benefit obligations	4.96%	4.74%
Effective rate for service costs	5.95%	6.16%
Effective rate for interest on service costs	5.43%	5.90%
Expected return on plan assets	8.00%	7.00%
Rate of compensation increase	4.30%	N/A

See Note 3., “Pension and Other Postemployment Benefits,” of the Notes to the Audited Annual Consolidated Financial Statements for additional information related to FE PA’s pension and OPEB obligations.

Income Taxes

Judgment and the use of estimates are required in developing the provision for income taxes, including reserve amounts for uncertain tax positions and reporting of tax-related assets and liabilities. FE PA is required to make judgments regarding the interpretation of tax laws and associated regulations and the potential tax effects of various transactions and results of operations in order to estimate their obligations to taxing authorities.

FE PA records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

FE PA accounts for uncertainty in income taxes in its financial statements using a benefit recognition model with a two-step approach, a more-likely-than-not recognition criterion and a measurement attribute that measures the position as the largest amount of tax benefit that is greater than 50% likely of being ultimately realized upon settlement. If it is not more likely than not that the benefit will be sustained on its technical merits, no benefit will be recorded. Uncertain tax positions that relate only to timing of when an item is included on a tax return are considered to have met the recognition threshold. FE PA recognizes interest expense or income related to uncertain tax positions by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken, or expected to be taken, on the tax return.

Actual income taxes could vary from estimated amounts due to the future impacts of various items, including future changes in income tax laws, or new regulations or guidance, forecasted results of operations, failure to successfully implement tax planning strategies, as well as results of audits and examinations of filed tax returns by taxing authorities.

See Note 4., “Taxes,” of the Notes to the Audited Annual Consolidated Financial Statements for additional information on income taxes.

NEW ACCOUNTING PRONOUNCEMENTS

See Note 1., “Organization and Basis of Presentation,” of the Notes to the Audited Annual Consolidated Financial Statements included in this prospectus for a discussion of new accounting pronouncements.

OUTLOOK

INCOME TAXES

On February 18, 2026, the U.S. Treasury and IRS issued guidance that allows certain tax repair deductions in computing corporate AMT. As a result of this guidance, FirstEnergy reversed $18 million in corporate AMT credit carryforwards, of which approximately $4 million was allocated to FE PA, in the first quarter of 2026 related to corporate AMT incurred and paid in prior tax years by the FirstEnergy consolidated tax group, none of which had an impact to the effective tax rate. FirstEnergy and FE PA remain subject to the corporate AMT, but expect that this allowance for certain tax repair deductions will reduce future corporate AMT liability.

On July 4, 2025, President Trump signed into law the OBBBA, which, among other things, makes permanent certain corporate tax incentives that were set to expire in the TCJA, and terminates tax credits for most wind and solar projects placed in service after 2027. Because many of the provisions of the TCJA will be continued under the OBBBA, and as FE PA is not materially impacted by tax incentives associated with wind and solar projects, FE PA does not expect to be materially impacted by the OBBBA.

FE PA will continue to monitor and evaluate future tax legislation, guidance from the U.S. Treasury and/or the IRS, including guidance related to the corporate AMT, and developments concerning the regulatory treatment of income taxes by FERC and/or applicable state regulatory authorities, that could negatively impact FE PA’s cash flows, results of operations, and financial condition.

STATE REGULATION

FE PA’s retail rates, conditions of service, issuance of securities and other matters were subject to regulation in Pennsylvania by the PPUC and in New York by the NYPSC.

PENNSYLVANIA

FE PA has five rate districts in Pennsylvania – four that correspond to the territories previously serviced by ME, PN, Penn, and WP and one rate district that corresponds to WP’s service provided to The Pennsylvania State University. The rate districts created by the PA Consolidation will not reach full rate unity until the earlier of 2033 or the conclusion of three base rate cases filed after January 1, 2025. FE PA operates under rates approved by the PPUC, effective as of January 1, 2025. FE PA operates under a DSP through the May 31, 2027 delivery period, which provides for the competitive procurement of generation supply for customers who do not choose an alternative EGS or for customers of alternative EGSs that fail to provide the contracted service.

Pursuant to Pennsylvania Act 129 of 2008 and PPUC orders, the Pennsylvania Companies implemented energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.9% MW for ME, 3.3% MW for PN, 2.0% MW for Penn, and 2.5% MW for WP; and energy consumption reduction targets, as a percentage of the Pennsylvania Companies’ historic 2009 to 2010 reference load at 3.1% MWh for ME, 3.0% MWh for PN, 2.7% MWh for Penn, and 2.4% MWh for WP. The fourth phase of FE PA’s energy efficiency and peak demand reduction program, which runs for the five-year period beginning June 1, 2021, through May 31, 2026, was approved by the PPUC on June 18, 2020, providing cost recovery of approximately $390 million to be recovered through Energy Efficiency and Conservation Phase IV Riders for each FE PA rate district.

On November 26, 2025, FE PA submitted a petition for approval of its Phase V Energy Efficiency and Conservation Plan, which includes energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.01% MW, and energy consumption reduction targets, as a percentage of FE PA’s historic 2009 to 2010 reference load, at 2.00% MWh. The proposed plan includes cost recovery of approximately $390 million to be recovered through its Phase V Energy Efficiency and Conservation Charge Rider and runs for a five-year period beginning June 1, 2026, through May 31, 2031.

Hearings were held on January 29, 2026. The parties reached a full settlement in principle and filed with the PPUC a Joint Petition for Complete Settlement on February 19, 2026. On March 12, 2026, the PPUC issued an order approving the settlement with limited modifications requiring FE PA to file revisions to the plan, which were filed on April 15, 2026.

On February 3, 2026, FE PA filed a proposed DSP for provision of generation for the June 1, 2027 through May 31, 2031 delivery period, to be sourced through competitive procurements for customers who do not receive service from an alternative EGS. Under this DSP, supply would be provided through a mix of 12, 24, and in the case of residential customers, 60-month energy contracts, as well as spot market purchases for industrial customers. A hearing was held on June 15, 2026. FE PA reached a comprehensive settlement with certain parties and was filed with the PPUC on July 2, 2026. On August 21, 2026, the administrative law judges issued a decision recommending that the PPUC approve, without modification, the July 2, 2026, settlement agreement. The settlement agreement is pending PPUC approval. A final order is expected from the PPUC in the fourth quarter of 2026.

FERC REGULATORY MATTERS

Under the FPA, FERC regulates rates for interstate wholesale sales, regulatory accounting and reporting under the Uniform System of Accounts, and other matters. With respect to its wholesale services and rates, FE PA is subject to regulation by FERC. FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. FE PA has the necessary authorization from FERC to sell wholesale power, if any, in interstate commerce at market-based rates and have a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the PPUC. FE PA is required to renew its respective authorizations every three years, and on December 16, 2025, it filed applications for the next renewal period.

Federally-enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on FE PA. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FE PA operates are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including FE PA, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FE PA believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, FE PA occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FE PA develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FE PA’s part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build electric facilities that could have a material adverse effect on FE PA’s financial condition, results of operations and cash flows.

PJM Capacity Market Reform

On January 16, 2026, the Trump administration and the governors of all thirteen PJM states released a “Statement of Principles Regarding PJM”. This statement is designed to, among other things, increase capacity available in the PJM market. On July 27, 2026, the PJM Board of Managers announced its plans to procure up to 6,800 MWs of capacity resources; the costs of which will be allocated to load-serving entities.

On July 31, 2026, PJM filed its proposed Reliability Backstop Procurement set of tariff amendments at FERC, which proposal calls for PJM to procure 6,800 MWs of new capacity resources in the fourth quarter of 2026. PJM’s proposal calls for PJM to allocate the costs of 13.7 MWs of the procurement to load-serving entities in FE PA’s Penn rate district. PJM also plans to assess as much as $20.5 million in collateral requirements to customers in FE PA’s Penn rate district. On August 21, 2026, FirstEnergy filed protests at FERC arguing that PJM had failed to demonstrate that the proposal to impose the collateral requirement is “just and reasonable” as required by the Federal Power Act. FirstEnergy will continue to participate in the PJM stakeholder processes and the FERC proceedings.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FE PA regarding air and water quality, hazardous and solid waste management and disposal, and other environmental matters. While FE PA’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FE PA cannot predict changes in regulations, regulatory guidance, legal interpretations, policy positions and implementation actions that may evolve.

On March 12, 2025, the EPA announced its intent to reevaluate or reconsider numerous environmental regulations, many of which apply to FE PA. The final outcome of this initiative remains unknown, but regular required rulemaking processes and procedures still apply, and, as anticipated, litigation has occurred. The disclosures herein do not attempt to discern potential impacts of these deregulatory actions until and unless formal rulemaking or other regulatory actions are announced and the potential impacts to operations can be discerned.

Prior to November 1999, FE PA owned and operated electric generation facilities in Pennsylvania. In response to federal and state deregulation initiatives, it separated its electric generation business from its transmission and distribution businesses by transferring all of its generation assets to an affiliate. However, FE PA retained responsibility for certain liabilities and obligations arising under environmental laws up to the date of transfer. As more fully discussed below, as an historic owner and operator of electric generation facilities, FE PA has been subject to claims alleging violations of environmental law and could have exposure for fines and penalties. FE PA is the successor-in-interest to all assets and liabilities of the Pennsylvania Companies.

Regulation of Waste Disposal

Federal and state hazardous waste regulations have been promulgated as a result of the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act. Certain CCRs, such as coal ash, were exempted from hazardous waste disposal requirements pending the EPA’s evaluation of the need for future regulation.

In April 2015, the EPA finalized regulations for the disposal of CCRs (non-hazardous), establishing national standards for landfill design, structural integrity design and assessment criteria for surface impoundments, groundwater monitoring and protection procedures and other operational and reporting procedures to assure the safe disposal of CCRs from electric generation facilities. On September 13, 2017, the EPA announced that it would reconsider certain provisions of the final regulations. On July 29, 2020, the EPA published a final rule again revising the date that certain CCR impoundments must cease accepting waste and initiate closure to April 11, 2021. The final rule allowed for an extension of the closure deadline based on meeting identified site-specific criteria.

On May 8, 2024, the EPA issued the legacy CCR rule, which finalized changes to the CCR regulations addressing inactive surface impoundments at inactive electric utilities, known as legacy CCR surface impoundments. The rule extends 2015 CCR rule requirements for groundwater monitoring and protection, operational and reporting procedures as well as closure requirements to impoundments and landfills that were not originally included for coverage by the 2015 CCR rule. Furthermore, the EPA’s interpretations of the EPA CCR regulations continue to evolve through enforcement and other regulatory actions. FE PA is currently assessing the potential impacts of the final rule, including a review of additional sites to which the new rule might be applicable. On February 13, 2025, the U.S. Department of Justice filed a motion on behalf of the EPA in the D.C. Circuit, seeking to hold the litigation, which was filed on August 8, 2024, by the Utility Solid Waste Act Group with FE as a member, in abeyance for a period of 120 days while the new leadership at the EPA evaluates the rule and determines how it wishes to proceed, which the D.C. Circuit granted. On March 12, 2025, the EPA announced a series of planned deregulatory actions, including reconsideration of the final legacy CCR rule. FirstEnergy continues to monitor the EPA’s actions related to CCR regulations; however, the ultimate impact is unknown at this time and is subject to the outcome of the litigation and any future state regulatory actions. Depending on the outcome of appeals and the EPA’s rule, compliance with the final legacy CCR rule could require remedial actions, including removal of coal ash.

OTHER LEGAL PROCEEDINGS

U.S. v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences; the Sixth Circuit recently rejected their appeal upholding their convictions. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On January 17, 2025, the U.S. Attorney’s Office announced that a federal grand jury charged two former FirstEnergy senior officers with one count of participating in a Racketeer Influenced and Corrupt Organizations Act conspiracy. The allegations in the indictment are largely based on the conduct described in the DPA.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter as to FE. Under the DPA, FE agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA required that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, consisting of (x) $115 million paid by FE to the U.S. Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates nor charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as an expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue: (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office, including the aforementioned federal indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information. On February 26, 2025, the U.S. Attorney’s Office filed a status report confirming these commitments.

Legal Proceedings Relating to U.S. v. Larry Householder, et al.

Certain FE stockholders and FirstEnergy customers also filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits are related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted).

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In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020, and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017, and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by making alleged misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the Sixth Circuit seeking to appeal that order. On August 13, 2025, the Sixth Circuit vacated the S.D. Ohio’s order granting class certification. On November 6, 2025, the S.D. Ohio held oral argument to further consider class certification in light of the Sixth Circuit’s decision. On April 30, 2026, the S.D. Ohio issued an order recertifying plaintiffs’ proposed class. FE filed a petition in the Sixth Circuit to appeal that order on May 14, 2026. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021, and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain then-current and former officers of Energy Harbor Corp. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

The outcome of any of these lawsuits is uncertain and could have a material adverse effect on FE’s or its subsidiaries’ reputation, business, financial condition, results of operations, liquidity, and cash flows.

OUR BUSINESS

Overview

We are a wholly owned electric utility subsidiary of FE, incorporated in Pennsylvania. We own property and do business as an electric public utility in Pennsylvania and New York, providing distribution services to approximately 2.1 million customers in Pennsylvania and approximately 4,000 customers in Waverly, New York, with a rate base of $6.9 billion as of December 31, 2025 and an allowed ROE of 10.05%. Because PPUC-approved settlements do not disclose allowed ROE rates, the 10.05% ROE represents the current PPUC benchmark ROE used for DSIC purposes. We had 1,916 employees as of December 31, 2025 and serve an area that has a population of approximately 4.5 million. We comply with the regulations, orders, policies and practices prescribed by FERC, the PPUC and the NYPSC.

We were incorporated on February 21, 2023, and on January 1, 2024, through the merger of each of the Pennsylvania Companies with and into FE PA, with us surviving such mergers, became the successor-in-interest to all assets and liabilities of the Pennsylvania Companies. We operate under the rate districts of the former Pennsylvania Companies.

Our principal executive offices are located at 800 Cabin Hill Drive, Greensburg, PA 15601, and our telephone number is 800-736-3402.

Facilities

Our electric distribution system includes overhead pole line and underground conduit carrying primary, secondary and street lighting circuits, including approximately 82,638 miles of distribution lines and approximately 2,624 miles of transmission lines. Our facilities are located within PJM, the largest competitive market in the United States, and operate under the oversight of RFC. See “—Regulation—FERC Regulatory Matters” above and Note 10, “Regulatory Matters,” of the notes to the audited financial statements included in this prospectus. All of our facilities are located in Pennsylvania and operate in public streets and highways pursuant to franchises and rights-of-way secured from property owners. From 2026 through 2030, we plan to invest approximately $6.7 billion (the “FE PA Capital Plan”) to upgrade our systems by renewing aging infrastructure, enhancing system resiliency and supporting the energy transition. Of this amount, $1.6 billion is allocated to continued FE PA Long Term Investment Improvement Plan III (“LTIIP III”) investments and reliability projects, and the LTIIP III may be increased by up to 20% without an additional PPUC filing. FE PA expects to recover these investments through a balanced mechanism of approximately 55% base rates and 45% formula rates through 2030.

System Demand

The maximum hourly demand in 2025 for FE PA was 10,505 MW.

Franchises

We have the necessary franchise rights to furnish electric service in the various municipalities or territories in which we now supply such services. These electric franchise rights, which are generally nonexclusive rights, consist generally of (i) charter rights, (ii) certificates of public convenience issued by the PPUC and/or (iii) “grandfather rights.”

Regional Reliability

We are located within the PJM region and operate under the reliability oversight of a regional entity known as RFC. This regional entity operates under the oversight of NERC in accordance with a delegation agreement approved by FERC.

Regulation

State Regulation

FE PA has five rate districts in Pennsylvania – four that correspond to the territories previously serviced by ME, PN, Penn, and WP and one rate district that corresponds to WP’s service provided to The Pennsylvania State University. The rate districts created by the PA Consolidation will not reach full rate unity until the earlier of 2033 or the conclusion of three base rate cases filed after January 1, 2025. FE PA operates under rates approved by the PPUC, effective as of January 1, 2025. FE PA operates under a DSP through the May 31, 2027 delivery period, which provides for the competitive procurement of generation supply for customers who do not choose an alternative EGS or for customers of alternative EGSs that fail to provide the contracted service.

Pursuant to Pennsylvania Act 129 of 2008 and PPUC orders, the Pennsylvania Companies implemented energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.9% MW for ME, 3.3% MW for PN, 2.0% MW for Penn, and 2.5% MW for WP; and energy consumption reduction targets, as a percentage of the Pennsylvania Companies’ historic 2009 to 2010 reference load at 3.1% MWh for ME, 3.0% MWh for PN, 2.7% MWh for Penn, and 2.4% MWh for WP. The fourth phase of FE PA’s energy efficiency and peak demand reduction program, which runs for the five-year period beginning June 1, 2021, through May 31, 2026, was approved by the PPUC on June 18, 2020, providing cost recovery of approximately $390 million to be recovered through Energy Efficiency and Conservation Phase IV Riders for each FE PA rate district.

On November 26, 2025, FE PA submitted a petition for approval of its Phase V Energy Efficiency and Conservation Plan, which includes energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.01% MW, and energy consumption reduction targets, as a percentage of FE PA’s historic 2009 to 2010 reference load, at 2.00% MWh. The proposed plan includes cost recovery of approximately $390 million to be recovered through its Phase V Energy Efficiency and Conservation Charge Rider and runs for a five-year period beginning June 1, 2026, through May 31, 2031. Hearings were held on January 29, 2026. The parties reached a full settlement in principle and filed with the PPUC a Joint Petition for Complete Settlement on February 19, 2026. On March 12, 2026, the PPUC issued an order approving the settlement with limited modifications requiring FE PA to file revisions to the plan, which were filed on April 15, 2026.

On February 3, 2026, FE PA filed a proposed DSP for provision of generation for the June 1, 2027 through May 31, 2031 delivery period, to be sourced through competitive procurements for customers who do not receive service from an alternative EGS. Under this DSP, supply would be provided through a mix of 12, 24, and in the case of residential customers, 60-month energy contracts, as well as spot market purchases for industrial customers. A hearing was held on June 15, 2026. FE PA reached a comprehensive settlement with certain parties and was filed with the PPUC on July 2, 2026. On August 21, 2026, the administrative law judges issued a decision recommending that the PPUC approve, without modification, the July 2, 2026, settlement agreement. The settlement agreement is pending PPUC approval. A final order is expected from the PPUC in the fourth quarter of 2026.

FERC Regulatory Matters

Under the FPA, FERC regulates rates for interstate wholesale sales, regulatory accounting and reporting under the Uniform System of Accounts, and other matters. With respect to its wholesale services and rates, FE PA is subject to regulation by FERC. FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. FE PA has the necessary authorization from FERC to sell wholesale power, if any, in interstate commerce at market-based rates and have a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the PPUC. FE PA is required to renew its respective authorizations every three years, and on December 16, 2025, it filed applications for the next renewal period.

Federally-enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on FE PA. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FE PA operates are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including FE PA, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FE PA believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, FE PA occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FE PA develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FE PA’s part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build electric facilities that could have a material adverse effect on FE PA’s financial condition, results of operations and cash flows.

PJM Capacity Market Reform

On January 16, 2026, the Trump administration and the governors of all thirteen PJM states released a “Statement of Principles Regarding PJM”. This statement is designed to, among other things, increase capacity available in the PJM market. On July 27, 2026, the PJM Board of Managers announced its plans to procure up to 6,800 MWs of capacity resources; the costs of which will be allocated to load-serving entities.

On July 31, 2026, PJM filed its proposed Reliability Backstop Procurement set of tariff amendments at FERC, which proposal calls for PJM to procure 6,800 MWs of new capacity resources in the fourth quarter of 2026. PJM’s proposal calls for PJM to allocate the costs of 13.7 MWs of the procurement to load-serving entities in FE PA’s Penn rate district. PJM also plans to assess as much as $20.5 million in collateral requirements to customers in FE PA’s Penn rate district. On August 21, 2026, FirstEnergy filed protests at FERC arguing that PJM had failed to demonstrate that the proposal to impose the collateral requirement is “just and reasonable” as required by the Federal Power Act. FirstEnergy will continue to participate in the PJM stakeholder processes and the FERC proceedings.

Updated Market Power Analysis

FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. FE PA has the necessary authorization from FERC to sell their wholesale power, if any, into interstate commerce at market-based rates, although major wholesale purchases remain subject to review and regulation by the PPUC. FE PA is required to renew its authorization every three years, and on December 16, 2025, FE PA filed applications for the next renewal period.

Material Agreements

Service Agreement

We are party to service-level mutual agreements with certain FirstEnergy affiliates pursuant to which we and such affiliates provide certain administration, management and consulting services to the other party at fully-allocated cost, including direct costs, overhead and a return on assets employed in the services provided to the other party. These agreements are rolling evergreen contracts that are automatically renewed for one-year terms, unless either party provides 60 days’ written notice prior to the annual renewal date. FESC also provides similar services to us and other FirstEnergy affiliates pursuant to a service agreement at fully-allocated cost. This agreement also is a rolling evergreen contract, terminable by any party as to itself with 60 days’ prior written notice.

Income Tax Allocation Agreement

FE PA has entered into an income tax allocation agreement with our subsidiaries that sets forth the terms for allocating the consolidated tax liability of the consolidated federal income tax group, reimbursing FE PA for payment of such tax liability, and compensating any member of the group for use of its tax losses or credits.

Money Pool Agreement

FE PA has entered into a money pool agreement that provides for the ability to borrow from FE to meet short-term working capital requirements. FESC administers this money pool and tracks surplus funds of FE and the respective regulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreement must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the regulated pool and is based on the average cost of funds available through the money pool.

Ground Leases

FE PA primarily leases vehicles as well as building space, office equipment, and other property and equipment under cancelable and noncancelable leases.

In addition, Mid Atlantic Interstate Transmission, LLC (“MAIT”) has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities require prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments for the ground lease through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years. Revenue associated with this agreement was approximately $3 million and $4 million in 2025 and 2024, respectively.

Keystone Appalachian Transmission Company (“KATCo”) has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair KATCo’s ability to satisfy its service obligations. Additional uses of such land for KATCo’s facilities require prior written approval from the applicable operating company. KATCo purchases directly any new property acquired for transmission use. KATCo makes variable quarterly lease payments through January 1, 2049, unless terminated prior to maturity, or extended by KATCo for up to two additional successive periods of 25 years each and one successive term of 24 years. KATCo’s lease payment for the ground lease was approximately $3 million and $2 million in 2025 and 2024, respectively. KATCo does not have an operating lease liability or asset associated with this agreement as the lease payments are variable.

In addition, American Transmission Systems, Incorporated (“ATSI”) has a ground lease with FE PA under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments for the ground lease to FE PA through December 31, 2049, unless terminated prior to maturity, or extended by ATSI for up to 10 additional successive periods of 50 years each. Revenue associated with this agreement was approximately $1 million for both 2025 and 2024.

Competition

As a result of actions taken by the Pennsylvania General Assembly, major changes in the electric utility business have occurred in Pennsylvania. These changes have altered the way traditional integrated utilities conduct their business. Notwithstanding the foregoing, because we operate a regulated distribution monopoly in our service area pursuant to authorizations from the Commonwealth of Pennsylvania, the State of New York, the PPUC and the NYPSC, we do not face competition in our electricity distribution business.

Seasonality

The consumption of electricity is generally a seasonal business and weather patterns can have a material impact on our operating results. Demand for electricity in our service territory historically peaks during the summer and winter months. Accordingly, our annual results may depend disproportionately on the seasonal energy sales during the summer and winter. Mild weather conditions may result in lower consumption of electricity and, consequently, lower earnings.

Employees

As of December 31, 2025, FE PA had 1,916 employees, of which approximately 1,462 were bargaining unit employees.

Environmental

Various federal, state and local authorities regulate FE PA regarding air and water quality, hazardous and solid waste management and disposal, and other environmental matters. While FE PA’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FE PA cannot predict changes in regulations, regulatory guidance, legal interpretations, policy positions and implementation actions that may evolve.

On March 12, 2025, the EPA announced its intent to reevaluate or reconsider numerous environmental regulations, many of which apply to FE PA. The final outcome of this initiative remains unknown, but regular required rulemaking processes and procedures still apply, and, as anticipated, litigation has occurred. The disclosures herein do not attempt to discern potential impacts of these deregulatory actions until and unless formal rulemaking or other regulatory actions are announced and the potential impacts to operations can be discerned.

Prior to November 1999, FE PA owned and operated electric generation facilities in Pennsylvania. In response to federal and state deregulation initiatives, it separated its electric generation business from its transmission and distribution businesses by transferring all of its generation assets to an affiliate. However, FE PA retained responsibility for certain liabilities and obligations arising under environmental laws up to the date of transfer. As more fully discussed below, as an historic owner and operator of electric generation facilities, FE PA has been subject to claims alleging violations of environmental law and could have exposure for fines and penalties. FE PA is the successor-in-interest to all assets and liabilities of the Pennsylvania Companies.

Regulation of Waste Disposal

Federal and state hazardous waste regulations have been promulgated as a result of the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act. Certain CCRs, such as coal ash, were exempted from hazardous waste disposal requirements pending the EPA’s evaluation of the need for future regulation.

In April 2015, the EPA finalized regulations for the disposal of CCRs (non-hazardous), establishing national standards for landfill design, structural integrity design and assessment criteria for surface impoundments, groundwater monitoring and protection procedures and other operational and reporting procedures to assure the safe disposal of CCRs from electric generation facilities. On September 13, 2017, the EPA announced that it would reconsider certain provisions of the final regulations. On July 29, 2020, the EPA published a final rule again revising the date that certain CCR impoundments must cease accepting waste and initiate closure to April 11, 2021. The final rule allowed for an extension of the closure deadline based on meeting identified site-specific criteria.

On May 8, 2024, the EPA issued the legacy CCR rule, which finalized changes to the CCR regulations addressing inactive surface impoundments at inactive electric utilities, known as legacy CCR surface impoundments. The rule extends 2015 CCR rule requirements for groundwater monitoring and protection, operational and reporting procedures as well as closure requirements to impoundments and landfills that were not originally included for coverage by the 2015 CCR rule. Furthermore, the EPA’s interpretations of the EPA CCR regulations continue to evolve through enforcement and other regulatory actions. FE PA is currently assessing the potential impacts of the final rule, including a review of additional sites to which the new rule might be applicable. On February 13, 2025, the U.S. Department of Justice filed a motion on behalf of the EPA in the D.C. Circuit, seeking to hold the litigation, which was filed on August 8, 2024, by the Utility Solid Waste Act Group with FE as a member, in abeyance for a period of 120 days while the new leadership at the EPA evaluates the rule and determines how it wishes to proceed, which the D.C. Circuit granted. On March 12, 2025, the EPA announced a series of planned deregulatory actions, including reconsideration of the final legacy CCR rule. FirstEnergy continues to monitor the EPA’s actions related to CCR regulations; however, the ultimate impact is unknown at this time and is subject to the outcome of the litigation and any future state regulatory actions. Depending on the outcome of appeals and the EPA’s rule, compliance with the final legacy CCR rule could require remedial actions, including removal of coal ash.

Litigation

U.S. v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences; the Sixth Circuit recently rejected their appeal upholding their convictions. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On January 17, 2025, the U.S. Attorney’s Office announced that a federal grand jury charged two former FirstEnergy senior officers with one count of participating in a Racketeer Influenced and Corrupt Organizations Act conspiracy. The allegations in the indictment are largely based on the conduct described in the DPA.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter as to FE. Under the DPA, FE agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA required that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, consisting of (x) $115 million paid by FE to the U.S. Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and

(v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates nor charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as an expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue: (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office, including the aforementioned federal indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information. On February 26, 2025, the U.S. Attorney’s Office filed a status report confirming these commitments.

Legal Proceedings Relating to U.S. v. Larry Householder, et al.

Certain FE stockholders and FirstEnergy customers also filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits are related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted).

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In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020, and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017, and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by making alleged misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the Sixth Circuit seeking to appeal that order. On August 13, 2025, the Sixth Circuit vacated the S.D. Ohio’s order granting class certification. On November 6, 2025, the S.D. Ohio held oral argument to further consider class certification in light of the Sixth Circuit’s decision. On April 30, 2026, the S.D. Ohio issued an order recertifying plaintiffs’ proposed class. FE filed a petition in the Sixth Circuit to appeal that order on May 14, 2026. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

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MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021, and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain then-current and former officers of Energy Harbor Corp. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

The outcome of any of these lawsuits is uncertain and could have a material adverse effect on FE’s or its subsidiaries’ reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to our normal business operations pending against FE PA and its subsidiaries. The loss or range of loss in these matters is not expected to be material to FE PA or its subsidiaries.

FE PA accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FE PA determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FE PA or its subsidiaries has legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FE PA’s or its subsidiary’s financial condition, results of operations and cash flows.

MANAGEMENT

Overview

Set forth below is the name, age as of June 30, 2026, position and a brief account of the business experience of each of our executive officers and directors.

Name	Age	Position(s)
John W. Hawkins Jr.	46	Director and President (Principal Executive Officer)
Kelly Gower	44	Vice President of State Finance & Regulatory (Principal Financial Officer)
Jason J. Lisowski	44	Vice President and Controller (Principal Accounting Officer)
Steven R. Staub	54	Vice President and Treasurer
A. Wade Smith	61	Director
Toby L. Thomas	54	Director

Executive Officers

Set forth below is certain information regarding each of our executive officers as of August 31, 2026, other than for Mr. Hawkins, whose information appears under “Directors” below.

Kelly Gower has served as our Vice President of State Finance & Regulatory since 2024. Prior to joining FirstEnergy, Ms. Gower served as Director, Financial Planning, Budgeting and Administration at PPL Electric Utilities since 2022. In this role, her responsibilities included strategic planning, decision-making and business plan implementation to achieve financial goals. Earlier, she was the company’s Manager of Regional Work Management, where she led planning and development of workplans and drove operational strategy. Gower began her career as a member of PPL Corporation’s financial analysis team in 2004 and served in a series of financial roles across the company and its former competitive subsidiary.

Jason J. Lisowski has served as our Vice President and Controller since 2023. He has also served as Vice President, Controller and Chief Accounting Officer of FE and FESC since 2018. Mr. Lisowski previously served as Controller and Treasurer of Energy Harbor LLC (formerly known as FirstEnergy Solutions Corp.), a subsidiary of Energy Harbor Corp. (“EH”), which provides energy-related products and services (“FES”) from 2016 to 2018 and Energy Harbor Nuclear Corp. (formerly known as FirstEnergy Nuclear Operating Company), a subsidiary of EH which operates EH’s nuclear generating facilities, from 2017 to 2018. Mr. Lisowski is also Vice President and Controller of many other subsidiaries of FE.

Steven R. Staub has served as our Vice President and Treasurer since 2023. He has also served as Vice President and Treasurer of FE since 2013. He joined FE in 2011 as Assistant Treasurer though the merger between FE and Allegheny Energy, Inc. Mr. Staub is also Vice President and Treasurer of many other subsidiaries of FE.

Directors

Set forth below is certain information regarding each Director as of August 31, 2026. Directors are appointed annually to serve until his or her resignation, death, permanent disability, removal, or until their successors are duly appointed.

John W. Hawkins Jr. has served as one of our Directors and our President since 2024. Mr. Hawkins joined FirstEnergy in 2022 as Vice President of Operations Support & Distribution Engineering, where he was responsible for providing oversight and leadership to numerous departments that support the company’s distribution, transmission and customer experience functions, including Engineering Services, Workforce Development, Utility Operations Support, Work Management and Process Improvement, Distribution Systems

Operations, Vegetation Management, Emergency Preparedness and Operations Technology. Prior to joining FirstEnergy, Mr. Hawkins held a variety of leadership positions at Entergy Louisiana from 2020 to 2022, most recently serving as Vice President of Reliability.

A. Wade Smith has served as one of our Directors since 2024. He joined FirstEnergy in December 2023 as president of FirstEnergy Utilities. In that role he is responsible for overseeing FirstEnergy’s state businesses and the stand-alone transmission companies, as well as the Rates & Regulatory Affairs and External Affairs groups. Prior to joining FirstEnergy, Mr. Smith served as chief operating officer of Puget Sound Energy (“PSE”) from 2022 to 2023, where he was responsible for all of PSE’s operational areas, including natural gas and electric operations, safety and health, and energy supply. From 2021 to 2022, Mr. Smith served as senior vice president of Electric Operations for Pacific Gas & Electric Company (“PG&E”), leading electric transmission and distribution system operations and maintenance, generation, and project management and construction teams for PG&E’s electric operations.

Toby L. Thomas has served as one of our Directors since 2024. He joined FirstEnergy as chief operating officer in November 2023 and is responsible for a broad range of transmission and distribution business functions, including planning and protection, transmission and substation engineering, project and construction management, system operations and support operations. He also has responsibility for the Customer Experience group. Prior to joining FirstEnergy, Mr. Thomas held a variety of positions at American Electric Power Company, Inc. (“AEP”) for over 20 years, most recently serving as senior vice president—AEP Energy Delivery from 2021 to 2023, where he helped achieve efficiencies in transmission, distribution and telecommunications operations, project management, construction, engineering and standards.

Director Independence

FE PA does not have securities listed on a national securities exchange and is not required to have independent directors.

Compensation of Directors

Our directors who are also employees of FirstEnergy, namely Messrs. Smith and Thomas, do not receive additional compensation for their service to us as directors. In addition, our president, Mr. Hawkins, does not receive additional compensation for his service as a director. In setting director compensation, we take into consideration the significant amount of time that directors spend in fulfilling their duties to us as well as the skill level required of members of our Board.

EXECUTIVE COMPENSATION

Overview

This compensation discussion describes the material elements of compensation of the Company’s executive officers identified under the heading “Management” who served as executive officers during the fiscal year ended December 31, 2025. We are a wholly owned subsidiary of FE and certain executive officers are also employees of FESC, a direct, wholly owned subsidiary of our parent. In addition to providing services to us, each of our controller, Mr. Lisowski, and our treasurer, Mr. Staub, devotes a significant portion of his time to work for FE and other FE subsidiaries. We have not paid any compensation to Mr. Lisowski or Mr. Staub and they are compensated by FESC for the performance of their duties as an employee of FESC and its affiliates. FESC does not allocate this compensation between services for us and services for FESC and its affiliates. Mr. Hawkins, our president and principal executive officer, and Ms. Gower, our vice president and principal financial officer, each devote 100% of their time to us, however, they are employed by FESC and their compensation is paid by FESC.

As a wholly owned subsidiary of FE, the compensation philosophy and decisions regarding the compensation of our executive officers are set by FESC, and the FE PA Board does not review any of the compensation decisions made by FESC with regard to the compensation of our executive officers. Our executive officers may also participate in employee benefit plans and arrangements sponsored by FE, including plans that may be established by FE in the future, as well as its health and welfare plans, including medical, prescription, dental and vision. The Compensation Discussion and Analysis and Executive Compensation sections (“CD&A”) of FE’s 2026 Proxy Statement filed with the SEC on April 1, 2026 (the “2026 Proxy Statement”), include a full discussion of FE’s compensation policies and programs and is available upon its filing on the SEC’s website at http://www.sec.gov and on FE’s website at https://www.firstenergycorp.com/.

Summary Compensation Table for Fiscal Year 2025

The following table sets forth information for the year ended December 31, 2025, regarding compensation awarded to or earned by Mr. Hawkins and Ms. Gower.

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	Change in Pension Value and Nonqualified Deferred Compensation Earnings ($)(3)	All Other Compensation ($)(4)	Total ($)
John W. Hawkins Jr.	2025	$439,107	$—	$605,863	$317,150	$24,227	$48,713	$1,435,060
President (Principal Executive Officer)

Kelly Gower	2025	$250,961	$85,000	$68,919	$101,769	$12,019	$10,687	$529,355
Vice President of State Finance & Regulatory (Principal Financial Officer)

(1)

The amounts set forth in the “Stock Awards” column for 2025 represent grants of performance-adjusted restricted stock units (“RSUs”) made under FirstEnergy’s 2020 Incentive Compensation Plan (“ICP”), at the aggregate grant date fair value calculated in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification (“ASC”) Topic 718 “Stock Compensation” and are based on target amounts. The assumptions used in determining values for 2025 are reflected in Note 5 to the Notes to the Consolidated Financial Statements of FE’s Annual Report on Form 10-K filed with the SEC on February 18, 2026. The grant date fair value at the maximum payout level for each of the executive officers for the 2025 Long-Term Incentive Compensation Program (“LTIP”) awards are: Mr. Hawkins: $947,779;

and Ms. Gower: $107,812. The value of these awards are not payable to the executive officers, if at all, until the vesting date or other qualifying event shown in the Outstanding Equity Awards at Fiscal Year-End 2025 table or the 2025 Post-Termination Compensation and Benefits table described later in this disclosure.
(2)	The amounts set forth in the “Non-Equity Incentive Plan Compensation” column for 2025 were earned under the 2025 Short-Term Incentive Compensation Program (“STIP”) and paid in February 2026.
(3)

The amounts set forth in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column for 2025 reflect the aggregate increase in actuarial value to the executive officers of all defined benefit and actuarial plans (including supplemental plans) accrued during the year and above-market earnings on nonqualified deferred compensation. The disclosure assumes 5.59% (qualified pension), and 4.73% (nonqualified cash balance restoration plan) are the discount rates for the present value obligation calculations. The changes in values for the pension plans for 2025 are as follows: Mr. Hawkins: $24,227; and Ms. Gower: $12,019. The change in pension value is heavily dependent on the discount rate and mortality assumptions and does not represent the actual value of the change in pension benefit accrued by the executive officer during the year. The formula used to determine the above market earnings equals 2024 total interest multiplied by the difference between 120% of the Long-Term Applicable Federal Rate (AFR) and the plan rate and divided by the plan rate. Neither executive officer had above market earnings on nonqualified deferred compensation in 2025.

(4)	The following table sets forth details about the amounts for 2025 in the “All Other Compensation” column and includes compensation not required to be included in any other column:

Name	401(k) Employer Contributions ($)(a)	Health Care Employer Contributions ($)(b)	Wellness Program ($)(c)	Charitable Matching ($)(d)	Group Personal Excess Liability ($)(e)	Life Insurance ($)(f)	Relocation ($)(g)	Executive Wealth Services ($)(h)	Executive Physical Services ($)(h)	Total ($)
John W. Hawkins Jr.	$5,155	$1,000	$100	$—	$2,912	$628	$31,288	$4,822	$2,808	$48,713
Kelly Gower	$7,130	$1,000	$—	$2,200	$—	$357	$—	$—	$—	$10,687

(a)	The value of matching Company contributions under the FirstEnergy Corp. Savings Plan.
(b)	The value of Company contributions to the Named Executive Officer (“NEO”)’s Health Savings Accounts or FirstEnergy Corp. Savings Plan or cash.
(c)	The value of Company credits under the broad-based wellness program, which are subject to a maximum of $600 annually.
(d)

The value of charitable matching contributions for 2025. The Company provides a dollar-for-dollar match, up to $5,000 annually, of employee contributions to qualified nonprofit organizations and educational institutions.

(e)	Premiums for all NEOs covered under the group personal excess liability insurance policy in 2025.
(f)	Employer cost for basic life insurance premiums in 2025.
(g)

The value represents the benefits provided in 2025 for Mr. Hawkins under the Executive Relocation Package. FirstEnergy’s executive relocation program provides reimbursement or payment for certain relocation-related expenses including, but not limited to travel, temporary living expenses, new home closing costs, home sale assistance, and tax gross-ups on certain relocation expenses. The tax gross-up for Mr. Hawkins was $6,414 and is included in the total above.

(h)

Effective for 2025, the Committee approved executive wealth and executive physical services perquisite. The value shown in these columns represent the cost to the Company for any NEO who utilized these benefits and was prorated for use during 2025, where applicable. These services are treated as imputed income and applicable taxes are deducted from the participating NEO’s paycheck.

Grants of Plan-Based Awards in Fiscal Year 2025

The following table summarizes the stock awards granted to our executive officers during 2025 as well as threshold, target and maximum amounts payable under the 2025 STIP and LTIP programs:

Name	Grant/ Payout	Grant Date(1)	FE Board Action Date(2)	Estimated Possible Payouts Under Non-Equity Incentive Plan Awards(3)			Estimated Future Payouts Under Equity Incentive Plan Awards(4)			All Other Stock Awards: Number of Shares of Stock or Unit(5)	Grant Date Fair Value of Stock and Option Awards(6)
				Threshold	Target	Maximum	Threshold	Target	Maximum
John W. Hawkins Jr. President (Principal Executive Officer)	STIP	—	—	$100,072	$307,913	$615,825		—		—	—
	2025 Time- Based RSUs	3/19/25	3/19/25		—		—	—	—	6,646	$263,946
	2025 Performance- Adjusted RSUs	3/19/25	3/19/25		—		2,492	9,969	19,938	—	$341,917

Kelly Gower Vice President, State Finance and Regulatory (Principal Financial Officer)	STIP	—	—	$33,750	$100,000	$200,000		—		—	—
	2025 Time- Based RSUs	3/19/25	3/19/25		—		—	—	—	756	$30,025
	2025 Performance- Adjusted RSUs	3/19/25	3/19/25		—		284	1,134	2,268	—	$38,894

(1)	In accordance with FASB ASC Topic 718, the effective grant date for the 2025 performance-adjusted and time-based RSUs granted under the 2025 LTIP is March 19, 2025.
(2)	In accordance with SEC rules, the dates set forth in the “FE Board Action Date” column for these awards represent the date the FE Board took action to grant the awards to all eligible employees.
(3)

The amounts set forth in the “Estimated Possible Payouts Under Non-Equity Incentive Plan Awards” columns reflect the potential payouts for each executive officer under the 2025 STIP based upon the achievement of key performance indicators (KPIs) described in FE’s 2026 Proxy Statement.

(4)

The amounts set forth in the “Estimated Future Payouts Under Equity Incentive Plan Awards” columns reflect the threshold, target, and maximum potential payouts for each executive officer for the performance-adjusted RSUs granted under the 2025 LTIP, based upon the achievement of the performance measures described in the CD&A. The target amounts are reported in the Stock Awards column of the Summary Compensation Table. If the threshold level of performance is not achieved for the performance-adjusted RSUs, no payout will be made.

(5)	The amounts set forth in this column reflect the time-based RSUs granted to each executive officer under the 2025 LTIP.
(6)

The grant date fair value was computed in accordance with FASB ASC Topic 718 and is also reported in the “Stock Awards” column of the Summary Compensation Table. The Performance-Adjusted RSUs components are valued based on a Monte-Carlo simulation of $38.246 for the Core earnings per share (“EPS”) portion of the 2025 performance-adjusted RSUs and $26.966 for the Relative Total Shareholder Return (TSR) portion of the 2025 performance-adjusted RSUs. The time-based RSUs component is valued based on the average high and low stock price of $39.715 on the date of grants.

Narrative to Summary Compensation Table and Grants of Plan-Based Awards Table

Employment Arrangements

John W. Hawkins Jr.

In October 2022, Mr. Hawkins accepted employment with FESC. Since June 2, 2024, Mr. Hawkins has served as President of FE PA. Mr. Hawkins’ annual base salary for 2025 was $439,875 and his STIP target was 70% and his LTIP was 150%. As an executive, he has the opportunity to participate in the Executive Deferred Compensation Plan, Savings Plan, the qualified pension plan and the FirstEnergy Corp. Cash Balance Pension Restoration Plan (non-qualified pension plan) (the “Cash Balance Restoration Plan”). As President, he is also eligible for the FirstEnergy Corp. 2017 Change in Control Severance Plan, as amended and restated (the “CIC Plan”) and required to meet Share Ownership Guidelines of three times his base salary.

Kelly Gower

In December 2024, Ms. Gower accepted employment with FESC, pursuant to which she agreed to serve as Vice President, State Finance & Regulatory for FE PA commencing on December 28, 2024. Ms. Gower’s annual base salary for 2025 was $250,000 and her STIP target was 40% and her LTIP target was 30% at the time of the annual grant. Her LTIP target increased to 40% in late 2025 and will apply to future LTIP grants. As an executive, she has the opportunity to participate in the Executive Deferred Compensation Plan, Savings Plan, the qualified pension plan and Cash Balance Restoration Plan.

Outstanding Equity Awards at Fiscal Year-End 2025

The following table summarizes the outstanding equity award holdings of our executive officers as of December 31, 2025:

Name	Grant Type(1)	Number of Shares or Units of Stock That Have Not Vested (#)(2)(3)	Market Value of Shares or Units of Stock That Have Not Vested ($)(4)	Grant Type(1)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)(3)(5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)(4)
John W. Hawkins Jr. President (Principal Executive Officer)	2023 Performance- Adjusted RSUs – Stock-Based	4,004	$179,259	2024 Performance- Adjusted RSUs – Stock-Based	5,749	$257,383
				2024 Performance- Adjusted RSUs – Cash-Based	2,813	$125,938
	2023 Performance- Adjusted RSUs –Cash- Based			2025 Performance- Adjusted RSUs	10,275	$460,012
		1,911	$85,555	2025 Time- Based RSUs	6,850	$306,675

Kelly Gower Vice President, State Finance and Regulatory (Principal Financial Officer)	Restricted Stock(6)	1,319	$59,054	2024 Performance- Adjusted RSUs – Stock-Based	1,429	$63,976
				2025 Performance- Adjusted RSUs	1,169	$52,336
	2023 Performance- Adjusted RSUs – Stock-Based	640	$28,653	2025 Time- Based RSUs	780	$34,921

(1)

The awards set forth in the “Grant Type” columns of this table include time-based restricted stock awards, performance-adjusted RSUs and time-based RSUs. Performance-adjusted RSUs generally will vest, in whole or in part, or be forfeited at the end of a three-year performance period to the extent certified by the FE Compensation Committee and independent members of the FE Board, as further described in FE’s 2026 Proxy Statement.

(2)

The 2023 performance-adjusted RSUs (stock-based and cash-based) included in this column are deemed to be earned because the performance condition has been achieved, but such performance-based RSUs had not vested as of December 31, 2025. The number of shares set forth in this column is based on actual performance of 81% for Mr. Hawkins as an Executive Council member of FESC and 83% for Ms. Gower for the 2023 performance-adjusted RSUs (stock-based and cash-based).

(3)

The number of shares set forth in both the “Number of Shares or Units of Stock That Have Not Vested” and the “Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested” columns include all dividends or dividend equivalents earned and reinvested through December 31, 2025, rounded up to the nearest whole unit or share.

(4)

The values set forth in both the “Market Value of Shares or Units of Stock That Have Not Vested” and the “Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested” columns are determined by multiplying the number of shares or units by our common stock closing price of $44.77 on December 31, 2025.

(5)	Stock awards in this column include unearned performance-adjusted RSUs (at the target amount) for which the performance period has not ended.
(6)

Ms. Gower’s restricted stock award was granted on December 30, 2024, to help replace the economically equivalent value she forfeited from her previous employer and vests over an approximately two-year period with 100% of the award vesting on December 15, 2026.

Option Exercises and Stock Vested in 2025

The following table summarizes the vesting of stock awards held by our executive officers as of December 31, 2025:

Name	Award Type	Number of Shares Acquired on Vesting (#)(1)(2)	Value Realized on Vesting ($)(3)
John W. Hawkins Jr. President (Principal Executive Officer)	2022 Performance- Adjusted RSUs (stock-based)	3,103	$119,016
	2022 Performance- Adjusted RSUs (cash-based)	—	$56,795
Kelly Gower Vice President of State Finance & Regulatory (Principal Financial Officer)	—	—	—

(1)

The number of shares set forth in the “Number of Shares Acquired on Vesting” column reflects the number of 2022 performance-adjusted RSUs (settled in stock), which vested on March 1, 2025. The number of shares includes dividend equivalent units earned and reinvested through the vesting date.

(2)	The number of units from the 2022 performance-adjusted RSUs (settled in cash), which vested on March 1, 2025 are 1,480.783.
(3)	The amounts set forth in the “Value Realized on Vesting” column are based on the average high/low stock price on the vesting date, which was $38.355 for the 2022 performance-adjusted RSUs.

Post-Employment Compensation

Pension Benefits as of December 31, 2025

The following table provides information regarding the pension benefits of our executive officers as of December 31, 2025:

Name	Plan Name	Number of Years Credited Service (#)	Present Value of Accumulated Benefit ($)(1)	Payments During Last Fiscal Year ($)
John W. Hawkins Jr. President (Principal Executive Officer)	Qualified Plan	3.2	$56,862	—
	Nonqualified (Cash Balance Restoration Plan)		$22,089	—
	Total		$78,951	—
Kelly Gower (2) Vice President, State Finance & Regulatory (Principal Financial Officer)	Qualified Plan	1.0	$12,019	—
	Nonqualified (Cash Balance Restoration Plan)		$—	—
	Total		$12,019	—

(1)

The amounts set forth in the “Present Value of Accumulated Benefit” column are determined as of December 31, 2025, using the assumptions used for financial reporting purposes set forth in Note 4 of the Notes to Consolidated Financial Statements contained in FE’s Form 10-K for the fiscal year ended December 31, 2025.

(2)	As of December 31, 2025, Ms. Gower is not vested in her pension benefits.

Potential Post-Employment Payments

2025 Post-Termination Compensation and Benefits

The following table summarizes the compensation and benefits that would be payable to our executive officers in the event of a separation of service as of December 31, 2025.

	Retirement(1)	Involuntary Separation (Without Cause)	Termination Without Cause Following a CIC(2)	Voluntary Termination (Pre-retirement Eligible)(1)	Involuntary Termination (For Cause)(1)	Death(1)	Disability(1)
Base Salary	Accrued through date of retirement	Accrued through date of termination	Accrued through date of CIC termination	Accrued through date of termination	Accrued through date of termination	Accrued through date of qualifying event	Accrued through date of qualifying event

Severance Pay	N/A	3 weeks of pay for every full year of service (minimum of 52 weeks and capped at a maximum of 104 weeks), including the current year, calculated using base salary at the time of severance	2 times the sum of base salary plus target annual STIP award multiplier for cash severance	N/A	N/A	N/A	N/A

Health and Wellness Benefits	May continue unsubsidized coverage	Provided at active employee rates for severance period(3)	Provided at active employee rates for two years	Forfeited	Forfeited	Survivor health and wellness provided as eligible	Health and wellness provided as eligible

STIP Award	Issued a prorated award based on elapsed days of service and actual performance	Issued a prorated award based on elapsed days of service and actual performance	Issued a prorated award at target based on elapsed days of service	Forfeited	Forfeited	Issued a prorated award based on elapsed days of service and actual performance	Issued a prorated award based on elapsed days of service and actual performance

Performance-Adjusted RSUs (Stock-Based and Cash-Based)	Issued a prorated award based on full months of service and actual performance	Issued a prorated award based on full months of service and actual performance	Issued prorated award based on full months of service at target value	Forfeited	Forfeited	Issued a prorated award based on full months of service at target value	Issued a prorated award based on full months of service and actual performance

	Retirement(1)	Involuntary Separation (Without Cause)	Termination Without Cause Following a CIC	Voluntary Termination (Pre-retirement Eligible)(1)	Involuntary Termination (For Cause)(1)	Death(1)	Disability(1)

Restricted Stock	Forfeited	Prorated portion of shares and all dividends accrued	Issued 100% of shares and all dividends accrued	Forfeited	Forfeited	Issued 100% of shares and all dividends accrued	Issued 100% of shares and all dividends accrued

EDCP (Elective Deferrals)	Payable as elected	Payable as elected if retirement eligible; otherwise payable in a lump sum upon termination	Payable as elected if retirement eligible; otherwise payable in a lump sum upon termination	Payable in a lump sum upon termination	Payable as elected upon termination if retirement eligible; otherwise payable in a lump sum upon termination	Payable to survivor as elected	Payable as elected

Excise Tax Gross Up under Section 280G	No	No	N/A	No	No	No	No

(1)	Benefits provided in these scenarios are provided to all employees on the same terms, if applicable.
(2)	Benefits payable to Mr. Hawkins only.
(3)

Active employee health and wellness benefits are provided under the FirstEnergy Executive Severance Benefits Plan, as amended and restated (the “Executive Severance Plan”) for the severance period, which is equal to three weeks for every year of service, including the current year (52 week minimum and 104 week maximum).

The potential post-employment payments discussed in each termination section below disclose the estimated payments and benefits payable to the executive officers upon certain triggering events representing the enhanced or accelerated value of payments and benefits and do not include previously earned and vested amounts payable to such executive officer regardless of the applicable triggering event that have been accrued but not yet paid. The post-termination benefit calculations are based on the following assumptions:

•	The amounts disclosed are estimates of the amounts that would be paid out to the executive officers based on the triggering event. The actual amounts can be determined only at the time of payment.

•

The amounts disclosed do not include benefits provided under the FirstEnergy Corp. Master Pension Plan (the “Qualified Plan”) and nonqualified cash balance restoration plan as described in the Pension Benefits section and shown in the Pension Benefits table (at the earliest commencement date without reduction) earlier in this prospectus, unless expressly noted.

•

December 31, 2025, is the last day of employment. Accordingly, such amounts reflect the severance and change in control (“CIC”) benefits prior to the amendments and restatements of the Executive Severance Plan and the CIC Plan that went into effect on January 1, 2026.

•

All employees, including the executive officers, are eligible for a full year payout based on actual performance under the STIP if they are employed on December 31, 2025. The 2025 STIP amounts are provided in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table.

•	The LTIP and Other Awards Payments Under Termination table below includes performance-adjusted RSUs and restricted stock.

•	The closing common stock price on December 31, 2025, the last trading day of the year ($44.77), is applied to value performance-adjusted RSUs and restricted stock.

•	Actual performance is utilized for the 2023 performance-adjusted RSUs. Target payout is assumed for the 2024 and 2025 performance-adjusted RSUs.

•	Health care amounts are not disclosed since they are available to all employees under the same circumstances.

Retirement/Voluntary Termination

The executive officers are not yet retirement eligible for outstanding equity awards as of December 31, 2025 (must be 55 years old and 5 years of service), and their outstanding equity awards would be forfeited in the event of a voluntary termination.

The present value of the qualified pension plan and the Cash Balance Restoration Plan benefits as shown in the Pension Benefits table reflects the commencement of retirement benefits at the executive officers’ earliest age necessary to receive pension benefits without reduction. Mr. Hawkins is a vested cash-balance participant and will have the option to defer or immediately commence his pension benefit upon separation from service. Ms. Gower was not yet vested in the Qualified Plan and Cash Balance Restoration Plan as of December 31, 2025.

Involuntary Separation

In the event of an involuntary separation, the executive officers are covered under the Executive Severance Plan. Under the Executive Severance Plan, executives are offered severance benefits if involuntarily separated when business conditions require the closing or sale of a facility, corporate restructuring, merger, acquisition, a reduction in workforce, or job elimination.

Severance is also offered if an executive turns down a job assignment that: would result in a reduction of at least 15% in current base salary; contains a requirement that the executive must relocate from his or her current residence for reasons related to the new job; or would result in the distance from the executive’s current residence to his or her new reporting location being at least 50 miles farther than his or her current residence to his or her previous reporting location.

The Executive Severance Plan provides three weeks of base pay for each full year of service with a minimum of 52 weeks and a maximum severance benefit of 104 weeks of base pay. In the event of a December 31, 2025, involuntary separation, lump sum severance pay would be provided as follows: Mr. Hawkins – $439,875; and Ms. Gower – $250,000. Each of the executive officers would also be provided prorated vesting for certain outstanding equity as described in the 2025 Post-Termination Compensation and Benefits table and quantified in the LTIP and Other Awards Payments Under Termination table below.

On February 9, 2023, upon the recommendation of the Compensation Committee of the FE Board, the Board approved a new policy, effective immediately, that cash severance payable under the Company’s Executive Severance Plan or pursuant to any individual contract with an executive officer will not exceed 2.99 times the sum of the executive officer’s base salary plus target annual incentive opportunity under the Short-Term Incentive Program, unless the Company seeks shareholder approval.

Termination Following a Change in Control

Mr. Hawkins is eligible to participate in the CIC Plan. In the event of a December 31, 2025 Qualifying Separation, under the CIC Plan (prior to the amendment and restatement that went into effect January 1, 2026), compensation in an amount equal to two times the sum of the amount of annual base salary plus the target annual STIP amount as applicable, in the year during which the date of termination occurs, whether or not fully paid, will be provided as follows: Mr. Hawkins – $1,495,575; and Ms. Gower – $700,000. Any executive officer having an outstanding restricted stock award would be issued 100% of shares and all dividends accrued upon a CIC. The values of the restricted stock award as well as any performance-adjusted RSUs and time-based RSUs are quantified in the LTIP and Other Award Payments Under Termination table below. Excise tax and gross-up provisions are not provided under the CIC Plan. Executive officers would be entitled to participate in the group health insurance plan for two years following the participant’s termination date. Finally, outplacement services are also offered to executive officers, for a one–year period, capped at $30,000.

Death & Disability

In the event of an executive officer’s death or Disability (as defined in the applicable plan documents) as of December 31, 2025, each of the executive officers would also be provided additional accelerated vesting for certain outstanding equity as described in the 2025 Post-Termination Compensation and Benefits table above and quantified in the LTIP and Other Award Payments Under Termination table below.

LTIP and Other Award Payments Under Termination

In the event of an executive officer’s separation of service as of December 31, 2025, the executive officer would be provided vested outstanding equity or cash awards as quantified in the LTIP and Other Award Payments Under Termination table below. Awards of performance-adjusted RSUs require a termination without cause following a CIC for accelerated vesting. For purposes of the calculations in the table below, we have assumed that the equity awards would be replaced by the successor prior to a termination without cause.

	Retirement/ Voluntary Termination(1)	Involuntary Separation(2)	Death(3)	Disability(4)	Termination Without Cause Following a CIC(5)
John W. Hawkins Jr. President (Principal Executive Officer)	N/A	$755,925	$755,925	$755,925	$755,925
Kelly Gower Vice President of State Finance and Regulatory (Principal Financial Officer)	N/A	$138,188	$167,715	$167,715	$167,715

(1)	Mr. Hawkins and Ms. Gower do not meet the retirement eligibility requirements for age (55) and service (5 years) under the LTIP as of December 31, 2025.
(2)

The amounts set forth in the “Involuntary Separation” column represent the estimated amounts that would be payable to the executive officer as a result of a December 31, 2025 involuntary severance without cause. LTIP and restricted stock awards are prorated based on full months of service. At the time of payment, the LTIP awards will be adjusted for actual performance. If we applied the actual performance results of 81% of target for Mr. Hawkins and 83% of target for Ms. Gower for the 2023-2025 cycle, the values would be as follows: Mr. Hawkins – $697,264; and Ms. Gower – $133,499.

(3)

The amounts set forth in the “Death” column represent the estimated amounts that would be payable to the executive officer as a result of a death on December 31, 2025. In the event of a death, the LTIP awards are prorated and payable at target based on the fair market value on the date of death. All restricted stock awards would fully vest. LTIP amounts represented in the table are prorated based on full months of service at target.

(4)

The amounts set forth in the “Disability” column represent the estimated amounts that would be payable to the executive officer as a result of termination due to Disability on December 31, 2025. LTIP awards are prorated and payable at the end of the performance period and based on actual performance. If we applied the actual performance results of 81% of target for Mr. Hawkins and 83% of target for Ms. Gower for the 2023-2025 cycle, the values would be as follows: Mr. Hawkins – $697,264; and Ms. Gower – $163,026. All restricted stock awards would fully vest. LTIP amounts represented in the table are prorated based on full months of service at target.

(5)

The amounts set forth in the “Termination Without Cause following a CIC” column represent the estimated amounts that would be payable to the executive officer as a result of the double trigger vesting of awards effective as of December 31, 2025. Unvested restricted stock would fully vest at target in the event of a termination without cause following a CIC. LTIP awards are prorated at target in the event of a termination without cause following a CIC.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

As of August 31, 2026, FE held 100% of our issued and outstanding shares of common stock.

The following table sets forth information regarding the beneficial ownership (as beneficial ownership is defined in Rule 13d-3 under the Exchange Act) of FE PA’s common stock as of June 30, 2026 by:

•	Each person who beneficially owns more than 5% of our common stock;

•	Each member of the FE PA Board;

•	Each of our executive officers; and

•	All of our directors and executive officers as a group.

Except as otherwise indicated in the footnotes below, each of the beneficial owners has, to the best of our knowledge, sole voting and investment power with respect to the indicated common stock. According to the rules adopted by the SEC, a person “beneficially owns” securities if the person has or shares the power to vote them or to direct their investment or has the right to acquire beneficial ownership of such securities within 60 days through the exercise of an option, warrant, right of conversion of a security or otherwise.

Name and Address of Beneficial Holder(1)	Number of Shares of Common Stock Beneficially Owned	Percentage of Common Stock Beneficially Owned
FirstEnergy Corp.(2)	1,000	100%
Kelly Gower	—	—
John W. Hawkins Jr.	—	—
Jason J. Lisowski	—	—
A. Wade Smith	—	—
Steven R. Staub	—	—
Toby L. Thomas	—	—
All executive officers and members of the FE PA Board as a group (seven persons)	—	—

(1)	Except as otherwise indicated, the address for the beneficial owners listed is 800 Cabin Hill Drive, Greensburg, PA 15601.
(2)

FE indirectly owns the common stock of FE PA through FE PA Holding Company, a wholly owned subsidiary of FE. The FE Board has voting and dispositive power over the units. The FE Board is composed of more than three individuals who have authority over the voting and disposition of the units. The business address is FirstEnergy Corp., 341 White Pond Drive, Akron, Ohio 44320.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Agreements with FirstEnergy

We are party to several agreements with FE, which owns 100% of our outstanding common stock as of August 31, 2026, through FE PA Holding Company, a wholly owned subsidiary of FE.

Money Pool Agreement

We, as well as other FE regulated subsidiaries, have entered into a money pool agreement which provides for the ability to borrow from each other and FE to meet short-term working capital requirements. FESC administers this money pool and tracks surplus funds of FE and the respective regulated subsidiaries, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreement must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from the regulated pool and is based on the average cost of funds available through the money pool.

Service Agreement

We, as well as other subsidiaries of FE, are party to a Service Agreement with FESC, pursuant to which FESC provides services to us and other subsidiaries of FE. Among other things, FESC provides us with basic operating services including, but not limited to, executive services, accounting and finance, internal auditing, risk management, human resources, corporate affairs, corporate communications, information technology, policy and compliance, records management, and legal services. We may also request additional services from FESC, such as operations management, construction, maintenance, asset oversight, customer service, rates and regulatory affairs, environmental, corporate real estate, strategic planning and operations, business development, and investment management. For the six months ended June 30, 2026 and for the years ended December 31, 2025, 2024 and 2023, we compensated FESC an aggregate amount of approximately $142.8 million, $294.4 million, $252.6 million, and $301.6 million, respectively, for services provided under the Service Agreement.

Mutual Assistance Agreement

We entered into a Mutual Assistance Agreement with other subsidiaries of FE, pursuant to which we and the other subsidiaries of FE are able to request and receive non-power goods and services from one another consistent with the terms and conditions of the agreement. For the six months ended June 30, 2026 and for the years ended December 31, 2025, 2024 and 2023, we compensated subsidiaries of FE an aggregate amount of approximately $38 million, $78 million, $97 million, and $56 million, respectively, for goods and services provided under the Mutual Assistance Agreement.

Income Tax Allocation Agreement

We have entered into an income tax allocation agreement with FE and its subsidiaries that sets forth the terms for allocating the consolidated tax liability of the FE consolidated tax group, reimbursing FE for payment of such tax liability, and compensating FE PA for use of its tax losses or credits.

THE EXCHANGE OFFER

Purpose of the Exchange Offer

The exchange offer is designed to provide holders of Outstanding Notes with an opportunity to acquire New Notes which, unlike the Outstanding Notes, will be freely transferable at all times, subject to any restrictions on transfer imposed by state “blue sky” laws and provided that the holder is not our affiliate within the meaning of the Securities Act and represents that the New Notes are being acquired in the ordinary course of the holder’s business and the holder is not engaged in, and does not intend to engage in, a distribution of the New Notes.

The Outstanding Notes were originally issued and sold on March 19, 2026 to the initial purchasers, pursuant to the purchase agreement dated March 16, 2026. The Outstanding Notes were issued and sold in transactions not registered under the Securities Act in reliance upon the exemption provided by Section 4(a)(2) of the Securities Act. The concurrent resale of the Outstanding Notes by the initial purchasers to investors was done in reliance upon the exemptions provided by Rule 144A and Regulation S promulgated under the Securities Act. The Outstanding Notes may not be reoffered, resold or transferred other than (i) to us or our subsidiaries, (ii) to a qualified institutional buyer in compliance with Rule 144A promulgated under the Securities Act (“Rule 144A”), (iii) outside the United States to a non-U.S. person within the meaning of Regulation S under the Securities Act, (iv) pursuant to the exemption from registration provided by Rule 144 promulgated under the Securities Act (if available) or (v) pursuant to an effective registration statement under the Securities Act.

In connection with the original issuances and sales of the Outstanding Notes, we entered into a registration rights agreement in respect of each series of Outstanding Notes on March 19, 2026, among FE PA and the initial purchasers (the “Registration Rights Agreements”), pursuant to which we agreed to use our reasonable best efforts to cause to be filed with the SEC a registration statement covering the exchange by us of the New Notes for the Outstanding Notes, pursuant to the exchange offer. The Registration Rights Agreements provide that we will use our reasonable best efforts to cause to be filed with the SEC an exchange offer registration statement on an appropriate form under the Securities Act and cause the exchange offer to be commenced promptly after the exchange offer registration statement is declared effective by the SEC to holders of Outstanding Notes who are able to make certain representations the opportunity to exchange their Outstanding Notes for New Notes.

Under existing interpretations by the Staff of the SEC as set forth in no-action letters issued to third parties in other transactions, the New Notes would, in general, be freely transferable after the exchange offer without further registration under the Securities Act; provided, however, that in the case of broker-dealers participating in the exchange offer, a prospectus meeting the requirements of the Securities Act must be delivered by such broker-dealers in connection with resales of the New Notes. We have agreed to furnish a prospectus meeting the requirements of the Securities Act to any such broker-dealer for use in connection with any resale of any New Notes acquired in the exchange offer. A broker-dealer that delivers such a prospectus to purchasers in connection with such resales will be subject to certain of the civil liability provisions under the Securities Act and will be bound by the provisions of the applicable Registration Rights Agreement (including certain indemnification rights and obligations).

We do not intend to seek our own interpretation regarding the exchange offer, and we cannot assure you that the Staff of the SEC would make a similar determination with respect to the New Notes as it has in other interpretations to third parties.

Each holder of Outstanding Notes that exchanges such Outstanding Notes for New Notes in the exchange offer will be deemed to have made certain representations, including representations that (i) any New Notes to be received by it will be acquired in the ordinary course of its business, (ii) it has no arrangement or understanding with any person to participate in the distribution (within the meaning of the Securities Act) of New Notes, and (iii) it is not our affiliate as defined in Rule 405 under the Securities Act, or if it is an affiliate, it will comply with the registration and prospectus delivery requirements of the Securities Act to the extent applicable.

If the holder is not a broker-dealer, it will be required to represent that it is not engaged in, and does not intend to engage in, the distribution of Outstanding Notes or New Notes. If the holder is a broker-dealer that will receive New Notes for its own account in exchange for Outstanding Notes that were acquired as a result of market-making activities or other trading activities, it will be required to acknowledge that it will deliver a prospectus in connection with any resale of such New Notes.

Terms of the Exchange Offer; Period for Tendering Outstanding Notes

Upon the terms and subject to the conditions set forth in this prospectus, we will cause any and all Outstanding Notes to be accepted that were acquired pursuant to Rule 144A or Regulation S validly tendered and not withdrawn prior to 5:00 p.m., New York City time, on the expiration date of the exchange offer. We will issue $1,000 principal amount of New Notes in exchange for each $1,000 principal amount of Outstanding Notes accepted in the exchange offer. Holders may tender some or all of their Outstanding Notes pursuant to the exchange offer; provided that, Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiple of $1,000 in excess thereof.

The form and terms of the New Notes are the same as the form and terms of the Outstanding Notes except that:

(1)	the New Notes will be registered under the Securities Act and will not have legends restricting their transfer;

(2)	the New Notes will not contain the registration rights and increased interest provisions contained in the Outstanding Notes; and

(3)	interest on the New Notes will accrue from the last interest date on which interest was paid on your Outstanding Notes.

The New Notes will evidence the same debt as the Outstanding Notes and will be entitled to the benefits of the Indenture.

We intend to conduct the exchange offer in accordance with the applicable requirements of the Exchange Act and the rules and regulations of the SEC.

The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us.

If any tendered Outstanding Notes are not accepted for exchange because of an invalid tender or the occurrence of specified other events set forth in this prospectus, the certificates for any unaccepted Outstanding Notes will be promptly returned, without expense, to the tendering holder.

Holders who tender Outstanding Notes in the exchange offer will not be required to pay brokerage commissions or fees or transfer taxes with respect to the exchange of Outstanding Notes pursuant to the exchange offer. We will pay all charges and expenses, other than transfer taxes in certain circumstances, in connection with the exchange offer. See “Fees and Expenses” and “Transfer Taxes” below.

The exchange offer will remain open for at least 20 full business days. The term “expiration date” will mean 5:00 p.m., New York City time, on October 16, 2026, unless we, in our sole discretion, extend the exchange offer, in which case the term “expiration date” will mean the latest date and time to which the exchange offer is extended.

To extend the exchange offer, prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled expiration date, we will:

(1)	notify the exchange agent of any extension by oral notice (promptly confirmed in writing) or written notice, and

(2)	provide to the registered holders an announcement of any extension and issue a notice by press release or other public announcement before such expiration date.

We reserve the right, in our sole discretion:

(1)	if any of the conditions below under the heading “Conditions to the Exchange Offer” shall have not been satisfied,

a.	to delay accepting any Outstanding Notes,

b.	to extend the exchange offer, or

c.	to terminate the exchange offer, or

(2)

to amend the terms of the exchange offer in any manner, provided however, that if we amend the exchange offer to make a material change, including the waiver of a material condition, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least five business days after such amendment or waiver; provided further, that if we amend the exchange offer to change the percentage of Outstanding Notes being exchanged or the consideration being offered, we will extend the exchange offer, if necessary, to keep the exchange offer open for at least ten business days after such amendment or waiver.

Any delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice to the registered holders.

Procedures for Tendering Outstanding Notes through Brokers and Banks

Since the Outstanding Notes are represented by global book-entry notes, DTC, as depositary, or its nominee is treated as the registered holder of the Outstanding Notes and will be the only entity that can tender your Outstanding Notes for New Notes. Therefore, to tender Outstanding Notes subject to this exchange offer and to obtain New Notes, you must instruct the institution where you keep your Outstanding Notes to tender your Outstanding Notes on your behalf so that they are received on or prior to the expiration of this exchange offer.

The letter of transmittal that may accompany this prospectus may be used by you to give such instructions.

YOU SHOULD CONSULT YOUR ACCOUNT REPRESENTATIVE AT THE BROKER OR BANK WHERE YOU KEEP YOUR OUTSTANDING NOTES TO DETERMINE THE PREFERRED PROCEDURE.

IF YOU WISH TO ACCEPT THIS EXCHANGE OFFER, PLEASE INSTRUCT YOUR BROKER OR ACCOUNT REPRESENTATIVE IN TIME FOR YOUR OUTSTANDING NOTES TO BE TENDERED BEFORE THE 5:00 PM (NEW YORK CITY TIME) DEADLINE ON OCTOBER 16, 2026.

Deemed Representations

To participate in the exchange offer, we require that you represent to us that:

(1)	you or any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is acquiring them in the ordinary course of business;

(2)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is engaging in or intends to engage in a distribution of the New Notes within the meaning of the federal securities laws;

(3)

neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer has an arrangement or understanding with any person to participate in the distribution of New Notes issued in the exchange offer;

(4)	neither you nor any other person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is an “affiliate” as defined under Rule 405 of the Securities Act; and

(5)

if you or another person acquiring New Notes in exchange for your Outstanding Notes in the exchange offer is a broker-dealer and you acquired the Outstanding Notes as a result of market-making activities or other trading activities, you acknowledge that you will deliver a prospectus meeting the requirements of the Securities Act in connection with any resale of the New Notes.

BY TENDERING YOUR OUTSTANDING NOTES YOU ARE DEEMED TO HAVE MADE THESE REPRESENTATIONS.

Broker-dealers who cannot make the representations in item (5) of the paragraph above cannot use this exchange offer prospectus in connection with resales of the New Notes issued in the exchange offer.

If you are our “affiliate,” as defined under Rule 405 of the Securities Act, if you are a broker-dealer who acquired your Outstanding Notes in the initial offering and not as a result of market-making or trading activities, or if you are engaged in or intend to engage in or have an arrangement or understanding with any person to participate in a distribution of New Notes acquired in the exchange offer, you or that person:

(1)	may not rely on the applicable interpretations of the Staff of the SEC and therefore may not participate in the exchange offer; and

(2)	must comply with the registration and prospectus delivery requirements of the Securities Act or an exemption therefrom when reselling the Outstanding Notes.

You may tender some or all of your Outstanding Notes in this exchange offer. However, your Outstanding Notes may be tendered only in denominations of $2,000 and any integral multiples of $1,000 in excess thereof.

When you tender your Outstanding Notes and we accept them, the tender will be a binding agreement between you and us as described in this prospectus.

The method of delivery of Outstanding Notes and all other required documents to the exchange agent is at your election and risk.

We will decide all questions about the validity, form, eligibility, acceptance and withdrawal of tendered Outstanding Notes, and our reasonable determination will be final and binding on you. We reserve the absolute right to:

(1)	reject any and all tenders of any particular Outstanding Note not properly tendered;

(2)	refuse to accept any Outstanding Note if, in our reasonable judgment or the judgment of our counsel, the acceptance would be unlawful; and

(3)	waive any defects or irregularities or conditions of the exchange offer as to any particular Outstanding Notes before the expiration of the offer.

Our interpretation of the terms and conditions of the exchange offer will be final and binding on all parties. You must cure any defects or irregularities in connection with tenders of Outstanding Notes as we will reasonably determine. Neither we, the exchange agent nor any other person will incur any liability for failure to notify you of any defect or irregularity with respect to your tender of Outstanding Notes. If we waive any terms or conditions pursuant to (3) above with respect to a noteholder, we will extend the same waiver to all noteholders with respect to that term or condition being waived.

Procedures for Brokers and Custodian Banks; DTC ATOP Account

In order to accept this exchange offer on behalf of a holder of Outstanding Notes you must submit or cause your DTC participant to submit an Agent’s Message as described below.

The exchange agent, on our behalf will seek to establish an Automated Tender Offer Program (“ATOP”) account with respect to the Outstanding Notes at DTC promptly after the delivery of this prospectus. Any financial institution that is a DTC participant, including your broker or bank, may make book-entry tender of Outstanding Notes by causing the book-entry transfer of such Outstanding Notes into our ATOP account in accordance with DTC’s procedures for such transfers. Concurrently with the delivery of Outstanding Notes, an Agent’s Message in connection with such book-entry transfer must be transmitted by DTC to, and received by, the exchange agent on or prior to 5:00 pm, New York City Time on the expiration date. The confirmation of a book entry transfer into the ATOP account as described above is referred to herein as a “Book-Entry Confirmation.”

The term “Agent’s Message” means a message transmitted by the DTC participants to DTC, and thereafter transmitted by DTC to the exchange agent, forming a part of the Book-Entry Confirmation which states that DTC has received an express acknowledgment from the participant in DTC described in such Agent’s Message stating that such participant and beneficial holder agree to be bound by the terms of this exchange offer.

Each Agent’s Message must include the following information:

(1)	Name of the beneficial owner tendering such Outstanding Notes;

(2)	Account number of the beneficial owner tendering such Outstanding Notes;

(3)	Principal amount of Outstanding Notes tendered by such beneficial owner; and

(4)	A confirmation that the beneficial holder of the Outstanding Notes tendered has made the representations for our benefit set forth under “Deemed Representations” above.

BY SENDING AN AGENT’S MESSAGE THE DTC PARTICIPANT IS DEEMED TO HAVE CERTIFIED THAT THE BENEFICIAL HOLDER FOR WHOM NOTES ARE BEING TENDERED HAS BEEN PROVIDED WITH A COPY OF THIS PROSPECTUS.

The delivery of Outstanding Notes through DTC, and any transmission of an Agent’s Message through ATOP, is at the election and risk of the person tendering Outstanding Notes. We will ask the exchange agent to instruct DTC to promptly return those Outstanding Notes, if any, that were tendered through ATOP but were not accepted by us, to the DTC participant that tendered such Outstanding Notes on behalf of holders of the Outstanding Notes.

Acceptance of Outstanding Notes for Exchange; Delivery of New Notes

We will accept validly tendered Outstanding Notes when the conditions to the exchange offer have been satisfied or we have waived them. We will have accepted your validly tendered Outstanding Notes when we have given oral or written notice to the exchange agent. The exchange agent will act as agent for the tendering holders for the purpose of receiving the New Notes from us. If we do not accept any tendered Outstanding Notes for exchange by book-entry transfer because of an invalid tender or other valid reason, we will credit the notes to an account maintained with DTC promptly after the exchange offer terminates or expires.

THE AGENT’S MESSAGE MUST BE TRANSMITTED TO THE EXCHANGE AGENT ON OR BEFORE 5:00 PM, NEW YORK CITY TIME, ON THE EXPIRATION DATE.

No Guaranteed Delivery Procedures

Guaranteed delivery procedures are not available in connection with the exchange offer.

Withdrawal Rights

You may withdraw your tender of Outstanding Notes at any time before 5:00 p.m., New York City time, on the expiration date.

For a withdrawal to be effective, you should contact your bank or broker where your Outstanding Notes are held and have them send an ATOP notice of withdrawal so that it is received by the exchange agent before 5:00 p.m., New York City time, on the expiration date. Such notice of withdrawal must:

(1)	specify the name of the person that tendered the Outstanding Notes to be withdrawn; and

(2)

identify the Outstanding Notes to be withdrawn, including the CUSIP number and principal amount at maturity of the Outstanding Notes; specify the name and number of an account at the DTC to which your withdrawn Outstanding Notes can be credited.

We will decide all questions as to the validity, form and eligibility of the notices and our determination will be final and binding on all parties. Any tendered Outstanding Notes that you withdraw will not be considered to have been validly tendered. We will promptly return any Outstanding Notes that have been tendered but not exchanged, or credit them to the DTC account. You may re-tender properly withdrawn Outstanding Notes by following one of the procedures described above before the expiration date.

Conditions to the Exchange Offer

Notwithstanding any other provision of the exchange offer, or any extension of the exchange offer, we will not be required to accept for exchange, or to issue New Notes in exchange for, any Outstanding Notes and may terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or amend the exchange offer, if any of the following conditions has occurred or exists or has not been satisfied, or has not been waived by us in our sole reasonable discretion, prior to the expiration date:

•

there is threatened, instituted or pending any action or proceeding before, or any injunction, order or decree issued by, any court or governmental agency or other governmental regulatory or administrative agency or commission:

(1)

seeking to restrain or prohibit the making or completion of the exchange offer or any other transaction contemplated by the exchange offer, or assessing or seeking any damages as a result of this transaction; or

(2)	resulting in a material delay in our ability to accept for exchange or exchange some or all of the Outstanding Notes in the exchange offer; or

(3)

any statute, rule, regulation, order or injunction has been sought, proposed, introduced, enacted, promulgated or deemed applicable to the exchange offer or any of the transactions contemplated by the exchange offer by any governmental authority, domestic or foreign; or

•

any action has been taken, proposed or threatened, by any governmental authority, domestic or foreign, that, in our sole reasonable judgment, would directly or indirectly result in any of the consequences referred to in clauses (1), (2) or (3) above or, in our sole reasonable judgment, would result in the holders of New Notes having obligations with respect to resales and transfers of New Notes which are greater than those described in the interpretation of the SEC referred to above, or would otherwise make it inadvisable to proceed with the exchange offer; or the following has occurred:

(1)	any general suspension of or general limitation on prices for, or trading in, securities on any national securities exchange or in the over-the-counter market; or

(2)	any limitation by a governmental authority which adversely affects our ability to complete the transactions contemplated by the exchange offer; or

(3)

a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States or any limitation by any governmental agency or authority which adversely affects the extension of credit; or

(4)

a commencement of a war, armed hostilities or other similar international calamity directly or indirectly involving the United States, or, in the case of any of the preceding events existing at the time of the commencement of the exchange offer, a material acceleration or worsening of these calamities; or

•

any change, or any development involving a prospective change, has occurred or been threatened in our business, financial condition, operations or prospects and those of our subsidiaries taken as a whole that is or may be adverse to us, or we have become aware of facts that have or may have an adverse impact on the value of the Outstanding Notes or the New Notes, which in our sole reasonable judgment in any case makes it inadvisable to proceed with the exchange offer and/or with such acceptance for exchange or with such exchange; or

•

there shall occur a change in the current interpretation by the Staff of the SEC which permits the New Notes issued pursuant to the exchange offer in exchange for Outstanding Notes to be offered for resale, resold and otherwise transferred by holders thereof (other than broker-dealers and any such holder which is our affiliate within the meaning of Rule 405 promulgated under the Securities Act) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Notes are acquired in the ordinary course of such holders’ business and such holders have no arrangement or understanding with any person to participate in the distribution of such New Notes; or

•	any law, statute, rule or regulation shall have been adopted or enacted which, in our reasonable judgment, would impair our ability to proceed with the exchange offer; or

•

a stop order shall have been issued by the SEC or any state securities authority suspending the effectiveness of the registration statement, or proceedings shall have been initiated or, to our knowledge, threatened for that purpose, or any governmental approval has not been obtained, which approval we shall, in our sole reasonable discretion, deem necessary for the consummation of the exchange offer as contemplated hereby; or

•

we have received an opinion of counsel experienced in such matters to the effect that there exists any actual or threatened legal impediment (including a default or prospective default under an agreement, indenture or other instrument or obligation to which we are a party or by which we are bound) to the consummation of the transactions contemplated by the exchange offer.

If we determine in our sole reasonable discretion that any of the foregoing events or conditions has occurred or exists or has not been satisfied, we may, subject to applicable law, terminate the exchange offer (whether or not any Outstanding Notes have been accepted for exchange) or may waive any such condition or otherwise amend the terms of the exchange offer in any respect. If such waiver or amendment constitutes a material change to the exchange offer, we will promptly disclose such waiver or amendment by means of a prospectus supplement that will be distributed to the registered holders of the Outstanding Notes and will extend the exchange offer to the extent required by Rule 14e-1 promulgated under the Exchange Act.

These conditions are for our sole benefit and we may assert them regardless of the circumstances giving rise to any of these conditions, or we may waive them, in whole or in part, in our sole reasonable discretion, provided that we will not waive any condition with respect to an individual holder of Outstanding Notes unless we waive that condition for all such holders. Any reasonable determination made by us concerning an event, development or circumstance described or referred to above will be final and binding on all parties. Our failure at any time to exercise any of the foregoing rights will not be a waiver of our rights and each such right will be deemed an ongoing right which may be asserted at any time before the expiration of the exchange offer.

Exchange Agent

We have appointed U.S. Bank Trust Company, National Association as the exchange agent for the exchange offer. You should direct questions, requests for assistance, and requests for additional copies of this prospectus and the letter of transmittal that may accompany this prospectus to the exchange agent addressed as follows:

U.S. Bank Trust Company, National Association, as Exchange Agent

By Mail or in Person

U.S. Bank Trust Company, National Association

Attn: Corporate Actions

111 Fillmore Avenue E

St. Paul, MN 55107-1402

For Email or Facsimile Transmission (for Eligible Institutions Only)

Email: cts.specfinance@usbank.com

Facsimile: (651) 466-7367

For Information and to Confirm by Telephone

(800) 934-6802

Delivery to an address other than set forth above will not constitute a valid delivery.

Fees and Expenses

The principal solicitation is being made through DTC by U.S. Bank Trust Company, National Association, as exchange agent. We will pay the exchange agent customary fees for its services, reimburse the exchange agent for its reasonable out-of-pocket expenses incurred in connection with the provisions of these services and pay other registration expenses, including registration and filing fees, fees and expenses of compliance with federal securities and state blue sky securities laws, printing expenses, messenger and delivery services and telephone, fees and disbursements to our counsel, application and filing fees and any fees and disbursements to our independent registered public accountants. We will not make any payment to brokers, dealers, or others soliciting acceptances of the exchange offer except for reimbursement of mailing expenses.

Additional solicitations may be made by telephone or in person by our and our affiliates’ officers, employees and by persons so engaged by the exchange agent.

Accounting Treatment

The New Notes will be recorded at the same carrying value as the existing Outstanding Notes, as reflected in our accounting records on the date of exchange. Accordingly, we will recognize no gain or loss for accounting purposes.

Transfer Taxes

If you tender Outstanding Notes for exchange, you will not be obligated to pay any transfer taxes. However, if you instruct us to register New Notes in the name of, or request that your Outstanding Notes not tendered or not accepted in the exchange offer be returned to, a person other than the registered tendering holder, you will be responsible for paying any transfer tax owed.

YOU MAY SUFFER ADVERSE CONSEQUENCES IF YOU FAIL TO EXCHANGE OUTSTANDING NOTES

If you do not tender your Outstanding Notes, you will not have any further registration rights, except for the rights described in the applicable Registration Rights Agreement and described above, and your Outstanding Notes will continue to be subject to the provisions of the Indenture governing the Outstanding Notes regarding transfer and exchange of the Outstanding Notes and the restrictions on transfer of the Outstanding Notes imposed by the Securities Act and states securities law when we complete the exchange offer. These transfer restrictions are required because the Outstanding Notes were issued under an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state securities laws. Accordingly, if you do not tender your Outstanding Notes in the exchange offer, your ability to sell your Outstanding Notes could be adversely affected. Once we have completed the exchange offer, holders who have not tendered notes will not continue to be entitled to any increase in interest rate that the Indenture governing the Outstanding Notes provides for if we do not complete the exchange offer.

Consequences of Failure to Exchange

The Outstanding Notes that are not exchanged for New Notes pursuant to the exchange offer will remain restricted securities. Accordingly, the Outstanding Notes may be resold only:

(1)	to us upon redemption thereof or otherwise;

(2)

so long as the outstanding securities are eligible for resale pursuant to Rule 144A, to a person inside the United States who is a qualified institutional buyer within the meaning of Rule 144A under the Securities Act in a transaction meeting the requirements of Rule 144A, in accordance with Rule 144 under the Securities Act, or pursuant to another exemption from the registration requirements of the Securities Act, which other exemption is based upon an opinion of counsel reasonably acceptable to us;

(3)	outside the United States to a foreign person in a transaction meeting the requirements of Rule 904 under the Securities Act; or

(4)	pursuant to an effective registration statement under the Securities Act, in each case in accordance with any applicable securities laws of any state of the United States.

Shelf Registration

The Registration Rights Agreements also require that we cause to be filed a shelf registration statement if:

(1)

the Issuer determines that the registration of the New Notes is not available or may not be completed as soon as practicable after the last exchange date because it would violate any applicable law or applicable interpretations of the SEC;

(2)

a holder participating in the exchange offer does not receive New Notes on the date of the exchange that may be sold without restriction under state and federal securities laws (other than due solely to the status of such holder as an affiliate of the Issuer within the meaning of the Securities Act) and notifies the Issuer within 30 days after such holder first becomes aware of such restrictions;

(3)	the exchange offer is not for any reason completed by the 366th day after the initial issuance of the Outstanding Notes; or

(4)	the Issuer receives a written request from any Initial Purchaser representing that it holds Outstanding Notes that are or were ineligible to be exchanged in the exchange offer.

We will also register the New Notes under the securities laws of jurisdictions that holders may request before offering or selling notes in a public offering. We do not intend to register New Notes in any jurisdiction unless a holder requests that we do so.

Outstanding Notes may be subject to restrictions on transfer until:

(1)	a person other than a broker-dealer has exchanged the Outstanding Notes in the exchange offer;

(2)	a broker-dealer has exchanged the Outstanding Notes in the exchange offer and sells them to a purchaser that receives a prospectus from the broker, dealer on or before the sale;

(3)	the Outstanding Notes are sold under an effective shelf registration statement that we have caused to be filed; or

(4)	the Outstanding Notes are sold to the public under Rule 144 of the Securities Act.

DESCRIPTION OF THE NOTES

The Outstanding Notes were issued on March 19, 2026 in private offerings in the United States only to qualified institutional buyers under Rule 144A under the Securities Act and outside the United States to non-U.S. persons in compliance with Regulation S under the Securities Act.

In the exchange offer, we will issue up to $850,000,000 aggregate principal amount of New Notes. The New Notes will be issued under an indenture, dated as of March 19, 2026 (the “Indenture”), between us and U.S. Bank Trust Company, National Association, as trustee (the “Trustee”), under which the Outstanding Notes were also issued. The following statements relating to the Notes, and the Indenture are summaries of certain provisions thereof and are subject to the detailed provisions of the forms of Notes and the Indenture, to which reference is hereby made, including the definitions of certain terms therein and those terms made part thereof by the Trust Indenture Act of 1939, as amended (the “TIA”). The Indenture does not limit the aggregate principal amount of senior notes that we may issue under the Indenture.

The New Notes of each series will be treated as a single class with any Outstanding Notes of such series that remain outstanding after the completion of the exchange offer. If the exchange offer is consummated, holders of Outstanding Notes who do not exchange their Outstanding Notes for New Notes will vote together with the holders of the applicable series of New Notes for all relevant purposes under the Indenture. In that regard, the Indenture requires that certain actions by the holders under the Indenture (including acceleration after an Event of Default) must be taken, and certain rights must be exercised, by holders of specified minimum percentages of the aggregate principal amount of all outstanding Notes of the applicable series issued under the Indenture. In determining whether holders of the requisite percentage of aggregate principal amount of a series of Notes have given any notice, consent or waiver or taken any other action permitted under the Indenture, any Outstanding Notes of such series that remain outstanding after the exchange offer will be aggregated with the New Notes of such series, and the holders of these Outstanding Notes and New Notes will vote together as a single series for all such purposes. Accordingly, all references in this Description of the Notes to specified percentages in aggregate principal amount of a series of the outstanding Notes mean, at any time after the exchange offer for the Outstanding Notes is consummated, such percentage in aggregate principal amount of such Outstanding Notes and the New Notes of the applicable series then outstanding. As used in this Description of the Notes, the term “Notes” refers to both the Outstanding Notes and the New Notes, the term “2028 Notes” refers to the Outstanding 2028 Notes and the New 2028 Notes and the term “2031 Notes” refers to the Outstanding 2031 Notes and the New 2031 Notes.

General

The 2028 Notes will mature on March 15, 2028 and the 2031 Notes will mature on March 15, 2031, unless earlier redeemed as described under “—Optional Redemption” below.

We will not pay any additional amounts on the Notes to compensate any beneficial owner for any United States tax withheld from payments of principal or interest on the Notes. There is no sinking fund for the Notes. The Notes are not convertible into, or exchangeable for, equity securities of FirstEnergy.

Maturity, Interest Rate and Interest Payment Dates

The 2028 Notes will mature on March 15, 2028, and the 2031 Notes will mature on March 15, 2031, unless earlier redeemed as described under “—Optional Redemption” below.

Interest on the Notes will:

•	be payable in U.S. dollars and accrue at a rate of 4.150% per annum for the 2028 Notes and 4.550% per annum for the 2031 Notes;

•

be computed for each interest period on the basis of a 360-day year consisting of twelve 30-day months and, for any period shorter than a full month, on the basis of the actual number of days elapsed in such period;

•	be payable on a semi-annual basis in arrears on each March 15 and September 15, beginning on September 15, 2026;

•	initially accrue from March 19, 2026 and including, the date of original issuance; and

•

be paid to the persons in whose names the Notes are registered at the close of business on the regular record date, which is the fifteenth calendar day next preceding each interest payment date (whether or not a business day); provided, however, that if and to the extent the Company shall default in the payment of interest due on such interest payment date, such defaulted interest shall be paid to the respective persons in whose names such outstanding Notes are registered at the close of business on a date (the “Special Record Date”) not more than 15 days and not less than 10 days prior to the date of payment of such defaulted interest, such Special Record Date to be established by the Trustee, and by notice given by mail by or on behalf of the Company to the registered owners of such Notes not less than 10 days next preceding such Special Record Date. Notwithstanding the foregoing, interest payable at maturity or upon earlier redemption will be payable to the persons to whom principal shall be payable. If any interest payment date, redemption date or maturity date should fall on a day that is not a business day, then the interest, principal or premium payment, as applicable, shall be made on the next succeeding business day and no interest shall accrue for the intervening period with respect to the payment so deferred.

Additional interest is payable with respect to the applicable series of Notes in certain circumstances if we do not consummate the Exchange Offer (or shelf registration, if applicable for such series) as described in this prospectus under the heading “Exchange Offer; Registration Rights.” We shall pay all additional interest, if any, on the interest payment date for the period for which additional interest has accrued in the same manner as interest is paid on the applicable series of Notes. References herein to “interest” are deemed to include additional interest unless the context expressly requires otherwise.

Ranking

The Notes will rank equally with all of our other existing and future senior unsecured and unsubordinated indebtedness, senior to all of our existing and future subordinated indebtedness and effectively junior to all of our future senior secured indebtedness to the extent of the value of the collateral securing such secured indebtedness. As of June 30, 2026, we had approximately $2.875 billion of senior unsecured and unsubordinated indebtedness and $1.425 billion in first mortgage bonds, assumed from our legacy companies and secured by liens on the collateral supporting such first mortgage bonds (and any improvements, extensions and replacements thereof) existing immediately prior to the PA Consolidation (and not on other assets contributed to FE PA at the time of the PA Consolidation). We had no other long-term debt outstanding.

Optional Redemption

We may redeem the 2028 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the 2028 Notes to be redeemed;

plus, in either case, accrued and unpaid interest thereon to the redemption date.

Prior to February 15, 2031 (one month prior to the maturity date of the 2031 Notes) (the “2031 Notes Par Call Date”), we may redeem the 2031 Notes at our option, in whole or in part, at any time and from time to time, at a redemption price (expressed as a percentage of principal amount and rounded to three decimal places) equal to the greater of:

•

(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the 2031 Notes matured on the 2031 Notes Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption; and

•	100% of the principal amount of the 2031 Notes to be redeemed,

plus, in either case, accrued and unpaid interest thereon to, but not including, the redemption date.

On or after the 2031 Notes Par Call Date, the Company may redeem the 2031 Notes, in whole or in part, at any time and from time to time, at a redemption price equal to 100% of the principal amount of the 2031 Notes being redeemed plus accrued and unpaid interest thereon to the redemption date.

“Treasury Rate” means, with respect to any redemption date, the yield determined by us in accordance with the following two paragraphs.

Treasury Rate shall be determined by us after 4:15 p.m., New York City time (or after such time as yields on U.S. government securities are posted daily by the Board of Governors of the Federal Reserve System), on the third Business Day preceding the redemption date based upon the yield or yields for the most recent day that appear after such time on such day in the most recent statistical release published by the Board of Governors of the Federal Reserve System designated as “Selected Interest Rates (Daily)—H.15” (or any successor designation or publication) (“H.15”) under the caption “U.S. government securities—Treasury constant maturities—Nominal” (or any successor caption or heading) (“H.15 TCM”). In determining the Treasury Rate, we shall select, as applicable:

(1) the yield for the Treasury constant maturity on H.15 exactly equal to the period from the redemption date to the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes) (the “Remaining Life”); or (2) if there is no such Treasury constant maturity on H.15 exactly equal to the Remaining Life, the two yields—one yield corresponding to the Treasury constant maturity on H.15 immediately shorter than and one yield corresponding to the Treasury constant maturity on H.15 immediately longer than the Remaining Life—and shall interpolate to the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes) on a straight-line basis (using the actual number of days) using such yields and rounding the result to three decimal places; or (3) if there is no such Treasury constant maturity on H.15 shorter than or longer than the Remaining Life, the yield for the single Treasury constant maturity on H.15 closest to the Remaining Life. For purposes of this paragraph, the applicable Treasury constant maturity or maturities on H.15 shall be deemed to have a maturity date equal to the relevant number of months or years, as applicable, of such Treasury constant maturity from the redemption date.

If on the third Business Day preceding the redemption date H.15 TCM is no longer published, we shall calculate the Treasury Rate applicable to such redemption based on the rate per annum equal to the semi-annual equivalent yield to maturity at 11:00 a.m., New York City time, on the second Business Day preceding such redemption date of the United States Treasury security maturing on, or with a maturity that is closest to, the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes), as applicable. If there is no United States Treasury security maturing on the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes) but there are two or more United States Treasury securities with a maturity date equally distant from the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes), one with a maturity date preceding the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes) and one with a maturity date following the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes), we shall select the United States Treasury security with a maturity date preceding the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes). If there are two or more United States Treasury securities maturing on the maturity date (in the case of the 2028 Notes) or the 2031 Notes Par Call Date (in the case of the 2031 Notes) or two or more United States Treasury securities meeting the criteria of the preceding sentence, we shall select from among these two or more United States Treasury securities the United States Treasury security that is trading closest to par based upon the average of the bid and asked prices for such United States Treasury securities at 11:00 a.m., New York City time. In determining the Treasury Rate in accordance with the terms of this paragraph, the semi-annual yield to maturity of the applicable United States Treasury security shall be based upon the average of the bid and asked prices (expressed as a percentage of principal amount) at 11:00 a.m., New York City time, of such United States Treasury security, and rounded to three decimal places.

Our actions and determinations in determining the redemption price shall be conclusive and binding for all purposes, absent manifest error. The Trustee shall have no responsibility to determine the redemption price.

Notice of any redemption will be mailed or electronically delivered (or otherwise transmitted in accordance with the depositary’s procedures) at least 10 days but not more than 60 days before the redemption date to each holder of the Notes to be redeemed.

In the case of a partial redemption, selection of the Notes for redemption will be made by lot or, in the case of global Notes, in accordance with the applicable procedures of the depositary. No Notes of a principal amount of $2,000 or less will be redeemed in part. If any Note is to be redeemed in part only, the notice of redemption that relates to the Note will state the portion of the principal amount of the Note to be redeemed. A new Note in a principal amount equal to the unredeemed portion of the Note will be issued in the name of the holder of the Note upon surrender for cancellation of the original Note. For so long as the Notes are held by DTC (or another depositary), the redemption of the Notes shall be done in accordance with the policies and procedures of the depositary

Unless we default in payment of the redemption price and accrued interest, on and after the redemption date, interest will cease to accrue on the Notes or any portion of the Notes called for redemption.

We will not be required to make any mandatory redemption or sinking fund payments with respect to the Notes.

Events of Default

An event of default with respect to each series of Notes is defined in the Indenture as being any one of the following:

•

failure to pay interest on the applicable Notes, including additional interest payable pursuant to the applicable Registration Rights Agreement, within 30 days after the same becomes due and payable, whether on an interest payment date, at stated maturity or upon earlier acceleration or redemption;

•	failure to pay principal of or premium, if any, on the applicable Notes when due and payable, whether at stated maturity or upon earlier acceleration or redemption;

•

failure to perform or breach of any other covenants in the Indenture for 90 days after the Company is given written notice from the Trustee or the Company and the Trustee are given written notice from the registered holders of at least 33% in principal amount of the outstanding Notes of such series; provided, however, that the Trustee, or the Trustee and the holders of such principal amount of the Notes of such series, can agree to an extension of the 90-day period and, will be deemed to have agreed to an extension of that period if corrective action has been initiated by the Company within that period and is being diligently pursued; and

•	certain events of bankruptcy, insolvency, reorganization, assignment for the benefit of creditors or receivership.

We are required to deliver to the Trustee each year an officer’s certificate as to whether we are in compliance with the conditions and covenants under the Indenture. The Indenture provides that the Trustee may withhold notice to the holders of a series of Notes of any default, except in payment of principal of, or premium, if any, or interest on, the Notes of such series, if the Trustee in good faith determines that it is in the interest of the holders of the Notes of such series to do so.

The Indenture provides that, if an event of default with respect to the Notes of a series occurs and continues, either the Trustee or the holders of 33% or more in aggregate principal amount of the Notes of such series may declare the principal amount of the Notes of such series to be due and payable immediately. However, if the event of default is applicable to all outstanding senior notes under the Indenture (including the Notes), only the Trustee or holders of at least 33% in principal amount of all outstanding notes of all series, voting as one class, and not the holders of the Notes or any other series of senior notes, may make such a declaration of acceleration.

At any time after a declaration of acceleration with respect to the Notes of a series has been made and before a judgment or decree for payment of the money due has been obtained, the event of default giving rise to such declaration of acceleration will be considered waived, and such declaration and its consequences will be considered rescinded and annulled, if:

•	we have paid or deposited with the Trustee a sum sufficient to pay:

•	all overdue interest, if any, on all Notes of such series,

•	the principal of and premium, if any, on any Notes of such series which have otherwise become due and interest, if any, that is currently due, including interest on overdue interest, if any,

•	all amounts due to the Trustee under the Indenture; and

•	any other event of default with respect to the Notes of such series has been cured or waived as provided in the Indenture.

There is no automatic acceleration, even in the event of our bankruptcy, insolvency or reorganization.

Subject to the provisions of the Indenture relating to the duties of the Trustee, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request or direction of any of the holders of the Notes, unless the holders shall have offered to the Trustee reasonable indemnity.

Subject to the provision for indemnification, the holders of a majority in principal amount of the Notes of a series will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Trustee, or exercising any trust or power conferred on the Trustee with respect to such series of Notes. However, if the event of default relates to more than one series of notes, only the holders of a majority in aggregate principal amount of all affected series will have the right to give this direction, provided, that such direction not be in conflict with any rule of law or with the Indenture, and could not involve the Trustee in personal liability in circumstances where indemnity would not, in the Trustee’s sole discretion, be adequate. The Trustee may take any other action, deemed proper by the Trustee, which is not inconsistent with any such direction.

Modification with Consent of Holders

Under the Indenture, our rights and the rights of the holders of the Notes of a series may be changed with the consent of the holders representing a majority in principal amount of the outstanding Notes of such series and all other outstanding series of senior notes affected by the change, provided, that the following changes may not be made without the consent of the holders of each outstanding Note of such series affected thereby:

•

change the stated maturity of the principal of or any installment of principal of or interest on any Note of such series, or reduce the principal amount or the amount of any installment of interest on or the rate of interest on any Note of such series, or change the method of calculating such rate or reduce any premium payable upon the redemption, or change the coin or currency or other property in which any Note of such series or any premium, if any, or the interest on such Note of such series is payable, or impair the right to institute suit for the enforcement of any payment on or after the stated maturity of any Note of such series or, in the case of redemption, on or after the redemption date;

•

reduce the percentage in principal amount of the outstanding Notes of such series, the consent of the holders of which is required for any supplemental indenture, or the consent of the holders of which is required for any waiver of compliance with any provision of the Indenture or any default under the Indenture and its consequences, or reduce the requirements for quorum or voting; or

•	modify certain provisions of the Indenture relating to supplemental indentures and waivers of certain covenants and past defaults.

Modification of the Indenture without Consent of Holders

The Indenture also permits us and the Trustee to amend the Indenture without the consent of the holders of the Notes of a series for any of the following purposes:

•	to evidence the assumption by any permitted successor of our covenants in the Indenture and in the Notes of such series;

•	to add to the covenants with which we must comply or to surrender any of our rights or powers under the Indenture;

•	to add additional events of default;

•

to change, eliminate, or add any provision to the Indenture; provided, however, if the change, elimination, or addition will adversely affect the interests of the holders of the Notes of such series, in any material respect, such change, elimination, or addition will become effective when:

•	the consent of the holders of the Notes of such series has been obtained in accordance with the Indenture; or

•	no Notes of such series remain outstanding under the Indenture;

•	to provide collateral security for all but not part of the senior notes;

•	to establish the form or terms of senior notes of any other series as permitted by the Indenture;

•	to make such provisions as may be necessary to issue any exchange notes issued in exchange for the Notes of such series pursuant to the applicable Registration Rights Agreement or similar agreement;

•	to evidence and provide for the acceptance of appointment of a successor trustee;

•	to provide for the procedures required for use of a noncertificated system of registration for the Notes;

•	to change any place where principal, premium, if any, and interest shall be payable, the Notes may be surrendered for registration of transfer or exchange and notices to us may be served;

•

to cure any ambiguity or inconsistency or to make any other provisions with respect to matters and questions arising under the Indenture; provided that such action shall not adversely affect the interests of the holders of the Notes of such series in any material respect; or

•	at our election, to comply with any requirements of the Securities and Exchange Commission in connection with the qualification of the Indenture under the TIA, if such qualification is required.

Satisfaction and Discharge

We will be discharged from our obligations on the Notes of a series, or any portion of the principal amount of the Notes of such series, if we:

(1)

irrevocably deposit with the Trustee sufficient cash or eligible obligations (or a combination of both) to pay any principal, or portion of principal, interest, premium and other sums when due on the Notes of such series at their stated maturity or earlier acceleration or redemption; and

(2)	if such deposit was made prior to the maturity of the Notes of such series, deliver to the Trustee:

(a)

a company order stating that the money and eligible obligations deposited in accordance with the Indenture will be held in trust and, if eligible obligations have been deposited, certain opinions of counsel and of an independent public accountant;

(b)

an officer’s certificate stating our intention that, upon delivery of the officer’s certificate, our indebtedness in respect of the Notes of such series, or the portions thereof, will have been satisfied and discharged as contemplated in the Indenture; and

(c)

an opinion of counsel to the effect that, as a result of a change in law occurring or a ruling of the IRS issued after the date of issuance of such Notes, the holders of the Notes of such series, or portions thereof, will not recognize income, gain or loss for United States federal income tax purposes as a result of the satisfaction and discharge of our indebtedness and will be subject to United States federal income tax on the same amounts, at the same times and in the same manner as if we had not so satisfied and discharged our indebtedness.

For this purpose, “eligible obligations” include direct obligations of, or obligations unconditionally guaranteed by, the United States entitled to the benefit of the full faith and credit thereof and certificates, depositary receipts or other instruments which evidence a direct ownership interest in such obligations or in any specific interest or principal payments due in respect thereof and which do not contain provisions permitting their redemption or other prepayment at the option of the issuer thereof.

In the event that all of the conditions set forth above have been satisfied for the Notes of such series, or portions thereof, except that, for any reason, we have not delivered the officer’s certificate and opinion described in clauses (b) and (c) above, the holders of the Notes of such series will no longer be entitled to the benefits of certain of our covenants under the Indenture, including the covenant described below in “—Limitation on Liens and Sale/Leaseback Transactions.” Our indebtedness in respect of such series of Notes, however, will not be deemed to have been satisfied and discharged prior to their maturity, and the holders of such series of Notes may continue to look to us for payment of the indebtedness represented by such series of Notes.

The Indenture will be deemed satisfied and discharged when no Notes of such series or any other series of senior notes remain outstanding and when we have paid all other sums payable by us under the Indenture. Subject to any applicable abandoned property laws, all moneys we pay to the Trustee or any paying agent on the Notes such series of which remain unclaimed at the end of two years after payments have become due will be paid to us or upon our order. Thereafter, the holder of such series of Notes may look only to us for payment and not the Trustee or any paying agent.

Consolidation, Merger and Sale or Disposition of Assets

We may not consolidate with or merge into any other corporation or entity or sell or otherwise dispose of our properties as or substantially as an entirety unless:

•	the successor is an entity organized and existing under the laws of the United States or any state of the United States or the District of Columbia;

•

the successor expressly assumes by a supplemental indenture the due and punctual payment of the principal of and premium, if any, and interest, if any, on the Notes and all other outstanding senior notes under the Indenture and the performance of every covenant of the Indenture and the Registration Rights Agreements to be performed or observed by us;

•

immediately after giving effect to the transactions, no event of default with respect to the Notes or any other series of senior notes outstanding under the Indenture and no event which after notice or lapse of time or both would become an event of default with respect to the Notes or any other series of senior notes outstanding under the Indenture will have occurred and be continuing; and

•	we deliver to the Trustee an officer’s certificate and opinion of counsel stating that such transactions and such supplemental indenture comply with the Indenture.

Upon any permitted consolidation, merger, sale, transfer or other disposition of our properties substantially as an entirety, the successor entity formed by the consolidation or into which we are merged or to which the transfer is made will succeed us, and be substituted for us, and may exercise every right and power of ours, under the Indenture with the same effect as if the successor entity had been named as “the Company” in the Indenture, and except in the case of a lease, we will be released from all obligations under the Indenture.

Certain Covenants

Limitation on Liens and Sale/Leaseback Transactions

The Indenture provides that we will not and will not permit any subsidiary to, issue, assume, guarantee or permit to exist any Indebtedness secured by any lien on any of our Property or that of any subsidiary, whether owned on the date that the Notes are issued or thereafter acquired, without effectively securing the Notes and all other outstanding senior notes under the Indenture equally and ratably with such Indebtedness (but only so long as such Indebtedness is so secured).

This restriction does not apply to, or prevent the creation or existence of:

(a)

pledges or deposits in the ordinary course of business, as well as those related to financial or other hedging obligations, and in connection with bids, tenders, contracts or statutory obligations or to secure surety or performance bonds;

(b)	liens imposed by law, such as carriers’, warehousemen’s and mechanics’ liens, arising in the ordinary course of business;

(c)	liens for property taxes being contested in good faith;

(d)

liens consisting of permits, licenses, agreements, zoning restrictions, easements, rights in the nature of an easement, rights-of-way, public ways, reciprocal rights restrictions on the use of Property, and defects and irregularities in the title thereto, landlords’ liens and other similar rights in, or liens and encumbrances on, Property granted to or reserved by other persons none of which, in our opinion, materially impair the use of such Property in the operation of our business or the value of such Property for the purpose of such business;

(e)	liens on any Property existing at the time of acquisition thereof (which liens may also extend to subsequent repairs, alterations and improvements to such Property);

(f)

liens on Property existing at the time of acquisition thereof by us or a subsidiary, or to secure any Indebtedness incurred by us or a subsidiary prior to, at the time of, or within 270 days after the later of the acquisition, the completion of construction (including any improvements on any existing Property) or the commencement of commercial operation of the Property, which Indebtedness is incurred for the purpose of financing all or any part of the purchase price or construction or improvements; provided, however, that in the case of any such acquisition, construction or improvement the lien shall not apply to any Property previously owned by us or a subsidiary;

(g)	liens, if any, in existence on the date of issuance of the first series of senior notes under the Indenture;

(h)

mortgages securing obligations issued by a state, territory or possession of the United States, or any political subdivision of any of the foregoing or the District of Columbia, to finance the acquisition or construction of Property, and on which the interest is not, in the opinion of tax counsel of recognized standing or in accordance with a ruling issued by the IRS, includible in gross income of the holder by reason of Section 103(a)(1) of the Internal Revenue Code (or any successor to such provision) as in effect at the time of the issuance of such obligations;

(i)	other liens to secure Indebtedness so long as the amount of outstanding Indebtedness secured by liens pursuant to this clause (i) does not exceed 15% of our Tangible Assets (as defined below); and

(j)

liens granted in connection with extending, renewing, replacing or refinancing any of the Indebtedness (so long as there is no increase in the principal amount of the Indebtedness), described in the foregoing clauses (e) through (i) above.

In the event that the Company shall propose to pledge, mortgage or hypothecate any Property in respect of Indebtedness, other than as permitted by the preceding paragraph, the Company shall (prior thereto) give written notice thereof to the Trustee, who shall give notice to the holders of senior notes, and we shall, prior to or simultaneously with such pledge, mortgage or hypothecation, effectively secure all the outstanding senior notes equally and ratably with such Indebtedness.

The Indenture provides that the Company will not, and will not permit any subsidiary to, directly or indirectly, enter into any Sale/Leaseback Transaction (as defined below) unless:

•

the commitment by or on behalf of the purchaser in respect of such Sale/Leaseback Transaction is entered into or obtained prior to, concurrently with or within 12 months after the acquisition, the completion of construction (including any improvements on an existing Property) or the commencement of commercial operations of the Property; or

•

we or our subsidiaries could otherwise grant a lien on the Property subject to such Sale/Leaseback Transaction as a permitted lien described above in this “—Limitation on Liens and Sale/Leaseback Transactions.”

For purposes of this covenant:

•

“Indebtedness” means all indebtedness, whether or not represented by bonds, debentures, notes or other securities, created or assumed by us for the repayment of money borrowed. All indebtedness of others for money borrowed that is guaranteed as to payment of principal by the Company or in effect guaranteed by the Company through a contingent agreement to purchase such indebtedness for money borrowed shall be deemed to be Indebtedness, but no other contingent obligation of the Company’s in respect of indebtedness for money borrowed or other obligations incurred by others shall be deemed to be Indebtedness;

•

“Sale/Leaseback Transaction” means, with respect to any person, any direct or indirect arrangement pursuant to which any Property is sold by such person or a subsidiary of such person and is thereafter leased back from the purchaser or transferee thereof by such person or one of such person’s subsidiaries;

•

“Property” means (i) any interest in real property owned by the Company and (ii) any asset owned by us that is depreciable in accordance with generally accepted accounting principles. “Property” does not include, among other things: contracts, leases, and other agreements; contract rights, bills, notes and other instruments; revenues, income and earnings, accounts, accounts receivable and unbilled revenues, claims, credits, demands and judgments; governmental and other licenses, permits, franchises, consents and allowances; or intellectual property rights and other general intangibles; and

•

“Tangible Assets” means the amount shown as total assets on our balance sheet, including regulatory assets carried as an asset on our balance sheet, less intangible assets (other than such regulatory assets), including, without limitation, such items as goodwill, trademarks, trade names and patents.

These amounts will be determined in accordance with accounting principles generally accepted in the United States and as of a date not more than 60 days prior to the happening of an event for which the determination is being made.

Availability of Financial Statements

So long as any Notes are outstanding,

(1)

at any time the Company is not subject to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) we will make available to the holders of the Notes our audited annual and unaudited quarterly financial statements within 105 days after the end of the period covered by such financial statements either by posting such financial statements on a website (which may be a private website or any website maintained by the SEC, including EDGAR) or by delivering such financial statements through any other method as may be permitted by the procedure of DTC to the Trustee or other entity that will make such financial statements available to the holders of the Notes. For the avoidance of doubt, “financial statements,” as used in the Indenture, will include only a balance sheet, a statement of operations and a statement of cash flows, each prepared in accordance with generally accepted accounting principles (United States or, as may become applicable in the future, international), and such financial statements need not satisfy the requirements of Regulation S-X under the Securities Act, and, in the case of such statements that are unaudited, may be subject to year-end adjustments and may exclude detailed footnotes; and

(2)

at any time the Company is subject to Section 13 or 15(d) of the Exchange Act, any annual or quarterly reports (on Form 10-K or Form 10-Q or any respective successor form) that we are required to file with the SEC pursuant to Section 13 or 15(d) of the Exchange Act (excluding any such information, documents or reports, or portions thereof, subject to confidential treatment and any correspondence with the SEC) must be filed by us with the Trustee within 15 days after the same are required to be filed with the SEC (giving effect to any grace period provided by Rule 12b-25 under the Exchange Act (or any successor rule)). Documents filed by us with the SEC via the EDGAR system (or any successor system) will be deemed to be filed with the Trustee as of the time such documents are filed via EDGAR (or any successor thereto), it being understood that the Trustee shall not be responsible for determining whether such filings have been made.

Resignation or Removal of Trustee

The Trustee may resign at any time by giving us written notice or may be removed at any time by the holders of a majority in principal amount of the Notes and all other outstanding senior notes under the Indenture. The resignation or removal of the Trustee and appointment of a successor trustee will not be effective until the successor trustee accepts the appointment in accordance with the Indenture. In addition, so long as no event of default under the Indenture or event which, after notice or lapse of time, or both, would become an event of default under the Indenture has occurred and is continuing, under certain circumstances, we may, by resolution of our Board of Directors, appoint a successor trustee. If that successor accepts the appointment, the Trustee will be deemed to have resigned, and the successor will be deemed to have been appointed as trustee in accordance with the Indenture.

Concerning the Trustee

U.S. Bank Trust Company, National Association is the Trustee under the Indenture. The Indenture provides that our obligations to compensate the Trustee and reimburse the Trustee for expenses, disbursements and advances will constitute indebtedness which will be secured by a lien generally prior to that of the Notes upon all property and funds held or collected by the Trustee as such.

The Indenture provides that the Trustee shall be subject to and shall comply with the provisions of Section 310(b) of the TIA, and that nothing in the Indenture shall be deemed to prohibit the Trustee or us from making any application permitted pursuant to such section. The Trustee is also a depositary of certain of our affiliates and has in the past made, and may in the future make, periodic loans to us and certain of our affiliates.

Governing Law

The Indenture and the Notes will be governed by and construed in accordance with the laws of the State of New York, except to the extent that the law of any other jurisdiction shall be mandatorily applicable.

Book-Entry

Global Notes

The Notes will initially be represented by one or more global certificates, which will be issued in definitive, fully registered, book-entry form. The global certificates will be deposited with or on behalf of DTC and registered in the name of Cede & Co., as nominee of DTC.

DTC, Clearstream and Euroclear

Beneficial interests in the global certificates will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC. Investors may hold interests in the global certificates through either DTC (in the United States), Clearstream Banking, société anonyme, Luxembourg (“Clearstream”) or Euroclear Bank S.A./N.V., as operator of the Euroclear System (“Euroclear”), either directly if they are participants in such systems or indirectly through organizations that are participants in such systems. Clearstream and Euroclear will hold interests in the global certificates on behalf of their participants, through customer securities accounts in Clearstream’s or Euroclear’s names on the books of their respective U.S. depositaries, which in turn will hold those positions in customers’ securities accounts in the U.S. depositaries’ names on the books of DTC.

We have provided the descriptions of the operations and procedures of DTC, Clearstream and Euroclear in this prospectus solely as a matter of convenience. These operations and procedures are solely within the control of those organizations and are subject to change by them from time to time. Neither we, the initial purchasers, nor the Trustee take any responsibility for these operations or procedures, and you are urged to contact DTC, Clearstream and Euroclear or their participants directly to discuss these matters.

We understand that:

•

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act.

•

DTC holds and provides asset servicing for U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments that DTC’s participants (“Direct Participants”) deposit with DTC. DTC also facilitates the post-trade settlement among Direct Participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between Direct Participants’ accounts. This eliminates the need for physical movement of securities certificates. Direct Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations.

•

DTC is a wholly owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a Direct Participant, either directly or indirectly (“Indirect Participants”, and together with the Direct Participants, the “Participants”).

•

The DTC Rules applicable to its Participants are on file with the Securities and Exchange Commission. More information about DTC can be found at www.dtcc.com. The information on such website is not incorporated by reference into this Offering Memorandum.

•

Purchases of Notes under the DTC system must be made by or through Direct Participants, which will receive a credit for the Notes on DTC’s records. The ownership interest of each actual purchaser of each Senior Note (a “Beneficial Owner”) is in turn to be recorded on the Direct and Indirect Participants’ records. Beneficial Owners will not receive written confirmation from DTC of their purchase. Beneficial Owners are, however, expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the Direct or Indirect Participant through which the Beneficial Owner entered into the transaction. Transfers of ownership interests in the Notes are to be accomplished by entries made on the books of Direct and Indirect Participants acting on behalf of Beneficial Owners. Beneficial Owners will not receive certificates representing their ownership interests in Notes, except in the event that use of the book-entry system for the Notes is discontinued.

•

To facilitate subsequent transfers, all Notes deposited by Direct Participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co., or such other name as may be requested by an authorized representative of DTC. The deposit of Notes with DTC and their registration in the name of Cede & Co. or such other DTC nominee do not effect any change in beneficial ownership. DTC has no knowledge of the actual Beneficial Owners of the securities; DTC’s records reflect only the identity of the Direct Participants to whose accounts such securities are credited, which may or may not be the Beneficial Owners. The Direct and Indirect Participants will remain responsible for keeping account of their holdings on behalf of their customers.

•

Conveyance of notices and other communications by DTC to Direct Participants, by Direct Participants to Indirect Participants, and by Direct Participants and Indirect Participants to Beneficial Owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time.

•

Beneficial Owners of Notes may wish to take certain steps to augment the transmission to them of notices of significant events with respect to the Notes, such as redemptions, tenders, defaults, and proposed amendments to the Indenture. For example, Beneficial Owners of Notes may wish to ascertain that the nominee holding the Notes for their benefit has agreed to obtain and transmit notices to Beneficial Owners. In the alternative, Beneficial Owners may wish to provide their names and addresses to the Registrar and request that copies of notices be provided directly to them.

•

Redemption notices shall be sent to DTC. If less than all of the Notes within an issue are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each Direct Participant in such issue to be redeemed.

•

Neither DTC nor Cede & Co. (nor any other DTC nominee) will consent or vote with respect to Notes unless authorized by a Direct Participant in accordance with DTC’s MMI Procedures. Under its usual procedures, DTC mails an Omnibus Proxy to us as soon as possible after the record date. The Omnibus Proxy assigns Cede & Co.’s consenting or voting rights to those Direct Participants to whose accounts Notes are credited on the record date (identified in a listing attached to the Omnibus Proxy).

•

Redemption proceeds and distributions on the Notes will be made to Cede & Co., or such other nominee as may be requested by an authorized representative of DTC. DTC’s practice is to credit Direct Participants’ accounts upon DTC’s receipt of funds and corresponding detail information from us or the Trustee, on the date such amounts are payable in accordance with their respective holdings shown on DTC’s records. Payments by Participants to Beneficial Owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of such Participant and not of DTC, the Trustee or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of redemption proceeds and distributions to Cede & Co. (or such other nominee as may be requested by an authorized representative of DTC) is our or the Trustee’s responsibility, disbursement of such payments to Direct Participants will be the responsibility of DTC, and disbursement of such payments to the Beneficial Owners will be the responsibility of Direct and Indirect Participants.

•

DTC may discontinue providing its services as depository with respect to the Notes at any time by giving reasonable notice to us or the Trustee. Under such circumstances, in the event that a successor depository is not obtained, certificated Notes are required to be printed and delivered.

•	We may decide to discontinue use of the system of book-entry-only transfers through DTC (or a successor securities depository). In that event, certificated Notes will be printed and delivered to DTC.

We understand that Clearstream is incorporated under the laws of Luxembourg as a professional depositary. Clearstream holds securities for its customers and facilitates the clearance and settlement of securities transactions between its customers through electronic book-entry changes in accounts of its customers, thereby eliminating the need for physical movement of certificates. Clearstream provides to its customers, among other things, services for safekeeping, administration, clearance and settlement of internationally traded securities and securities lending and borrowing. Clearstream interfaces with domestic markets in several countries. As a professional depositary, Clearstream is subject to regulation by the Luxembourg Commission for the Supervision of the Financial Sector. Clearstream customers are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and other organizations and may include the initial purchasers. Indirect access to Clearstream is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream customer either directly or indirectly.

We understand that Euroclear was created in 1968 to hold securities for participants of Euroclear and to clear and settle transactions between Euroclear participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear provides various other services, including securities lending and borrowing and interfaces with domestic markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., which we refer to as the Euroclear Operator, under contract with Euroclear Clearance Systems S.C., a Belgian cooperative corporation, which we refer to as the Cooperative. All operations are conducted by the Euroclear Operator, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Operator, not the Cooperative. The Cooperative establishes policy for Euroclear on behalf of Euroclear participants. Euroclear participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the initial purchasers. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear participant, either directly or indirectly.

We understand that the Euroclear Operator is licensed by the Belgian Banking and Finance Commission to carry out banking activities on a global basis. As a Belgian bank, it is regulated and examined by the Belgian Banking and Finance Commission.

We expect that under procedures established by DTC ownership of the Notes will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC or its nominee, with respect to interests of Direct Participants, and the records of Direct and Indirect Participants, with respect to interests of persons other than Participants.

The laws of some jurisdictions may require that purchasers of securities take physical delivery of those securities in definitive form. Accordingly, the ability to transfer interests in the Notes represented by a global certificate to those persons may be limited. In addition, because DTC can act only on behalf of its participants, who in turn act on behalf of persons who hold interests through Participants, the ability of a person having an interest in Notes represented by a global certificate to pledge or transfer those interests to persons or entities that do not participate in DTC’s system, or otherwise to take actions in respect of such interest, may be affected by the lack of a physical definitive security in respect of such interest.

So long as DTC or its nominee is the registered owner of a global certificate, DTC or that nominee will be considered the sole owner or holder of the Notes of the applicable series represented by that global certificate for all purposes under the Indenture and under the Notes of such series. Except as provided below under “—Certificated Notes,” owners of beneficial interests in a global certificate will not be entitled to have Notes represented by that global certificate registered in their names, will not receive or be entitled to receive physical delivery of certificated Notes and will not be considered the owners or holders thereof under the Indenture or under the Notes for any purpose, including with respect to the giving of any direction, instruction or approval to the Trustee. Accordingly, each holder owning a beneficial interest in a global certificate must rely on the procedures of DTC and, if that holder is not a Participant, on the procedures of the Participant through which that holder owns its interest, to exercise any rights of a holder of Notes under the Indenture or a global certificate.

Neither we nor the Trustee will have any responsibility or liability for any aspect of the records relating to or payments made on account of Notes by DTC, Clearstream or Euroclear, or for maintaining, supervising or reviewing any records of those organizations relating to the Notes.

Payments on the Notes represented by the global certificates will be made to DTC or its nominee, as the case may be, as the registered owner thereof. We expect that DTC or its nominee, upon receipt of any payment on the Notes represented by a global certificate, will credit Participants’ accounts with payments in amounts proportionate to their respective beneficial interests in the global certificates as shown in the records of DTC or its nominee. We also expect that payments by Participants to owners of beneficial interests in the global certificates held through such Participants will be governed by standing instructions and customary practice as is now the case with securities held for the accounts of customers registered in the names of nominees for such customers. The Participants will be responsible for those payments.

Payments on the Notes held beneficially through Clearstream will be credited to cash accounts of its customers in accordance with its rules and procedures, to the extent received by the U.S. depositary for Clearstream.

Securities clearance accounts and cash accounts with the Euroclear Operator are governed by the Terms and Conditions Governing Use of Euroclear and the related Operating Procedures of the Euroclear System, and applicable Belgian law (the “Terms and Conditions”). The Terms and Conditions govern transfers of securities and cash within Euroclear, withdrawals of securities and cash from Euroclear, and receipts of payments with respect to securities in Euroclear. All securities in Euroclear are held on a fungible basis without attribution of specific certificates to specific securities clearance accounts. The Euroclear Operator acts under the Terms and Conditions only on behalf of Euroclear participants and has no record of or relationship with persons holding through Euroclear participants.

Payments on the Notes held beneficially through Euroclear will be credited to the cash accounts of its participants in accordance with the Terms and Conditions, to the extent received by the U.S. depositary for Euroclear.

Clearance and Settlement Procedures

Initial settlement for the Notes will be made in immediately available funds. Secondary market trading between DTC Participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream customers and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream and Euroclear, as applicable, and will be settled using the procedures applicable to conventional Eurobonds in immediately available funds.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream customers or Euroclear participants, on the other, will be effected through DTC in accordance with DTC rules on behalf of the relevant European international clearing system by the U.S. depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system by the counterparty in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to the U.S. depositary to take action to effect final settlement on its behalf by delivering or receiving the Notes in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream customers and Euroclear participants may not deliver instructions directly to their U.S. depositaries.

Because of time-zone differences, credits of the Notes received in Clearstream or Euroclear as a result of a transaction with a DTC Participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in the Notes settled during such processing will be reported to the relevant Clearstream customers or Euroclear participants on such business day. Cash received in Clearstream or Euroclear as a result of sales of the Notes by or through a Clearstream customer or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream and Euroclear have agreed to the foregoing procedures to facilitate transfers of the Notes among participants of DTC, Clearstream and Euroclear, they are under no obligation to perform or continue to perform such procedures and such procedures may be changed or discontinued at any time.

Certificated Notes

We will issue certificated Notes to each person that DTC identifies as the beneficial owner of the Notes represented by a global certificate upon surrender by DTC of the global certificates if:

•

DTC notifies us that it is no longer willing or able to act as a depositary for such global certificate or ceases to be a clearing agency registered under the Exchange Act, and we have not appointed a successor depositary within 90 days of that notice or becoming aware that DTC is no longer so registered;

•	an event of default under the Indenture has occurred and is continuing, and the holders of at least 25% in principal amount of the outstanding Notes so request; or

•	we determine not to have the Notes represented by such global certificate.

Neither we nor the Trustee will be liable for any delay by DTC, its nominee or any direct or indirect participant in identifying the beneficial owners of the Notes. We and the Trustee may conclusively rely on, and will be protected in relying on, instructions from DTC or its nominee for all purposes, including with respect to the registration and delivery, and the respective principal amounts, of the certificated Notes to be issued.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

The following is a summary of certain U.S. federal income tax considerations related to the exchange of Outstanding Notes for New Notes in the exchange offer. This summary is based upon provisions of the Internal Revenue Code of 1986, as amended, or the Code, U.S. Treasury Regulations, administrative rulings and judicial decisions in effect as of the date of this prospectus, any of which may subsequently be changed, possibly retroactively, or interpreted differently by the IRS so as to result in U.S. federal income tax consequences different from those discussed below. Except where noted, this summary is limited to holders who hold their Outstanding Notes as capital assets within the meaning of Section 1221 of the Code (generally for investment purposes). This summary does not address all aspects of U.S. federal income taxes related to the exchange of Outstanding Notes for New Notes in the exchange offer and does not address all tax consequences that may be relevant to holders in light of their personal circumstances or particular situations, such as:

•

tax consequences to holders who may be subject to special tax treatment, including investors subject to the rules of Section 451(b) by reason of their use of certain financial statements, dealers or traders in securities or currencies, banks and other financial institutions, regulated investment companies, real estate investment trusts, tax-exempt entities, insurance companies, pension plans, individual retirement accounts or other tax-deferred accounts, investors subject to the alternative minimum tax, and traders in securities that elect to use a mark-to-market method of accounting for their securities;

•	tax consequences to persons holding Outstanding Notes as a part of a hedging, integrated, conversion or constructive sale transaction or a straddle or other risk reduction transaction;

•	tax consequences to holders of Outstanding Notes whose “functional currency” is not the U.S. dollar;

•	tax consequences to entities or arrangements treated as partnerships or other pass-through entities for U.S. federal income tax purposes and their members; and

•	tax consequences to certain former citizens or residents of the United States.

If a partnership (including any entity or arrangement treated as a partnership or other pass-through entity for U.S. federal income tax purposes) holds Outstanding Notes, the tax treatment of the exchange offer to a partner will generally depend upon the status of the partner and the activities of the partnership. A beneficial owner that is a partnership and partners in such a partnership should consult their tax advisors regarding the tax consequences of the exchange offer.

This summary of U.S. federal income tax considerations is for general information only and is not tax advice for any particular investor. This summary does not address the tax considerations arising under the laws of any non-U.S., state, or local jurisdiction. This summary also does not address any U.S. federal tax consequences other than income tax, such as U.S. federal alternative minimum tax consequences, the potential application of the Medicare tax on net investment income, and any U.S. federal estate or gift tax consequences. If you are considering the purchase of Notes, you should consult your tax advisors concerning the U.S. federal income tax consequences to you in light of your own specific situation, as well as consequences arising under the laws of any other taxing jurisdiction.

Exchange Offer

The exchange of Outstanding Notes for New Notes will not constitute a taxable exchange. As a result, (1) a holder of Outstanding Notes should not recognize a taxable gain or loss as a result of exchanging such holder’s Outstanding Notes for New Notes, (2) the holding period of the New Notes received should include the holding period of the Outstanding Notes exchanged therefor, and (3) the adjusted tax basis of the New Notes received should be the same as the adjusted tax basis of the Outstanding Notes exchanged therefor immediately before such exchange. The United States federal income tax consequences of holding and disposing of your New Notes generally will be the same as those applicable to your Outstanding Notes.

PLAN OF DISTRIBUTION

Each broker-dealer that receives New Notes for its own account pursuant to the exchange offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Notes. This prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Notes received in exchange for Outstanding Notes, where such Outstanding Notes were acquired as a result of market-making activities or other trading activities. Starting on the expiration date and ending on the close of business 180 days after the commencement of the exchange offer, we have agreed to cause this prospectus, as amended or supplemented, to be made available to any broker-dealer for use in connection with any such resale. In addition, all dealers effecting transactions in the New Notes may be required to deliver a prospectus.

We will not receive any proceeds from any sale of New Notes by broker-dealers. New Notes received by broker-dealers for their own account pursuant to the exchange offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Notes or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Notes. Any broker-dealer that resells New Notes that were received by it for its own account pursuant to the exchange offer and any broker or dealer that participates in a distribution of such New Notes may be deemed to be an “underwriter” within the meaning of the Securities Act and any profit on any such resale of New Notes and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The letter of transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an “underwriter” within the meaning of the Securities Act.

For a period of 180 days after the commencement of the exchange offer, we will promptly send additional copies of this prospectus and any amendment or supplement to this prospectus to any broker-dealer that requests such documents in the letter of transmittal. We have agreed to pay the expenses incident to the exchange offer (including the expenses of one counsel for the holders of the Notes) other than underwriting discounts and commissions and any brokerage commissions and transfer taxes and will indemnify the holders of the Notes (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

LEGAL MATTERS

The validity of the New Notes offered hereby and certain other matters relating to this exchange offer will be passed upon for us by Morgan, Lewis & Bockius LLP.

EXPERTS

The financial statements as of December 31, 2025 and 2024 and for each of the three years in the period ended December 31, 2025 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

INDEX TO FINANCIAL STATEMENTS

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES AUDITED CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED DECEMBER 31, 2025, 2024 AND 2023
Page
Glossary of Terms	F-2
Report of Independent Registered Public Accounting Firm	F-5
Consolidated Statements of Income and Comprehensive Income for the Years Ended December 31, 2025, 2024 and 2023	F-7
Consolidated Balance Sheets as of December 31, 2025 and 2024	F-8
Consolidated Statements of Common Stockholder’s Equity for the Years Ended December 31, 2025, 2024 and 2023	F-9
Consolidated Statements of Cash Flows for the Years Ended December 31, 2025, 2024 and 2023	F-10
Notes to Consolidated Financial Statements	F-11

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in this report to identify FirstEnergy Pennsylvania Electric Company and its affiliated companies:

ATSI	American Transmission Systems, Incorporated, a wholly owned transmission subsidiary of FET
CEI	The Cleveland Electric Illuminating Company, a wholly owned Ohio electric power company subsidiary of FE
FE	FirstEnergy Corp., a public electric power holding company
FE PA	FirstEnergy Pennsylvania Electric Company, a wholly owned Pennsylvania electric power company subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE
FE PA Holding Company	FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE
FESC	FirstEnergy Service Company, which provides legal, financial, and other corporate support services
FET	FirstEnergy Transmission, LLC a consolidated VIE of FE, and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH and Valley Link
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
JCP&L	Jersey Central Power & Light Company, a wholly owned New Jersey electric power company subsidiary of FE
KATCo	Keystone Appalachian Transmission Company, a wholly owned transmission subsidiary of FE
MAIT	Mid-Atlantic Interstate Transmission, LLC, a wholly owned transmission subsidiary of FET
ME	Metropolitan Edison Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
MP	Monongahela Power Company, a wholly owned West Virginia electric power company subsidiary of FE
OE	Ohio Edison Company, a wholly owned Ohio electric power company subsidiary of FE
PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP
PE	The Potomac Edison Company, a wholly owned Maryland and West Virginia electric power company subsidiary of FE
Penn	Pennsylvania Power Company, a former wholly owned Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024
Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024
PN	Pennsylvania Electric Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
TE	The Toledo Edison Company, a wholly owned Ohio electric power company subsidiary of FE
TrAIL	Trans-Allegheny Interstate Line Company, a wholly owned transmission subsidiary of FET
Transmission Companies	ATSI, MAIT, TrAIL and KATCo
Valley Link	Valley Link Transmission Company, LLC, a holding company formed by FET, DominionHV and Transource on November 24, 2024
WP	West Penn Power Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

The following abbreviations and acronyms may be used to identify frequently used terms in this report:

AEP	American Electric Power Company, Inc.
AFUDC	Allowance for Funds Used During Construction
AMT	Alternative Minimum Tax
AOCI	Accumulated Other Comprehensive Income (Loss)
ARO	Asset Retirement Obligation
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
CCR	Coal Combustion Residual
CODM	Chief Operating Decision Maker
COVID-19	Coronavirus disease
D.C. Circuit	U.S. Court of Appeals for the District of Columbia Circuit
DominionHV	Dominion High Voltage Mid-Atlantic, Inc., an affiliate of VEPCO
DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the S.D. Ohio
DSP	Default Service Plan
EGS	Electric Generation Supplier
EH	Energy Harbor Corp.
EPA	U.S. Environmental Protection Agency
ERO	Electric Reliability Organization
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
Fitch	Fitch Ratings Service
FMB	First Mortgage Bond
FPA	Federal Power Act
GAAP	Generally Accepted Accounting Principles in the United States
HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly
IRS	Internal Revenue Service
LOC	Letter of Credit
Moody’s	Moody’s Investors Service, Inc.
MW	Megawatt
MWh	Megawatt-hour
NERC	North American Electric Reliability Corporation
NYPSC	New York State Public Service Commission
OBBBA	One Big Beautiful Bill Act of 2025, as signed into law on July 4, 2025
ODSA	Ohio Development Service Agency
OPEB	Other Postemployment Benefits
PA Consolidation	Consolidation of the Pennsylvania Companies on January 1, 2024
PEER	FirstEnergy’s Program for Enhanced Employee Retirement, as announced in 2023
PJM	PJM Interconnection, LLC, an RTO serving the PJM Region
PJM Region	The territory that PJM coordinates the movement of electricity through, including all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.
PP&E	Property, Plant and Equipment
PPUC	Pennsylvania Public Utility Commission
RFC	ReliabilityFirst Corporation
RTO	Regional Transmission Organization
S.D. Ohio	Federal District Court, Southern District of Ohio
Securities Act	Securities Act of 1933, as amended
Sixth Circuit	U.S. Court of Appeals for the Sixth Circuit

SOFR	Secured Overnight Financing Rate
S&P	Standard & Poor’s Ratings Service
TCJA	Tax Cuts and Jobs Act adopted December 22, 2017
Transource	Transource Energy, LLC, a subsidiary of AEP
U.S.	United States
VIE	Variable Interest Entity
VEPCO	Virginia Electric and Power Company, a subsidiary of Dominion Energy, Inc.

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholder of FirstEnergy Pennsylvania Electric Company

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of FirstEnergy Pennsylvania Electric Company and its subsidiaries (the “Company”) as of December 31, 2025 and 2024, and the related consolidated statements of income and comprehensive income, of common stockholder’s equity and of cash flows for each of the three years in the period ended December 31, 2025, including the related notes (collectively referred to as the “consolidated financial statements”). In our opinion, the consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2025 and 2024, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2025 in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s consolidated financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (PCAOB) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits of these consolidated financial statements in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement, whether due to error or fraud.

Our audits included performing procedures to assess the risks of material misstatement of the consolidated financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the consolidated financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that our audits provide a reasonable basis for our opinion.

Critical Audit Matters

The critical audit matter communicated below is a matter arising from the current period audit of the consolidated financial statements that was communicated or required to be communicated to the audit committee and that (i) relates to accounts or disclosures that are material to the consolidated financial statements and (ii) involved our especially challenging, subjective, or complex judgments. The communication of critical audit matters does not alter in any way our opinion on the consolidated financial statements, taken as a whole, and we are not, by communicating the critical audit matter below, providing a separate opinion on the critical audit matter or on the accounts or disclosures to which it relates.

Accounting for the Effects of Rate Regulation

As described in Note 1 to the consolidated financial statements, the Company is subject to regulation that sets the prices (rates) the Company is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows. Management reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, management will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. As of December 31, 2025, there were $109 million of regulatory assets, net.

The principal considerations for our determination that performing procedures relating to accounting for the effects of rate regulation is a critical audit matter are a high degree of auditor effort in performing procedures and evaluating audit evidence related to the recovery of regulatory assets and the settlement of regulatory liabilities.

Addressing the matter involved performing procedures and evaluating audit evidence in connection with forming our overall opinion on the consolidated financial statements. These procedures included, among others, (i) obtaining the Company’s correspondence with regulators, (ii) evaluating the reasonableness of management’s assessment regarding regulatory guidance, proceedings, and legislation and the related accounting implications, and (iii) testing, on a sample basis, the regulatory assets and liabilities by considering the provisions outlined in rate orders and other correspondence with regulators.

/s/ PricewaterhouseCoopers LLP

Cleveland, Ohio

September 1, 2026

We have served as the Company’s auditor since 2024.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	For the Years Ended December 31,
(In millions)	2025	2024	2023
REVENUES:
Revenues—non-affiliates	$4,070	$3,631	$3,464
Revenues—affiliates	21	22	19
Gross receipts tax collections	250	222	211

Total revenues	4,341	3,875	3,694

OPERATING EXPENSES:
Purchased power	1,952	1,762	1,732
Other operating expenses(1)	1,052	915	866
Provision for depreciation	319	323	306
Deferral of regulatory assets, net	(36)	(37)	(110)
General taxes	278	250	240

Total operating expenses	3,565	3,213	3,034

OPERATING INCOME	776	662	660

OTHER INCOME (EXPENSE):
Interest income—affiliates	17	51	2
Miscellaneous income, net	54	46	61
Pension and OPEB mark-to-market adjustment	64	15	(35)
Interest expense—non-affiliates	(189)	(207)	(195)
Interest expense—affiliates	(23)	(25)	(6)
Capitalized financing costs	15	12	11

Total other expense	(62)	(108)	(162)

INCOME BEFORE INCOME TAXES	714	554	498
INCOME TAXES	156	104	108

NET INCOME	$558	$450	$390

OTHER COMPREHENSIVE LOSS:
Pension and OPEB prior service costs	(1)	(1)	(6)

Other comprehensive loss	(1)	(1)	(6)
Income tax benefits on other comprehensive loss	—	—	(2)

Other comprehensive loss, net of tax	(1)	(1)	(4)

COMPREHENSIVE INCOME	$557	$449	$386

(1)	Includes affiliated operating expenses of $132 million, $90 million and $170 million in 2025, 2024 and 2023, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions, except share amounts)	December 31, 2025	December 31, 2024
ASSETS
CURRENT ASSETS:
Receivables -
Customers	$751	$629
Less—Allowance for uncollectible customer receivables	30	28

	721	601
Affiliated companies	42	217
Other, net of allowance for uncollectible accounts of $1 in 2024	63	59
Notes receivable from affiliated companies	—	5
Prepaid taxes and other	29	15

	855	897

PROPERTY, PLANT AND EQUIPMENT:
In service	11,969	11,167
Less—Accumulated provision for depreciation	3,318	3,171

	8,651	7,996
Construction work in progress	311	294

	8,962	8,290

DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	962	962
Regulatory assets	109	34
Investments	14	13
Prepaid pension and OPEB costs	142	61
Other	148	118

	1,375	1,188

TOTAL ASSETS	$11,192	$10,375

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Currently payable long-term debt	$300	$—
Short-term borrowings -
affiliated companies	328	—
Accounts payable -
Affiliated companies	14	58
Other	340	279
Accrued taxes	52	18
Accrued interest	44	44
Customer deposits	131	119
Other	102	101

	1,311	619

NONCURRENT LIABILITIES:
Long-term debt and other long-term obligations	3,434	3,730
Accumulated deferred income taxes, net	1,703	1,536
Retirement benefits	9	9
Other	308	302

	5,454	5,577

TOTAL LIABILITIES	6,765	6,196

COMMON STOCKHOLDER’S EQUITY:
Common stock and other paid-in capital, $25 subscription price, 1,000 shares authorized, 1,000 shares outstanding	2,633	2,627
Accumulated other comprehensive loss	(8)	(7)
Retained earnings	1,802	1,559

TOTAL COMMON STOCKHOLDER’S EQUITY	4,427	4,179

COMMITMENTS, GUARANTEES AND CONTINGENCIES (NOTE 11.)

TOTAL LIABILITIES AND COMMON STOCKHOLDER’S EQUITY	$11,192	$10,375

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER’S EQUITY

	Common Stock
(In millions, except share amounts)	Number of Shares	Carrying Value	Other Paid-In Capital	AOCI	Retained Earnings	Total Stockholder’s Equity
Balance, January 1, 2023	1,000	$—	$2,614	$(2)	$1,269	$3,881
Net income					390	390
Other comprehensive loss				(4)		(4)
Stock-based compensation(1)			6			6
Cash dividends declared on common stock					(265)	(265)

Balance, December 31, 2023	1,000	$—	2,620	$(6)	$1,394	$4,008

Net income					450	450
Other comprehensive loss				(1)		(1)
Stock-based compensation(1)			7			7
Cash dividends declared on common stock					(285)	(285)

Balance, December 31, 2024	1,000	$—	$2,627	$(7)	$1,559	$4,179

Net income					558	558
Other comprehensive loss				(1)		(1)
Stock-based compensation(1)			6			6
Cash dividends declared on common stock					(315)	(315)

Balance, December 31, 2025	1,000	$—	$2,633	$(8)	$1,802	$4,427

(1)	In the form of FE common equity granted to certain FE PA employees primarily related to the 401(k) Savings Plan.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

	For the Years Ended December 31,
(In millions)	2025	2024	2023
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$558	$450	$390
Adjustments to reconcile net income to net cash from operating activities-
Depreciation, amortization and impairments	283	286	198
Charges associated with change in ARO	—	19	—
Deferred income taxes and investment tax credits, net	128	10	65
Employee benefit costs, net	(33)	(29)	(38)
Pension and OPEB mark-to-market adjustment	(64)	(15)	35
Change in current assets and liabilities -
Receivables	51	(19)	(46)
Prepaid taxes and other current assets	(14)	4	2
Accounts payable	(42)	55	(32)
Accrued taxes	34	(39)	8
Accrued interest	—	(4)	13
Customer deposits	12	9	9
Other current liabilities	(11)	14	4
Collateral, net	1	12	(42)
Employee benefit plan funding and related payments	(6)	(6)	(6)
Other	(9)	8	(36)

Net cash provided from operating activities	888	755	524

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(812)	(640)	(515)
Loans to affiliated companies, net	5	681	(157)
Asset removal costs	(95)	(61)	(49)
Other	2	1	(1)

Net cash used for investing activities	(900)	(19)	(722)

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	—	—	775
Short-term borrowings, net	328	—	—
Redemptions and repayments-
Long-term debt	—	(450)	(300)
Common stock dividend payments	(315)	(285)	(265)
Other	(1)	(1)	(12)

Net cash provided from (used for) financing activities	12	(736)	198

Net change in cash, cash equivalents, and restricted cash	—	—	—
Cash, cash equivalents, and restricted cash at beginning of period	—	—	—

Cash, cash equivalents, and restricted cash at end of period	$—	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid during the year:
Interest (net of amounts capitalized)	$198	$227	$176
Income taxes, net of refunds	$60	$65	$41
Significant non-cash transactions:
Accrued capital investments	$84	$34	$24

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

FE PA is incorporated in Pennsylvania and is a wholly owned subsidiary of FE PA Holding Company, which is a wholly owned subsidiary of FE. FE PA owns property and does business as an electric public utility in Pennsylvania and New York, providing distribution services to approximately 2.1 million customers in Pennsylvania and approximately 4,000 customers in Waverly, New York. FE PA had 1,916 employees as of December 31, 2025 and serves an area that has a population of approximately 4.5 million. FE PA complies with the regulations, orders, policies and practices prescribed by FERC, the PPUC and the NYPSC.

On January 1, 2024, FirstEnergy consolidated the Pennsylvania Companies into FE PA, including then-OE subsidiary, Penn, making FE PA a new, single operating entity. In addition to merging each of the Pennsylvania Companies with and into FE PA, with FE PA surviving such mergers as the successor-in-interest to all assets and liabilities of the Pennsylvania Companies, (i) WP transferred certain of its Pennsylvania-based transmission assets to KATCo, and (ii) PN and ME contributed their respective Class B equity interests of MAIT to FE. FE PA operates under the rate districts of the former Pennsylvania Companies.

In accordance with GAAP, the accompanying financial statements have been retrospectively updated to reflect the formation of FE PA as of the earliest period presented, including the removal of transmission assets transferred to KATCo and the transfer of MAIT’s Membership Interest B to FE that occurred in January 2024.

The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period.

FE PA has evaluated events and transactions for potential recognition or disclosure through March 16, 2026, the date the financial statements were originally available to be issued.

In connection with the reissuance of the financial statements, FE PA has evaluated subsequent events through September 1, 2026, the date the financial statements were available to be reissued.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Economic Conditions

While supply lead times have not fully returned to levels prior to the COVID-19 pandemic, FE PA continues to monitor the situation in light of demand increases across the industry, including due to data center usage, and the imposition of tariffs and retaliatory tariffs that have been, and may be, imposed by the U.S. government in response. FE PA continues to implement mitigation strategies to address supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, the situation remains fluid, and a prolonged continuation or further increase in demand, or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FE PA’s results of operations, cash flow and financial condition.

The U.S. presidential administration has imposed widespread and substantial tariffs on imports, with additional tariffs to potentially be adopted in the future. The imposition of these or any other new or increased tariffs or resultant trade wars, and uncertainties associated with the same, could have an adverse effect on FE PA’s results of operations, cash flow and financial condition.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

ACCOUNTING FOR THE EFFECTS OF REGULATION

FE PA is subject to regulation that sets the prices (rates) that it is permitted to charge customers based on costs that the regulatory agencies determine are permitted to be recovered. At times, regulatory agencies permit the future recovery of costs that would be currently charged to expense by an unregulated company. The ratemaking process results in the recording of regulatory assets and liabilities based on anticipated future cash inflows and outflows.

FE PA reviews the probability of recovery of regulatory assets, and settlement of regulatory liabilities, at each balance sheet date and whenever new events occur. Factors that may affect probability include changes in the regulatory environment, issuance of a regulatory commission order, or passage of new legislation. Upon material changes to these factors, where applicable, FE PA will record new regulatory assets or liabilities and will assess whether it is probable that currently recorded regulatory assets and liabilities will be recovered or settled in future rates. If recovery of a regulatory asset is no longer probable, FE PA will write off that regulatory asset as a charge against earnings. FE PA considers the entire regulatory asset balance as the unit of account for the purposes of balance sheet classification rather than the next years recovery, and as such net regulatory assets and liabilities are presented in the noncurrent section on FE PA’s Consolidated Balance Sheets. See Note 10., “Regulatory Matters,” of the Notes to Consolidated Financial Statements for additional information.

The following table provides information about the composition of net regulatory assets and liabilities as of December 31, 2025 and December 31, 2024, and the changes during the year ended December 31, 2025:

	As of December 31,
Net Regulatory Assets (Liabilities) by Source	2025	2024	Change
	(In millions)
Customer payables for future income taxes	$(341)	$(372)	$31
Asset removal costs	84	82	2
Deferred transmission costs	(14)	11	(25)
Deferred generation costs	(26)	(37)	11
Deferred distribution costs	13	(14)	27
Storm-related costs	356	337	19
Energy efficiency program costs	19	16	3
Other	18	11	7

Net Regulatory Assets included on the Consolidated Balance Sheets	$109	$34	$75

The following is a description of the regulatory assets and liabilities described above:

Customer payables for future income taxes—Reflects amounts to be recovered or refunded through future rates to pay income taxes that become payable when rate revenue is provided to recover items such as AFUDC equity and depreciation of PP&E for which deferred income taxes were not recognized for ratemaking purposes, including amounts attributable to federal and state tax rate changes such as the TCJA and Pennsylvania House Bill 1342. These amounts are being amortized over the period in which the related deferred tax assets reverse, which is generally over the expected life of the underlying asset.

Asset removal costs—Reflects amounts to be recovered or refunded through future rates to pay for the cost of activities to remove assets, including obligations for which an ARO has been recognized, that are expected to be incurred at the time of retirement.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Deferred transmission costs—Primarily relates to the recovery of non-market based costs or fees charged by various regulatory bodies including FERC and PJM, which can include PJM charges and credits for service including, but not limited to, procuring transmission services and transmission enhancement.

Deferred generation costs—Relates to the recovery or refund of costs to provide energy and capacity services to customers who take default services.

Deferred distribution costs—Primarily relates to the recovery of legacy meters that were replaced with smart meters.

Storm-related costs—Relates to the recovery of storm costs, of which approximately $234 million and $253 million are currently being recovered through rates as of December 31, 2025, and 2024, respectively.

Energy efficiency program costs—Relates to the recovery or refund of costs associated with the FE PA’s Energy Efficiency and Conservation programs.

The following table provides information about the composition of net regulatory assets that do not earn a current return as of December 31, 2025 and 2024, of which $347 million and $272 million, respectively, are currently being recovered through rates over varying periods, through 2029, depending on the nature of the deferral:

	As of December 31,
Regulatory Assets by Source Not Earning a Current Return	2025	2024	Change
	(In millions)
Storm-related costs	$356	$337	$19
Energy efficiency program costs	23	19	4
Other	17	22	(5)

Regulatory Assets Not Earning a Current Return	$396	$378	$18

GOODWILL

In a business combination, the excess of the purchase price over the estimated fair value of the assets acquired and liabilities assumed is recognized as goodwill. Goodwill is evaluated for impairment annually on July 31 and more frequently if indicators of impairment arise. In evaluating goodwill for impairment, qualitative factors are assessed to determine whether it is more likely than not (that is, likelihood of more than 50%) that the fair value of the reporting unit is less than its carrying value (including goodwill). If it is concluded that it is not more likely than not that the fair value of the reporting unit is less than its carrying value, then no further testing is required. However, if management concludes that it is more likely than not that the fair value of the reporting unit is less than its carrying value or bypasses the qualitative assessment, then the quantitative goodwill impairment test is performed to identify a potential goodwill impairment and measure the amount of impairment to be recognized, if any.

No impairment of goodwill was indicated in 2025 or 2024. In 2025 and 2024, a qualitative assessment was performed, assessing economic, industry and market considerations in addition to FE PA’s overall financial performance. Key factors used in the assessment included: growth rates, interest rates, expected investments, utility sector market performance, regulatory and legal developments, and other market considerations. It was determined that the fair values of the reporting unit were, more likely than not, greater than their carrying values and a quantitative analysis was not necessary.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment reflects original cost (net of any impairments recognized), including payroll and related costs such as taxes, employee benefits, administrative and general costs, and financing costs incurred to place the assets in service. The costs of normal maintenance, repairs and minor replacements are expensed as incurred. Liabilities for planned major maintenance projects are recognized as they are incurred.

PP&E balances as of December 31, 2025 and 2024, were as follows:

	In Service	Accumulated Depreciation	Net Plant	CWIP	Total	Useful Service Life
	(In millions)					(years)
December 31, 2025	$11,969	$3,318	$8,651	$311	$8,962	5–80
December 31, 2024	$11,167	$3,171	$7,996	$294	$8,290	5–80

FE PA provides for depreciation on a straight-line basis at various rates over the estimated lives of property included in plant in service. Depreciation expense was approximately 2.6%, 2.7% and 2.7% of average depreciable property in 2025, 2024 and 2023, respectively.

For the years ended December 31, 2025, 2024 and 2023, capitalized financing costs on FE PA’s Consolidated Statements of Income and Comprehensive Income include $5 million, $8 million and $2 million, respectively, of allowance for equity funds used during construction and $10 million, $4 million and $9 million, respectively, of capitalized interest.

Long-lived assets classified as held and used are evaluated for impairment when events or changes in circumstances indicate that the carrying value of the long-lived assets may not be recoverable. First, the estimated undiscounted future cash flows attributable to the assets is compared with the carrying value of the assets. If the carrying value is greater than the undiscounted future cash flows, an impairment charge is recognized equal to the amount the carrying value of the assets exceeds its estimated fair value.

SEGMENT INFORMATION

FE PA has one operating segment, which is the entire entity. FE PA’s Consolidated Statements of Income and Comprehensive Income are consistent with the internal financial reports used by FE PA’s President, its CODM. FE PA’s CODM uses net income to regularly assess performance and considers actual versus budget variances to make operating decisions and allocate resources. FE PA considers Other operating expenses, Provision for depreciation, General taxes, Interest expense and Income taxes to be significant expenses.

NEW ACCOUNTING PRONOUNCEMENTS

Recently Adopted Pronouncements—ASU 2023-09, “Income taxes (Topic 280): Improvements to Income Tax Disclosures” (Issued in December 2023): ASU 2023-09 enhances disclosures primarily related to existing rate reconciliation and income taxes paid information to help investors better assess how a company’s operations and related tax risks and tax planning and operational opportunities affect the tax rate and prospects for future cash flows. Disclosure requirements include a tabular reconciliation using both percentages and amounts, separated out into specific categories with certain reconciling items at or above 5% of the statutory tax as well as by nature and/or jurisdiction. In addition, entities will be required to disclose income taxes paid (net of refunds received), broken out between federal, state/local and foreign, and amounts paid to an individual jurisdiction when 5% or more of the total income taxes are paid to such jurisdiction. ASU 2023-09 was adopted as of December 31, 2025, see Note 4., “Taxes,” of the Notes to Consolidated Financial Statements for the applicable disclosures, which are provided for all periods presented.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Recently Issued Pronouncements—The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, such guidance is currently being assessed for the impact it may have on the financial statements and disclosures, as well as the potential to early adopt where applicable. Management has assessed other FASB issuances of new standards not described below based upon the current expectation that such new standards will not significantly impact the financial statements.

ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)” (Issued in November 2024 and subsequently updated within ASU 2025-01): ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. ASU 2024-03 is effective for the year ended December 31, 2027, with early adoption permitted. The guidance is permitted to be applied prospectively, and comparative disclosures are not required for reporting periods beginning before the effective date. Entities can elect to apply the new standard retrospectively to any or all prior periods presented in the financial statements.

ASU 2025-06, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software” (Issued in September 2025): ASU 2025-06 amends the existing standard that refers to various stages of a software development project to align better with current software development methods, such as agile programming. Under the new standard, entities will start capitalizing eligible costs when (1) management has authorized and committed to funding the software project, and (2) it is probable that the project will be completed and the software will be used to perform the function intended. In evaluating whether it is probable the project will be completed; an entity is required to consider whether there is significant uncertainty associated with the development activities of the software. ASU 2025-06 is effective beginning with the financials for the first quarter of 2028. The guidance is permitted to be applied using a prospective, retrospective or modified transition approach. Early adoption is permitted.

ASU 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities” (Issued in December 2025): ASU 2025-10 establishes authoritative guidance for the recognition, measurement, presentation, and disclosure of government grants received by business entities. ASU 2025-10 requires that a government grant be recognized when it is probable that the entity will comply with the conditions of the grant and that the grant will be received and permits two approaches for asset related grants: (1) the cost reduction method (reduce the carrying amount of the asset) and (2) deferred income method (recognize income over the useful life of the asset). Income-related grants are recognized systematically in income as the related costs are incurred. ASU 2025-10 is effective beginning with financials for the first quarter of 2029, with early adoption permitted. The guidance is permitted to be applied using a modified prospective, modified retrospective or full retrospective approach.

2. REVENUE

FE PA accounts for revenues from contracts with customers under ASC 606, “Revenue from Contracts with Customers.” Revenue from leases, financial instruments, other contractual rights or obligations and other revenues that are not from contracts with customers are outside the scope of the standard and accounted for under other existing GAAP. FE PA has elected to exclude sales taxes and other similar taxes collected on behalf of third parties from revenue as prescribed in the new standard. As a result, tax collections and remittances within the scope of this election are excluded from recognition in the income statement and instead recorded through the balance sheet. Gross receipts taxes that are assessed on FE PA are not subject to the election and are included in revenue. FE PA has elected the optional invoice practical expedient for most of its revenues, which eliminates the need to provide certain revenue disclosures regarding unsatisfied performance obligations.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FE PA’s principal business is providing electric service to customers in Pennsylvania. FE PA’s distribution customers are metered on a cycle basis. An estimate of unbilled revenues is calculated to recognize electric service provided from the last meter reading through the end of the month. This estimate includes many factors, among which are historical customer usage, load profiles, estimated weather impacts, customer shopping activity and prices in effect for each class of customer. In each accounting period, FE PA accrues the estimated unbilled amount as revenue and reverses the related prior period estimate. Customer payments are generally due within 30 days. Retail generation sales relate to generation sales in Pennsylvania that are regulated by the PPUC.

Retail generation sales relate to default service requirements in Pennsylvania to provide power to non-shopping customers who have elected to continue to receive service under regulated retail tariffs. The volume of these sales varies depending on the level of shopping that occurs. Default service for FE PA is provided through a competitive procurement process approved by the state commission. Retail generation revenues are recognized over time as electricity is delivered and consumed immediately by the customer.

FE PA earns revenue from state-regulated rate tariffs under which it provides distribution services to residential, commercial and industrial customers in its service territory. FE PA is obligated under the regulated construct to deliver power to customers reliably, as it is needed, which creates an implied monthly contract with the end-use customer. See Note 10., “Regulatory Matters,” of the Notes to Consolidated Financial Statements for additional information on rate recovery mechanisms. Distribution revenues are recognized over time as electricity is distributed and delivered to the customer and the customers consume the electricity immediately as delivery occurs.

The following table represents a disaggregation of revenue from contracts with customers for the years ended December 31, 2025, 2024 and 2023, by type of service:

	For the Years Ended December 31,
Revenues by Type of Service	2025	2024	2023
	(In millions)
Distribution services and retail generation
Residential	$3,215	$2,871	$2,711
Commercial	722	613	562
Industrial	290	278	315
Street lighting	36	34	30
Other(1)	39	40	40

Total revenues from contracts with customers	4,302	3,836	3,658
Other revenue unrelated to contracts with customers(2)	39	39	36

Total revenues	$4,341	$3,875	$3,694

(1)	Includes pole attachment and wholesale revenue.
(2)	Includes affiliated lease revenues from ATSI, MAIT and KATCo as well as late payment charges.

RECEIVABLES

Receivables from customers include retail electric sales and distribution deliveries to residential, commercial and industrial customers.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Billed and unbilled customer receivables as of December 31, 2025 and 2024, are included below:

Customer Receivables	December 31, 2025	December 31, 2024
	(In millions)
Billed	$437	$376
Unbilled	314	253

	751	629
Less: Uncollectible Reserve	30	28

Total Customer Receivables	$721	$601

The allowance for uncollectible customer receivables is based on historical loss information comprised of a rolling 36-month average net write-off percentage of revenues, in conjunction with a qualitative assessment of elements that impact the collectability of receivables to determine if allowances for uncollectible customer receivables should be further adjusted in accordance with the accounting guidance for credit losses.

The allowance for uncollectible customer receivables is reviewed utilizing a quantitative and qualitative assessment. Management contemplates available current information such as changes in economic factors, regulatory matters, industry trends, customer credit factors, amount of receivable balances that are past-due, payment options and programs available to customers, and the methods that are able to be utilized to ensure payment.

Activity in the allowance for uncollectible accounts on Customer receivables for the years ended December 31, 2025, 2024 and 2023 are as follows:

(In millions)	2025	2024	2023
Customer Receivables:
Beginning of year balance	$28	$32	$63
Charged to income	47	39	11
Charged to other accounts(1)	16	18	12
Write-offs	(61)	(61)	(54)

End of year balance	$30	$28	$32

(1)	Represents recoveries and reinstatements of accounts previously written off for uncollectible accounts.

Activity in the allowance for uncollectible accounts on Other receivables for the years ended December 31, 2025, 2024 and 2023 are as follows:

(In millions)	2025	2024	2023
Other Receivables:
Beginning of year balance	$1	$2	$2
Charged to income	—	—	2
Charged to other accounts(1)	—	—	(1)
Write-offs	(1)	(1)	(1)

End of year balance	$—	$1	$2

(1)	Represents recoveries and reinstatements of accounts previously written off for uncollectible accounts.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

3. PENSION AND OTHER POSTEMPLOYMENT BENEFITS

FirstEnergy provides qualified benefit plans (the FirstEnergy Master Pension Plan and the FirstEnergy Welfare Plan) that cover substantially all employees and non-qualified defined benefit plans that cover certain employees, including employees of FE PA. FirstEnergy’s pension and OPEB plans are neither multiemployer nor multiple-employer plans.

The pension plans provide defined benefits based on years of service and compensation levels. Under the cash-balance portion of the pension plan (for employees hired on or after January 1, 2014), FirstEnergy credits amounts to eligible employee notional cash-balance accounts based on a pay credit and an interest credit.

In addition, FirstEnergy provides a minimum amount of noncontributory life insurance to retired employees in addition to optional contributory insurance to a closed group of retired employees. Health care benefits, which include certain employee contributions, deductibles and co-payments, are also available upon retirement to certain employees, their dependents and, under certain circumstances, their survivors. FirstEnergy also has obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

FE PA recognizes its allocated portion of the expected cost of providing pension and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits. FE PA also recognizes its allocated portion of obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

FE PA’s net periodic benefit costs (credits) for pension and OPEB were as follows:

	Pension			OPEB
For the Years Ended December 31,	2025	2024	2023	2025	2024	2023
	(In millions)
FE PA’s share of net periodic benefit credits(1)	$(59)	$(17)	$(26)	$(16)	$(17)	$(13)
Allocated net periodic benefit costs from affiliates(2)	$4	$10	$64	$4	$2	$3

(1)

Includes amounts capitalized. Includes FE PA’s pension and OPEB mark-to-market adjustment gain of $54 million, $13 million and $15 million for the years ended December 31, 2025, 2024 and 2023, respectively.

(2)

Includes amounts capitalized. Included in these net periodic benefit costs/(credits) from its affiliates are $10 million, $2 million and $(50) million of mark-to-market adjustment gain (loss), for the years ended December 31, 2025, 2024 and 2023, respectively.

Summary of Plan Status	Pension		OPEB
As of December 31, (In millions)	2025	2024	2025	2024
FE PA’s share of FirstEnergy funded status(1)	$95	$35	$43	$23

(1)	Excludes $19 million and $4 million as of December 31, 2025 and 2024, respectively, of affiliated noncurrent assets related to pension and OPEB mark-to-market costs allocated to FE PA.

Pension and OPEB costs are affected by employee demographics (including age, compensation levels and employment periods), the level of contributions made to the plans and earnings on plan assets. Pension and OPEB costs may also be affected by changes in key assumptions, including anticipated rates of return on plan assets, the discount rates and health care trend rates used in determining the projected benefit obligations for pension and OPEB costs. FirstEnergy uses a December 31 measurement date for its pension and OPEB plans or whenever a plan is determined to qualify for a remeasurement. The fair value of the plan assets represents the actual market value as of the measurement date.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Net Periodic Benefit Costs (Credits)—In addition to service costs, interest on obligations, expected return on plan assets, and prior service costs, FirstEnergy recognizes in net periodic benefit costs a pension and OPEB mark-to-market adjustment for the change in the fair value of plan assets and net actuarial gains and losses annually in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for a remeasurement. Service costs, net of capitalization, are reported within Other operating expenses. Non-service costs, other than the pension and OPEB mark-to-market adjustment, which is separately shown, are reported within Miscellaneous income, net, within Other Income (Expense).

Discount Rate—In selecting an assumed discount rate, FirstEnergy considers currently available rates of return on high-quality fixed income investments expected to be available during the period to maturity of the pension and OPEB obligations. The assumed rates of return on plan assets consider historical market returns and economic forecasts for the types of investments held by FirstEnergy’s pension trusts. The long-term rate of return is developed considering the portfolio’s asset allocation strategy. FirstEnergy utilizes a spot rate approach in the estimation of the components of benefit cost by applying specific spot rates along the full yield curve to the relevant projected cash flows. The discount rate for pension obligations was 5.59% and 5.72% as of December 31, 2025 and 2024, respectively. The discount rate for OPEB obligations was 5.37% and 5.60% as of December 31, 2025 and 2024, respectively.

Expected Return on Plan Assets—The expected return on pension and OPEB assets is based on input from investment consultants, including the trusts’ asset allocation targets, the historical performance of risk-based and fixed income securities and other factors. The gains or losses generated as a result of the difference between expected and actual returns on plan assets is recognized as a pension and OPEB mark-to-market adjustment in the fourth quarter of each fiscal year and whenever a plan is determined to qualify for remeasurement. The expected return on pension plan assets was 8.50% and 8.00% for 2025 and 2024, respectively. The expected return on OPEB assets was 7.00% in 2025 and 2024.

4. TAXES

FE PA records income taxes in accordance with the liability method of accounting. Deferred income taxes reflect the net tax effect of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts recognized for tax purposes. Investment tax credits, which were deferred when utilized, are being amortized over the recovery period of the related property. Deferred income tax liabilities related to temporary tax and accounting basis differences and tax credit carryforward items are recognized at the statutory income tax rates in effect when the liabilities are expected to be paid. Deferred tax assets are recognized based on income tax rates expected to be in effect when they are settled.

FE PA’s consolidated financial statements include its allocated amount of current and deferred tax expense for all years presented. For federal income tax purposes, FE PA files as a member of the FirstEnergy consolidated group. FE PA is party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities.

On July 4, 2025, President Trump signed into law the OBBBA, which, among other things, makes permanent certain corporate tax incentives that were set to expire in the TCJA, and terminates tax credits for most wind and solar projects placed in service after 2027. Because many of the provisions of the TCJA will be continued under the OBBBA, and as FE PA is not materially impacted by tax incentives associated with wind and solar projects, FE PA does not expect to be materially impacted by the OBBBA.

While FirstEnergy continues to believe, more likely than not, it will be subject to corporate AMT, additional IRS guidance issued on February 18, 2026, provides certain tax repair deductions in calculating corporate AMT,

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

which may reduce or otherwise significantly change FirstEnergy’s AMT estimates or its conclusions as to whether it is an AMT payer. FE PA is party to an intercompany income tax allocation agreement with FirstEnergy and, accordingly, may be allocated a share of any corporate AMT paid by the FirstEnergy consolidated tax group. FirstEnergy continues to evaluate this most recent AMT guidance, as well as prior guidance issued by the U.S. Treasury and/or IRS. Any adverse developments concerning corporate AMT liability, including guidance from the U.S. Treasury and/or the IRS or unfavorable regulatory treatment by FERC and/or applicable state regulatory authorities, could negatively impact FE PA’s cash flows, results of operations and financial condition.

The following table provides the composite of income taxes for the years ended December 31, 2025, 2024 and 2023:

	For the Years Ended December 31,
INCOME TAXES:	2025	2024	2023
	(In millions)
Currently payable -
Federal	$23	$74	$35
State	5	20	8

	28	94	43

Deferred, net -
Federal	116	7	55
State	12	3	10

	$128	$10	$65

Total income taxes	$156	$104	$108

FE PA’s tax rates are affected by permanent items, such as AFUDC equity and other flow-through items, as well as discrete items that may occur in any given period but are not consistent from period to period. The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total income taxes for the years ended December 31, 2025, 2024 and 2023:

	For the Years Ended December 31,
(In millions)	2025		2024		2023
	Amount	%	Amount	%	Amount	%
Income before income taxes	$714		$554		$498

Federal statutory income tax	$150	21.0%	$116	21.0%	$104	21.0%
Federal:
Tax credits	(1)	(0.1)%	—	—%	—	—%
Nontaxable and Nondeductible -
AFUDC equity income	(1)	(0.1)%	(2)	(0.4)%	(1)	(0.2)%
Other -
Excess deferred tax amortization	(7)	(1.0)%	(12)	(2.2)%	(10)	(2.0)%
Remeasurement of excess deferred income taxes	—	—%	(21)	(3.8)%	—	—%
Federal and state related flow-through	(32)	(4.5)%	(18)	(3.2)%	(19)	(3.8)%
Other	1	0.1%	4	0.7%	3	0.6%
State income taxes, net of federal effect(1)	46	6.4%	37	6.7%	31	6.2%

Total income taxes(2)	$156	21.8%	$104	18.8%	$108	21.7%

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1)	Pennsylvania makes up the majority of FE PA’s respective domestic state income taxes, net of federal effect.
(2)

There were no amounts for the years ended December 31, 2025, 2024 or 2023 for FE PA related to changes in valuation allowances, cross-border tax laws, changes in laws or rates, foreign tax effects, or changes in unrecognized tax benefits.

Accumulated deferred income taxes as of December 31, 2025 and 2024 are as follows:

	As of December 31,
(In millions)	2025	2024
Property basis differences	$1,615	$1,471
Regulatory asset/liability	97	91
Pension and OPEB	66	41
Tax credit carryforwards	(5)	—
Other	(70)	(67)

Accumulated deferred income tax liabilities, net	$1,703	$1,536

FE PA has recorded as deferred income tax assets the effect of tax credits that will more likely than not be realized through future operations and through the reversal of existing temporary differences. As of December 31, 2025, FE PA’s tax credit carryforwards consisted of AMT credits of approximately $5 million, which have no expiration.

FE PA accounts for uncertainty in income taxes recognized in its financial statements. A recognition threshold and measurement attribute are utilized for financial statement recognition and measurement of tax positions taken, or expected to be taken, on a company’s tax return. As of December 31, 2025 and 2024, FE PA’s total unrecognized income tax benefits were immaterial.

FE PA recognizes interest expense or income and penalties related to uncertain tax positions by applying the applicable statutory interest rate to the difference between the tax position recognized and the amount previously taken or expected to be taken on the income tax return. FE PA includes interest expense or income and penalties in the provision for income taxes. During 2025, FE PA recognized an immaterial amount of interest associated with its unrecognized tax benefits, and its cumulative net interest payable balance as of December 31, 2025 was also not material.

FE PA is party to the FirstEnergy consolidated group for federal income taxes, and as a result, is included in FirstEnergy’s consolidated federal income tax returns, which for years 2022 and forward remain open to potential IRS examination. FE PA’s state income tax returns remain open to potential examinations from 2022 and forward.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Income taxes paid, net of refunds, for the years ended December 31, 2025, 2024 and 2023, are as follows:

	For the Years Ended December 31,
(In millions)	2025	2024	2023
Federal payments -
Internal Revenue Service(1)	$43	$48	$36

Total Federal	43	48	36
State payments -
Pennsylvania	17	17	5

Total State	17	17	5

Total Income Taxes Paid (net of Refunds)	$60	$65	$41

(1)

FE PA is party to the FirstEnergy consolidated group for federal income taxes and a related intercompany income tax allocation agreement. As a result, federal income tax payments and refunds are made to, or received from, FirstEnergy affiliates.

General Taxes

Details of general taxes for the years ended December 31, 2025, 2024 and 2023 are shown below:

	For the Years Ended December 31,
(In millions)	2025	2024	2023
Gross receipts	$250	$223	$211
Real and personal property	5	4	8
Social security and unemployment	23	23	21

Total general taxes	$278	$250	$240

5. LEASES

FE PA primarily leases vehicles as well as building space, office equipment, and other property and equipment under cancelable and noncancelable leases.

MAIT has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair MAIT’s ability to satisfy its service obligations. Additional uses of such land for MAIT’s facilities requires prior written approval from the applicable operating company. MAIT purchases directly any new property acquired for transmission use. MAIT makes variable quarterly lease payments for the ground lease through January 1, 2043, unless terminated prior to maturity, or extended by MAIT for up to two additional successive periods of 25 years each and one successive term of 24 years. Revenue associated with this agreement was approximately $3 million and $4 million in 2025 and 2024, respectively.

KATCo has a ground lease with FE PA under an operating lease agreement. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair KATCo’s ability to satisfy its service obligations. Additional uses of such land for KATCo’s facilities require prior written approval from the applicable operating company. KATCo purchases directly any new property acquired for transmission use. KATCo makes variable quarterly lease payments through January 1, 2049, unless terminated prior to maturity, or extended by KATCo for up to two

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

additional successive periods of 25 years each and one successive term of 24 years. KATCo’s lease payment for the ground lease was approximately $3 million and $2 million in 2025 and 2024, respectively. KATCo does not have an operating lease liability or asset associated with this agreement as the lease payments are variable.

ATSI has a ground lease with FE PA under an operating lease agreement. Land use is rented to ATSI under the terms and conditions of a ground lease. FE PA reserves the right to use (and to permit authorized others to use) the land for any purpose that does not cause a violation of electrical safety code or applicable law, or does not impair ATSI’s ability to satisfy its service obligations. Additional uses of such land for ATSI’s facilities requires prior written approval from the applicable operating companies. ATSI purchases directly any new property acquired for transmission use. ATSI makes fixed quarterly lease payments for the ground lease to FE PA through December 31, 2049, unless terminated prior to maturity, or extended by ATSI for up to 10 additional successive periods of 50 years each. Revenue associated with this agreement was approximately $1 million for both 2025 and 2024.

FE PA accounts for leases under, “Leases (Topic 842)”. Leases with an initial term of 12 months or less are recognized as lease expense on a straight-line basis over the lease term and are not recorded on the balance sheet. Most leases include one or more, options to renew, with renewal terms that can extend the lease term from 1 to 40 years, and certain leases include options to terminate. The exercise of lease renewal options is at FE PA’s sole discretion. Renewal options are included within the lease liability if they are reasonably certain based on various factors relative to the contract. Certain leases also include options to purchase the leased property. The depreciable life of leased assets and leasehold improvements are limited by the expected lease term, unless there is a transfer of title or purchase option reasonably certain of exercise. FE PA has elected a policy to not separate lease components from non-lease components for all asset classes.

For vehicles leased under certain master lease agreements, the lessor is guaranteed a residual value up to a stated percentage of the equipment cost at the end of the lease term. If the actual fair value of the leased equipment is below the guaranteed residual value at the end of the lease term, FE PA is committed to pay the difference in the actual fair value and the residual value guarantee. FE PA does not believe it is probable that it will be required to pay anything pertaining to the residual value guarantee, and the lease liabilities and right-of-use assets are measured accordingly.

Finance leases for assets used in regulated operations are recognized in FE PA’s Consolidated Statements of Income and Comprehensive Income such that amortization of the right-of-use asset and interest on lease liabilities equals the expense recorded for ratemaking purposes. All operating lease expenses are recognized in “Other operating expenses”. The components of lease expense were as follows:

	For the Years Ended December 31,
(In millions)	2025	2024	2023
Operating lease costs(1)	$30	$26	$23
Finance lease costs:
Amortization of right-of-use assets	—	—	2

Total finance lease cost	—	—	2

Total lease cost	$30	$26	$25

(1)	Includes short-term lease costs of $7 million for the years ended December 31, 2025 and 2024, and $5 million for the year ended December 31, 2023.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Supplemental balance sheet information related to leases was as follows:

		As of December 31,
(In millions)	Financial Statement Line Item	2025	2024
Assets
Operating lease assets(1)	Investments and other noncurrent assets	$89	$76
Finance lease assets(2)	Property, plant and equipment	1	2

Total leased assets		$90	$78

Liabilities
Current:
Operating	Other current liabilities	$22	$18
Finance	Currently payable long-term debt	—	—
Noncurrent:
Operating	Other noncurrent liabilities	77	70
Finance	Long-term debt and other long-term obligations	—	—

Total leased liabilities		$99	$88

(1)	Operating lease assets are recorded net of accumulated amortization of $73 million and $58 million as of December 31, 2025 and 2024, respectively.
(2)	Finance lease assets are recorded net of accumulated amortization of an immaterial amount as of December 31, 2025 and 2024.

Lease terms and discount rates were as follows:

	As of December 31, 2025	As of December 31, 2024
Weighted-average remaining lease terms (years)
Operating leases	5.5	5.7
Finance leases	17.0	18.0
Weighted-average discount rate(1)
Operating leases	5.18%	5.10%
Finance leases(2)	N/A	N/A

(1)

When an implicit rate is not readily determinable, an incremental borrowing rate is utilized, determining the present value of lease payments. The rate is determined based on expected term and information available at the commencement date.

(2)	The only active lease as of December 31, 2025 is prepaid, and therefore the prepayment is amortized with no discounting applicable.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Supplemental cash flow information related to leases was as follows:

	For the Years Ended December 31,
(In millions)	2025	2024	2023
Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows from operating leases	$25	$21	$20
Operating cash flows from finance leases	—	—	—
Finance cash flows from finance leases	—	—	2
Right-of-use assets obtained in exchange for lease obligations:
Operating leases	$31	$19	$5
Finance leases	—	—	—

Maturities of lease liabilities as of December 31, 2025, were as follows:

(In millions)	Operating Leases
2026	$26
2027	23
2028	21
2029	15
2030	10
Thereafter	20

Total lease payments(1)	115
Less imputed interest	16

Total net present value	$99

(1)	Operating lease payments for certain leases are offset by sublease receipts of $2 million over 7 years.

As of December 31, 2025, leases agreements for vehicles and fiber lines that have not yet commenced are $5 million, which are expected to commence from 2026-2045 with lease terms of 5 to 20 years.

6. FAIR VALUE MEASUREMENTS

INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets at cost, which approximates their fair market value.

LONG-TERM DEBT

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the FE PA Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, FE PA believes that its costs approximate their fair market value. The following table provides the approximate fair value and related carrying amounts of long-term debt, which excludes finance lease obligations and net unamortized debt issuance costs and discounts:

	December 31, 2025		December 31, 2024
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$3,750	$3,514	$3,750	$3,419

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The fair value of long-term debt reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of FE PA. FE PA classified long-term debt as Level 2 in the fair value hierarchy as of December  31, 2025 and 2024.

7. CAPITALIZATION

COMMON STOCK

FE PA is authorized to issue 1,000 shares of Common Stock, $25 subscription price, as of December 31, 2025. As of December 31, 2025, there were 1,000 common shares outstanding.

LONG-TERM DEBT AND OTHER LONG-TERM OBLIGATIONS

Under the FE PA consolidation, FE PA assumed the obligations of its predecessors under their respective indentures and debt securities, and these debt securities became FE PA’s senior obligations. The debt securities include certain first mortgage bonds originally issued by WP and Penn. Such first mortgage bonds are secured by a lien on the assets that FE PA acquired from WP and Penn, and certain improvements and additions thereto, in accordance with the terms of the applicable indenture. The lien of each first mortgage indenture does not extend to the property acquired from PN or ME nor to the assets pledged under the other first mortgage indenture.

The following table presents outstanding long-term debt obligations for FE PA as of December 31, 2025 and 2024:

	As of December 31, 2025		As of December 31,
	Maturity Date	Interest Rate	2025	2024
			(In millions)
FMBs	2032-2059	3.79% - 5.29%	$1,425	$1,425
Unsecured notes - fixed rate	2026-2038	3.25% - 6.15%	2,325	2,325

Total unsecured notes			3,750	3,750

Unamortized debt premiums/discounts			(1)	(2)
Unamortized debt issuance costs			(15)	(18)
Currently payable long-term debt			(300)	—

Total long-term debt and other long-term obligations			$3,434	$3,730

FE PA had no issuances or redemptions during the twelve months ended December 31, 2025.

As of December 31, 2025, FE PA’s net deficit in working capital (current assets less current liabilities) was primarily due to the current portion of long-term debt, short-term borrowings, accounts payables, and other accrued expenses. FE PA believes its cash from operations and available liquidity will be sufficient to meet its current working capital needs.

The following table presents scheduled debt repayments for outstanding long-term debt, excluding unamortized debt discounts and premiums, for the next five years as of December 31, 2025.

(In millions)	2026	2027	2028	2029	2030
Scheduled debt repayments	$300	$—	$725	$800	$—

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Debt Covenant Default Provisions

FE PA has various debt covenants under certain financing arrangements, including the credit facility and term loans. The most restrictive of the debt covenants relate to the nonpayment of interest and/or principal on such debt and the maintenance of certain financial ratios. The failure by FE PA to comply with the covenants contained in its financing arrangements could result in an event of default, which may have an adverse effect on FE PA’s financial condition.

Additionally, there are cross-default provisions in certain financing arrangements of FE and its subsidiaries, including FE PA. These provisions generally trigger a default in the applicable financing arrangement of an entity if it or any of its significant subsidiaries default under another financing arrangement in excess of a certain principal amount, typically $100 million. Although such defaults by FE PA would cross-default FE financing arrangements containing these provisions, defaults by FE would generally not cross-default applicable FE PA financing arrangements.

As of December 31, 2025, FE PA was in compliance with all debt covenant default provisions.

8. SHORT-TERM BORROWINGS AND BANK LINES OF CREDIT

FE PA had $328 million of outstanding affiliated short-term borrowings as of December 31, 2025. FE PA did not have any outstanding short-term borrowings as of December 31, 2024.

The annual weighted average interest rate on short-term borrowings through the year ended December 31, 2025 was 5.75%. FE PA did not have any borrowings in 2024.

Short-Term Borrowings / Credit Facility

On October 27, 2025, FE PA entered into amendments to its $950 million credit facility to, among other things, (i) remove the 10 basis point credit spread adjustment from the interest rate calculation; (ii) permit a one-week interest period for any Term Benchmark Advance (as defined under the credit facility) based upon daily simple SOFR; and (iii) extend the maturity date of the credit facility from October 18, 2028 to October 18, 2029.

Borrowings under the credit facility may be used for working capital and other general corporate purposes. Generally, borrowings under the credit facility mature on the earlier of 364 days from the date of borrowing or the commitment termination date, as the same may be extended. The credit facility contains financial covenants requiring FE PA to maintain a consolidated debt-to-total-capitalization ratio (as defined under the credit facility) of no more than 65% measured at the end of each fiscal quarter.

Certain amounts are available for the issuance of LOCs (subject to borrowings drawn under the credit facility) expiring up to one year from the date of issuance. The stated amount of outstanding LOCs will count against total commitments available under the credit facility. As of December 31, 2025, FE PA had $19 million in outstanding LOCs, $1 million of which are issued under the credit facility.

Under the credit facility, FE PA could borrow up to $950 million, $949 million of which was available to FE PA as of December 31, 2025. This short-term debt limitation is subject to the regulatory short-term debt authorization of $1.25 billion, which also includes amounts that may be borrowed under the regulated companies’ money pool.

The credit facility does not contain provisions that restrict the ability to borrow or accelerate payment of outstanding advances in the event of any change in credit ratings. Pricing is defined in “pricing grids,” whereby

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

the cost of funds borrowed under the credit facility is related to the credit ratings of FE PA. Additionally, borrowings under the credit facility are subject to the usual and customary provisions for acceleration upon the occurrence of events of default, including a cross-default for other indebtedness in excess of $100 million.

As of December 31, 2025, FE PA had a debt-to-total-capitalization ratio of 48.0% which was in compliance with the applicable covenants under the credit facility.

FirstEnergy Regulated Companies’ Money Pool

As a regulated money pool participant, FE PA has the ability to borrow from regulated affiliates and FE to meet its short-term working capital requirements. FESC administers these money pools and tracks surplus funds of FE and the respective regulated and unregulated subsidiaries, as the case may be, as well as proceeds available from bank borrowings. Companies receiving a loan under the money pool agreements must repay the principal amount of the loan, together with accrued interest, within 364 days of borrowing the funds. The rate of interest is the same for each company receiving a loan from their respective pool and is based on the average cost of funds available through the pool. The average interest rates for borrowings for the year ended December 31, 2025 and 2024 were 4.51% and 5.74% per annum, respectively.

9. ASSET RETIREMENT OBLIGATIONS

FE PA has recognized retirement obligations, primarily conditional retirement obligations for asbestos remediation and closure of CCR sites. FE PA uses an expected cash flow approach to measure the fair value of its AROs.

FE PA recognizes an ARO for its legal obligation to perform asset retirement activities associated with its long-lived assets. The ARO liability represents an estimate of the fair value of FE PA’s current obligation such that the ARO is accreted monthly to reflect the time value of money.

A fair value measurement inherently involves uncertainty in the amount and timing of settlement of the liability. FE PA uses an expected cash flow approach to measure the fair value of the remediation AROs, taking into account the expected timing of settlement of the ARO based on the expected economic useful life of associated asset and/or regulatory requirements. The fair value of an ARO is recognized in the period in which it is incurred. The associated asset retirement costs are capitalized as part of the carrying value of the long-lived asset and are depreciated over the life of the related asset. For instances where asset retirement costs relate to assets that have no future cash flows, the costs are recorded as an operating expense.

Conditional retirement obligations associated with tangible long-lived assets are recognized at fair value in the period in which they are incurred if a reasonable estimate can be made, even though there may be uncertainty about timing or method of settlement. When settlement is conditional on a future event occurring, it is reflected in the measurement of the liability, not the timing of the liability recognition.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

The following table summarizes the changes to FE PA’s ARO balances during 2025 and 2024:

ARO Reconciliation	(In millions)
Balance, January 1, 2024	$11
Changes in timing and amount of estimated cash flows	7
Liabilities incurred	12
Accretion	1

Balance, December 31, 2024	31
Liabilities settled	(1)
Accretion	2

Balance, December 31, 2025	$32

As further discussed below in Note 11., “Commitments, Guarantees, and Contingencies — Environmental Matters — Regulation of Waste Disposal,” on May 8, 2024, the EPA finalized changes to the CCR rule addressing certain legacy CCR disposal sites which were not included in previous CCR rules. As a result, during 2024, FE PA performed a preliminary assessment of former CCR disposal sites and calculated an initial estimate applying historical experience in remediating comparable sites. As a result, FE PA recorded a $19 million increase to its ARO in 2024, all of which is included in “Other operating expenses” on the Consolidated Statements of Income and Comprehensive Income and was not capitalized as an asset retirement cost since the associated electric generation facilities are closed.

The ARO increase related to certain legacy CCR disposal sites represents the discounted cash flows for estimated closure costs based upon the potential closure requirements as evaluated on a site-by-site basis. Actual costs to be incurred will be dependent upon factors that vary from site to site. The most significant factors include the method and time frame of closure at the individual sites, which will be determined based on the groundwater monitoring and, if applicable, EPA approval of closure plans. In determining the estimated closure costs for each site, FE PA has assumed the anticipated applicable closure method, however, alternative closure methods may be required, resulting in greater or lesser cost. As a result, the ARO liability may be adjusted as additional information is gained through the evaluation and closure process, including further inspection of the sites, results of groundwater monitoring and changes in interpretation of the CCR regulations which may change management assumptions, and could result in a material change to the ARO liability balance and FE PA’s results of operations.

10. REGULATORY MATTERS

STATE REGULATION

FE PA’s retail rates, conditions of service, issuance of securities and other matters were subject to regulation in Pennsylvania by the PPUC and in New York by the NYPSC.

PENNSYLVANIA

FE PA has five rate districts in Pennsylvania—four that correspond to the territories previously serviced by ME, PN, Penn, and WP and one rate district that corresponds to WP’s service provided to The Pennsylvania State University. The rate districts created by the PA Consolidation will not reach full rate unity until the earlier of 2033 or the conclusion of three base rate cases filed after January 1, 2025. FE PA operates under rates approved by the PPUC, effective as of January 1, 2025. FE PA operates under a DSP through the May 31, 2027 delivery

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

period, which provides for the competitive procurement of generation supply for customers who do not choose an alternative EGS or for customers of alternative EGSs that fail to provide the contracted service.

Pursuant to Pennsylvania Act 129 of 2008 and PPUC orders, the Pennsylvania Companies implemented energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.9% MW for ME, 3.3% MW for PN, 2.0% MW for Penn, and 2.5% MW for WP; and energy consumption reduction targets, as a percentage of the Pennsylvania Companies’ historic 2009 to 2010 reference load at 3.1% MWh for ME, 3.0% MWh for PN, 2.7% MWh for Penn, and 2.4% MWh for WP. The fourth phase of FE PA’s energy efficiency and peak demand reduction program, which runs for the five-year period beginning June 1, 2021 through May 31, 2026, was approved by the PPUC on June 18, 2020, providing cost recovery of approximately $390 million to be recovered through Energy Efficiency and Conservation Phase IV Riders for each FE PA rate district.

On November 26, 2025, FE PA submitted a petition for approval of its Phase V Energy Efficiency and Conservation Plan, which includes energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.01% MW, and energy consumption reduction targets, as a percentage of FE PA’s historic 2009 to 2010 reference load, at 2.00% MWh. The proposed plan includes cost recovery of approximately $390 million to be recovered through its Phase V Energy Efficiency and Conservation Charge Rider and runs for a five-year period beginning June 1, 2026, through May 31, 2031. Prior to the hearing, which was held on January 29, 2026, the parties reached a full settlement in principle and a Joint Petition for Complete Settlement was filed with the PPUC on February 19, 2026. The PPUC is expected to issue its decision regarding this plan by the end of the first quarter of 2026.

On February 3, 2026, FE PA filed a proposed DSP for provision of generation for the June 1, 2027 through May 31, 2031 delivery period, to be sourced through competitive procurements for customers who do not receive service from an alternative EGS. Under the 2027-2031 DSP, supply would be provided through a mix of 12, 24, and in the case of residential customers, 60-month energy contracts, as well as spot market purchases for industrial customers. A final order is expected from the PPUC in the fourth quarter of 2026.

FERC REGULATORY MATTERS

Under the FPA, FERC regulates rates for interstate wholesale sales, regulatory accounting and reporting under the Uniform System of Accounts, and other matters. With respect to its wholesale services and rates, FE PA is subject to regulation by FERC. FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. FE PA has the necessary authorization from FERC to sell wholesale power, if any, in interstate commerce at market-based rates and have a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the PPUC. FE PA is required to renew its respective authorizations every three years, and on December 16, 2025, it filed applications for the next renewal period.

Federally-enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on FE PA. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FE PA operates are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including FE PA, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FE PA believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, FE PA occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FE PA develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FE PA’s part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build electric facilities that could have a material adverse effect on FE PA’s financial condition, results of operations and cash flows.

FERC Audit

FERC’s Division of Audits and Accounting initiated a nonpublic audit of FESC in February 2019. Among other matters, the audit is evaluating FirstEnergy’s compliance with certain accounting and reporting requirements under various FERC regulations. On February 4, 2022, FERC filed the final audit report for the period of January 1, 2015 through September 30, 2021, which included several findings and recommendations that FirstEnergy has accepted. The audit report included a finding and related recommendation on FirstEnergy’s methodology for allocation of certain corporate support costs to regulatory capital accounts under certain FERC regulations and reporting. Effective in the first quarter of 2022 and in response to the finding, FirstEnergy implemented a new methodology for the allocation of these corporate support costs to regulatory capital accounts for its regulated distribution and transmission companies on a prospective basis. On December 23, 2025, FERC staff notified FirstEnergy that the audit is concluded.

11. COMMITMENTS, GUARANTEES AND CONTINGENCIES

GUARANTEES AND OTHER ASSURANCES

FE PA has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include stand-by LOCs and surety bonds. FE PA enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FE PA could be required to make under these guarantees as of December 31, 2025 was $48 million, as summarized below:

Guarantees and Other Assurances	Maximum Exposure
(In millions)
Surety Bonds	$29
LOCs	19

Total Guarantees and Other Assurances	$48

Collateral and Contingent-Related Features

In the normal course of business, FE PA may enter into physical or financially settled contracts for the sale and purchase of electric capacity and energy. Certain agreements contain provisions that require FE PA to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FE PA’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty. FE PA has posted $19 million of collateral in the form of LOCs as of December 31, 2025. FE PA held $18 million of net cash collateral as of December 31, 2025 from certain generation suppliers, and such amount is included in “Other current liabilities” on FE PA’s Consolidated Balance Sheets.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

These credit-risk-related contingent features stipulate that if FE PA were to be downgraded or lose its investment grade credit rating (based on its senior unsecured debt rating), it would be required to provide additional collateral. The following table discloses the potential additional credit rating contingent contractual collateral obligations as of December 31, 2025:

Potential Collateral Obligations	As of December 31, 2025
(In millions)
Contractual obligations for additional collateral
Upon downgrade	$—
Surety bonds (collateralized amount)(1)	26

Total Exposure from Contractual Obligations	$26

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond, except with respect to $8 million as of December 31, 2025 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FE PA with regard to air and water quality, hazardous and solid waste disposal, and other environmental matters. While FE PA’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FE PA cannot predict the timing or ultimate outcome of any of these reviews or how any future actions taken as a result thereof may materially impact its business, results of operations, cash flows and financial condition. In general, environmental requirements applicable to the electric power sector are becoming increasingly prescriptive and stringent, and the EPA finalized a number of rules in 2024 that could impact FE PA. However, the Trump administration has issued certain executive orders and stated its intention to rescind, revise or replace some existing environmental regulations and the ultimate impact of recently finalized rules, several of which are in litigation, and any replacement rules are uncertain.

On March 12, 2025, the EPA announced its intent to reevaluate or reconsider numerous environmental regulations, many of which apply to FE PA. The specific timing or outcome of this initiative remains unknown, but regular required rulemaking processes and procedures still apply, and litigation is also anticipated to occur. The disclosures herein do not attempt to discern potential impacts of these deregulatory actions until and unless formal rulemaking or other regulatory actions are announced and the potential impacts to operations can be discerned.

Prior to November 1999, FE PA owned and operated electric generation facilities in Pennsylvania. In response to federal and state deregulation initiatives, it separated its electric generation business from its transmission and distribution businesses by transferring all of its generation assets to an affiliate. However, FE PA retained responsibility for certain liabilities and obligations arising under environmental laws up to the date of transfer. As more fully discussed below, as an historic owner and operator of electric generation facilities, FE PA has been subject to claims alleging violations of environmental law and could have exposure for fines and penalties. FE PA is the successor-in-interest to all assets and liabilities of the Pennsylvania Companies.

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

Regulation of Waste Disposal

Federal and state hazardous waste regulations have been promulgated as a result of the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act. Certain CCRs, such as coal ash, were exempted from hazardous waste disposal requirements pending the EPA’s evaluation of the need for future regulation.

In April 2015, the EPA finalized regulations for the disposal of CCRs (non-hazardous), establishing national standards for landfill design, structural integrity design and assessment criteria for surface impoundments, groundwater monitoring and protection procedures and other operational and reporting procedures to assure the safe disposal of CCRs from electric generation facilities. On September 13, 2017, the EPA announced that it would reconsider certain provisions of the final regulations. On July 29, 2020, the EPA published a final rule again revising the date that certain CCR impoundments must cease accepting waste and initiate closure to April 11, 2021. The final rule allowed for an extension of the closure deadline based on meeting identified site-specific criteria.

On May 8, 2024, the EPA issued the legacy CCR rule, which finalized changes to the CCR regulations addressing inactive surface impoundments at inactive electric utilities, known as legacy CCR surface impoundments. The rule extends 2015 CCR rule requirements for groundwater monitoring and protection, operational and reporting procedures as well as closure requirements to impoundments and landfills that were not originally included for coverage by the 2015 CCR rule. Furthermore, the EPA’s interpretations of the EPA CCR regulations continue to evolve through enforcement and other regulatory actions. FE PA is currently assessing the potential impacts of the final rule, including a review of additional sites to which the new rule might be applicable. On February 13, 2025, the U.S. Department of Justice filed a motion on behalf of the EPA in the D.C. Circuit, seeking to hold the litigation, which was filed on August 8, 2024, by the Utility Solid Waste Act Group with FE as a member, in abeyance for a period of 120 days while the new leadership at the EPA evaluates the rule and determines how it wishes to proceed, which the D.C. Circuit granted. On March 12, 2025, the EPA announced a series of planned deregulatory actions, including reconsideration of the final legacy CCR rule. FirstEnergy continues to monitor the EPA’s actions related to CCR regulations; however, the ultimate impact is unknown at this time and is subject to the outcome of the litigation and any future state regulatory actions. Depending on the outcome of appeals and the EPA’s rule, compliance with the final legacy CCR rule could require remedial actions, including removal of coal ash. See Note 9., “Asset Retirement Obligations,” of the Notes to Consolidated Financial Statements for a description of the $19 million increase to its ARO that FE PA recorded during 2024 as a result of its analysis.

OTHER LEGAL PROCEEDINGS

U.S. v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences; the Sixth Circuit recently rejected their appeal upholding their convictions. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On January 17, 2025, the U.S. Attorney’s Office announced that a federal grand jury charged two former FirstEnergy senior officers with one count of participating in a Racketeer Influenced and Corrupt Organizations Act conspiracy. The allegations in the indictment are largely based on the conduct described in the DPA.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter as to FE. Under the DPA, FE agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA required that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, consisting of (x) $115 million paid by FE to the U.S. Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates or charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as an expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue: (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office, including the aforementioned federal indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information. On February 26, 2025, the U.S. Attorney’s Office filed a status report confirming these commitments.

Legal Proceedings Relating to U.S. v. Larry Householder, et al.

Certain FE stockholders and FirstEnergy customers also filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits is related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted).

•

In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020, and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017 and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act as a result of alleged misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14,

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

2023, FE filed a petition in the Sixth Circuit seeking to appeal that order. On August 13, 2025, the Sixth Circuit vacated the S.D. Ohio’s order granting class certification. On November 6, 2025, the S.D. Ohio held oral argument to further consider class certification in light of the Sixth Circuit’s decision. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021 and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain then-current and former officers of Energy Harbor Corp. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by issuing alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

The outcome of any of these lawsuits is uncertain and could have a material adverse effect on FE’s or its subsidiaries’ reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to FE PA’s normal business operations pending against FE PA and its subsidiaries. The loss or range of loss in these matters is not expected to be material to FE PA or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 10., “Regulatory Matters,” of the Notes to Consolidated Financial Statements.

FE PA accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FE PA determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FE PA or its subsidiaries has legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FE PA’s or its subsidiary’s financial condition, results of operations and cash flows.

12. TRANSACTIONS WITH AFFILIATED COMPANIES

The affiliated company transactions for FE PA for the years ended December 31, 2025, 2024 and 2023 are as follows:

	For the Years Ended December 31,
	2025	2024	2023
	(In millions)
Revenues(1)	$21	$22	$19
Expenses
FESC support services(2)	284	241	289
Other affiliate support services(2)	(47)	(64)	(25)
Interest income	17	51	2
Interest expense	23	25	6

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NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

(1)	Includes ground lease revenues from MAIT, KATCo and ATSI. See Note 5., “Leases,” of the Notes to Consolidated Financial Statements for additional information.
(2)	Includes amounts capitalized of $105 million, $87 million and $94 million for the years ended December 31, 2025, 2024 and 2023, respectively.

FE does not bill directly or allocate any of its costs to any subsidiary company. FESC provides corporate support and other services, including executive administration, accounting and finance, risk management, human resources, corporate affairs, communications, information technology, legal services and other similar services at cost, in accordance with its cost allocation manual, to affiliated FirstEnergy companies under FESC agreements. Allocated costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. Intercompany transactions are generally settled under commercial terms within thirty days. FE PA can also receive charges from and charge affiliates other than FESC at cost, including charging affiliated companies when FE PA employees work on projects for affiliates.

FE PA recognizes an allocation of the net periodic pension and OPEB costs/credits from its affiliates, including FESC. See Note 3., “Pension and Other Postemployment Benefits,” of the Notes to Consolidated Financial Statements for additional information.

Under the FirstEnergy regulated money pool, FE PA has the ability to borrow from its regulated affiliates and FE to meet its short-term working capital requirements. Affiliated company notes receivables and payables related to the money pool are reported as Notes receivable from affiliated companies or Short-term borrowings - affiliated companies on the Consolidated Balance Sheets. Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the FirstEnergy money pool and are reflected net for each of FE PA’s rate districts on the Consolidated Balance Sheets (see Note 8., “Short-Term Borrowings and Bank Lines of Credit,” of the Notes to Consolidated Financial Statements).

FE PA is party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities. See Note 4., “Taxes,” of the Notes to Consolidated Financial Statements for additional information.

GLOSSARY OF TERMS

The following abbreviations and acronyms may be used in this report to identify FirstEnergy Pennsylvania Electric Company and its affiliated companies:

ATSI	American Transmission Systems, Incorporated, a wholly owned transmission subsidiary of FET
CEI	The Cleveland Electric Illuminating Company, a wholly owned Ohio electric power company subsidiary of FE
FE	FirstEnergy Corp., a public electric power holding company
FE PA	FirstEnergy Pennsylvania Electric Company, a wholly owned Pennsylvania electric power company subsidiary of FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE
FE PA Holding Company	FirstEnergy Pennsylvania Holding Company LLC, a wholly owned subsidiary of FE
FESC	FirstEnergy Service Company, which provides legal, financial, and other corporate support services
FET	FirstEnergy Transmission, LLC a consolidated VIE of FE, and the parent company of ATSI, MAIT and TrAIL, and having a joint venture in PATH and Valley Link
FirstEnergy	FirstEnergy Corp., together with its consolidated subsidiaries
JCP&L	Jersey Central Power & Light Company, a wholly owned New Jersey electric power company subsidiary of FE
KATCo	Keystone Appalachian Transmission Company, a wholly owned transmission subsidiary of FE
MAIT	Mid-Atlantic Interstate Transmission, LLC, a wholly owned transmission subsidiary of FET
ME	Metropolitan Edison Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
MP	Monongahela Power Company, a wholly owned West Virginia electric power company subsidiary of FE
OE	Ohio Edison Company, a wholly owned Ohio electric power company subsidiary of FE
PATH	Potomac-Appalachian Transmission Highline, LLC, a joint venture between FE and a subsidiary of AEP
PE	The Potomac Edison Company, a wholly owned Maryland and West Virginia electric power company subsidiary of FE
Penn	Pennsylvania Power Company, a former wholly owned Pennsylvania electric power company subsidiary of OE, which merged with and into FE PA on January 1, 2024
Pennsylvania Companies	ME, PN, Penn and WP, each of which merged with and into FE PA on January 1, 2024
PN	Pennsylvania Electric Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024
TE	The Toledo Edison Company, a wholly owned Ohio electric power company subsidiary of FE
TrAIL	Trans-Allegheny Interstate Line Company, a wholly owned transmission subsidiary of FET
Transmission Companies	ATSI, MAIT, TrAIL and KATCo
Valley Link	Valley Link Transmission Company, LLC, a holding company formed by FET, DominionHV and Transource on November 24, 2024
WP	West Penn Power Company, a former wholly owned Pennsylvania electric power company subsidiary of FE, which merged with and into FE PA on January 1, 2024

The following abbreviations and acronyms may be used to identify frequently used terms in this report:

AEP	American Electric Power Company, Inc.
AFUDC	Allowance for Funds Used During Construction
AMT	Alternative Minimum Tax
AOCI	Accumulated Other Comprehensive Income (Loss)
ARO	Asset Retirement Obligation
ASC	Accounting Standards Codification
ASU	Accounting Standards Update
CCR	Coal Combustion Residual
CODM	Chief Operating Decision Maker
COVID-19	Coronavirus disease
D.C. Circuit	U.S. Court of Appeals for the District of Columbia Circuit
DominionHV	Dominion High Voltage Mid-Atlantic, Inc., an affiliate of VEPCO
DPA	Deferred Prosecution Agreement entered into on July 21, 2021 between FE and the U.S. Attorney’s Office for the S.D. Ohio
DSP	Default Service Plan
EGS	Electric Generation Supplier
EH	Energy Harbor Corp.
EPA	U.S. Environmental Protection Agency
ERO	Electric Reliability Organization
Exchange Act	Securities Exchange Act of 1934, as amended
FASB	Financial Accounting Standards Board
FERC	Federal Energy Regulatory Commission
Fitch	Fitch Ratings Service
FMB	First Mortgage Bond
FPA	Federal Power Act
GAAP	Generally Accepted Accounting Principles in the United States
HB 6	House Bill 6, as passed by Ohio’s 133rd General Assembly
IRS	Internal Revenue Service
LOC	Letter of Credit
Moody’s	Moody’s Investors Service, Inc.
MW	Megawatt
MWh	Megawatt-hour
NERC	North American Electric Reliability Corporation
NYPSC	New York State Public Service Commission
OBBBA	One Big Beautiful Bill Act of 2025, as signed into law on July 4, 2025
ODSA	Ohio Development Service Agency
OPEB	Other Postemployment Benefits
PA Consolidation	Consolidation of the Pennsylvania Companies on January 1, 2024
PEER	FirstEnergy’s Program for Enhanced Employee Retirement, as announced in 2023
PJM	PJM Interconnection, LLC, an RTO serving the PJM Region
PJM Region	The territory that PJM coordinates the movement of electricity through, including all or parts of Delaware, Illinois, Indiana, Kentucky, Maryland, Michigan, New Jersey, North Carolina, Ohio, Pennsylvania, Tennessee, Virginia, West Virginia and the District of Columbia.
PP&E	Property, Plant and Equipment
PPUC	Pennsylvania Public Utility Commission
RFC	ReliabilityFirst Corporation
RTO	Regional Transmission Organization
S.D. Ohio	Federal District Court, Southern District of Ohio
Securities Act	Securities Act of 1933, as amended
Sixth Circuit	U.S. Court of Appeals for the Sixth Circuit

SOFR	Secured Overnight Financing Rate
S&P	Standard & Poor’s Ratings Service
TCJA	Tax Cuts and Jobs Act adopted December 22, 2017
Transource	Transource Energy, LLC, a subsidiary of AEP
U.S.	United States
VIE	Variable Interest Entity
VEPCO	Virginia Electric and Power Company, a subsidiary of Dominion Energy, Inc.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
(In millions)	2026	2025	2026	2025
REVENUES:
Revenues — non-affiliates	$948	$867	$2,172	$1,939
Revenues — affiliates	4	6	9	11
Gross receipts tax collections	57	53	134	120

Total revenues	1,009	926	2,315	2,070

OPERATING EXPENSES:
Purchased power	479	413	1,081	907
Other operating expenses(1)	299	287	593	545
Provision for depreciation	85	78	170	157
Deferral of regulatory assets, net	(69)	(83)	(80)	(82)
General taxes	64	60	149	135

Total operating expenses	858	755	1,913	1,662

OPERATING INCOME	151	171	402	408

OTHER INCOME (EXPENSE):
Interest income — affiliates	5	4	11	9
Miscellaneous income, net	16	13	31	27
Interest expense — non-affiliates	(54)	(47)	(104)	(95)
Interest expense — affiliates	(5)	(7)	(12)	(12)
Capitalized financing costs	4	3	9	6

Total other expense	(34)	(34)	(65)	(65)

INCOME BEFORE INCOME TAXES	117	137	337	343
INCOME TAXES	26	33	76	82

NET INCOME	$91	$104	$261	$261

COMPREHENSIVE INCOME	$91	$104	$261	$261

(1)

Includes affiliated operating expenses of $27 million and $34 million for the three months ended June 30, 2026 and 2025, respectively, and $57 million and $71 million for the six months ended June 30, 2026 and 2025, respectively.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(UNAUDITED)

(In millions, except share amounts)	June 30, 2026	December 31, 2025
ASSETS
CURRENT ASSETS:
Receivables -
Customers	$677	$751
Less — Allowance for uncollectible customer receivables	24	30

	653	721
Affiliated companies	18	42
Other	65	63
Prepaid taxes and other	136	29

	872	855

PROPERTY, PLANT AND EQUIPMENT:
In service	12,326	11,969
Less — Accumulated provision for depreciation	3,400	3,318

	8,926	8,651
Construction work in progress	398	311

	9,324	8,962

DEFERRED CHARGES AND OTHER ASSETS:
Goodwill	962	962
Regulatory assets	247	109
Investments	14	14
Prepaid pension and OPEB costs	158	142
Other	147	148

	1,528	1,375

TOTAL ASSETS	$11,724	$11,192

LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Currently payable long-term debt	$—	$300
Short-term borrowings - affiliated companies	8	328
Accounts payable -
Affiliated companies	80	14
Other	299	340
Accrued taxes	67	52
Accrued interest	51	44
Customer deposits	135	131
Other	99	102

	739	1,311

NONCURRENT LIABILITIES:
Long-term debt and other long-term obligations	4,278	3,434
Accumulated deferred income taxes, net	1,744	1,703
Retirement benefits	9	9
Other	327	308

	6,358	5,454

TOTAL LIABILITIES	7,097	6,765

COMMON STOCKHOLDER’S EQUITY:
Common stock and other paid-in capital, $25 subscription price, 1,000 shares authorized, 1,000 shares outstanding	2,637	2,633
Accumulated other comprehensive loss	(8)	(8)
Retained earnings	1,998	1,802

TOTAL COMMON STOCKHOLDER’S EQUITY	4,627	4,427

COMMITMENTS, GUARANTEES AND CONTINGENCIES (NOTE 7.)

TOTAL LIABILITIES AND COMMON STOCKHOLDER’S EQUITY	$11,724	$11,192

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF COMMON STOCKHOLDER’S EQUITY

(UNAUDITED)

	Six Months Ended June 30, 2026
	Common Stock
(In millions, except share amounts)	Number of Shares	Carrying Value	Other Paid-In Capital	AOCI	Retained Earnings	Total Stockholder’s Equity
Balance, January 1, 2026	1,000	$—	$2,633	$(8)	$1,802	$4,427
Net income	—	—	—	—	170	170
Stock-based compensation(1)	—	—	2	—	—	2
Cash dividends declared on common stock	—	—	—	—	(65)	(65)

Balance, March 31, 2026	1,000	$—	$2,635	$(8)	$1,907	$4,534

Net income	—	—	—	—	91	91
Stock-based compensation(1)	—	—	2	—	—	2

Balance, June 30, 2026	1,000	$—	$2,637	$(8)	$1,998	$4,627

	Six Months Ended June 30, 2025
	Common Stock
(In millions, except share amounts)	Number of Shares	Carrying Value	Other Paid-In Capital	AOCI	Retained Earnings	Total Stockholder’s Equity
Balance, January 1, 2025	1,000	$—	$2,627	$(7)	$1,559	$4,179
Net income	—	—	—	—	157	157
Stock-based compensation(1)	—	—	1	—	—	1
Cash dividends declared on common stock	—	—	—	—	(85)	(85)

Balance, March 31, 2025	1,000	$—	2,628	$(7)	$1,631	$4,252

Net income	—	—	—	—	104	104
Stock-based compensation(1)	—	—	2	—	—	2

Balance, June 30, 2025	1,000	$—	$2,630	$(7)	$1,735	$4,358

(1)	In the form of FE common equity granted to certain FE PA employees primarily related to the 401(k) Savings Plan.

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
(In millions)	2026	2025
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$261	$261
Adjustments to reconcile net income to net cash from operating activities-
Depreciation and amortization	93	77
Deferred income taxes and investment tax credits, net	20	20
Employee benefit costs, net	(17)	(14)
Change in current assets and liabilities-
Receivables	90	70
Prepaid taxes and other current assets	(107)	(95)
Accounts payable	16	(65)
Accrued taxes	15	11
Accrued interest	7	—
Customer deposits	4	6
Other current liabilities	(4)	(12)
Collateral, net	1	2
Employee benefit plan funding and related payments	(3)	(3)
Other	21	(13)

Net cash provided from operating activities	397	245

CASH FLOWS FROM INVESTING ACTIVITIES:
Capital investments	(499)	(324)
Loans to affiliated companies, net	—	5
Asset removal costs	(56)	(32)

Net cash used for investing activities	(555)	(351)

CASH FLOWS FROM FINANCING ACTIVITIES:
New financing-
Long-term debt	850	—
Short-term borrowings - affiliated companies, net	—	191
Redemptions and repayments-
Long-term debt	(300)	—
Short-term borrowings - affiliated companies, net	(320)	—
Common stock dividend payments	(65)	(85)
Other	(7)	—

Net cash provided from financing activities	158	106

Net change in cash, cash equivalents, and restricted cash	—	—
Cash, cash equivalents, and restricted cash at beginning of period	—	—

Cash, cash equivalents, and restricted cash at end of period	$—	$—

SUPPLEMENTAL CASH FLOW INFORMATION:
Significant non-cash transactions:
Accrued capital investments	$91	$62

The accompanying Notes to Consolidated Financial Statements are an integral part of these financial statements.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(UNAUDITED)

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND BASIS OF PRESENTATION

Unless otherwise indicated, defined terms and abbreviations used herein have the meanings set forth in the accompanying Glossary of Terms.

FE PA is incorporated in Pennsylvania and is a wholly owned subsidiary of FE PA Holding Company, which is a wholly owned subsidiary of FE. FE PA owns property and does business as an electric public utility in Pennsylvania and New York, providing distribution services to approximately 2.1 million customers in Pennsylvania and approximately 4,000 customers in Waverly, New York. FE PA serves an area that has a population of approximately 4.5 million. FE PA complies with the regulations, orders, policies and practices prescribed by FERC, the PPUC and the NYPSC.

The accompanying interim financial statements as of June 30, 2026, and the three and six months ended June 30, 2026 and 2025 are unaudited, but reflect all adjustments, consisting of normal recurring adjustments, that, in the opinion of management, are necessary for the fair presentation of the financial statements. The Consolidated Balance Sheets as of December 31, 2025, were derived from audited financial statements. The preparation of financial statements in conformity with GAAP requires management to make periodic estimates and assumptions that affect the reported amounts of assets, liabilities, revenues and expenses and disclosure of contingent assets and liabilities. Actual results could differ from these estimates. The reported results of operations are not necessarily indicative of results of operations for any future period.

These interim financial statements have been prepared pursuant to the rules and regulations of the SEC. Certain information and disclosures normally included in financial statements and notes prepared in accordance with GAAP have been condensed or omitted pursuant to such rules and regulations. These interim financial statements should be read in conjunction with the audited financial statements and notes for the year ended December 31, 2025.

Certain prior year amounts have been reclassified to conform to the current year presentation.

Economic Conditions

FE PA continues to monitor supply lead times in light of demand increases across the industry, including due to data center usage, and the imposition of tariffs and retaliatory tariffs that have been, and may be, imposed by the U.S. government in response. In addition, ongoing geopolitical conflicts have contributed to volatility in global energy markets and fuel and transportation costs, which may further impact supply availability or pricing. FirstEnergy continues to implement mitigation strategies to address volatility in interest rates, inflation and supply constraints and does not expect any corresponding service disruptions or any material impact on its capital investment plan. However, a prolonged continuation or further increase in demand, sustained or escalating geopolitical tensions, rising fuel costs or the continuation of uncertain or adverse macroeconomic conditions, including inflationary pressures and new or increased existing tariffs, could lead to an increase in supply chain disruptions that could, in turn, have an adverse effect on FE PA’s results of operations, cash flow and financial condition.

Capitalized Financing Costs

For the three months ended June 30, 2026, and 2025, capitalized financing costs on FE PA’s Consolidated Statements of Income and Comprehensive Income include $4 million and $3 million, respectively, of capitalized interest.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

For the six months ended June 30, 2026, and 2025, capitalized financing costs on FE PA’s Consolidated Statements of Income include $3 million and $1 million, respectively, of allowance for equity funds used during construction and $6 million and $5 million, respectively, of capitalized interest.

SEGMENT INFORMATION

FE PA has one operating segment, which is the entire entity. FE PA’s Consolidated Statements of Income and Comprehensive Income are consistent with the internal financial reports used by FE PA’s President, its CODM. FE PA’s CODM uses net income to regularly assess performance and considers actual versus budget variances to make operating decisions and allocate resources. FE PA considers Other operating expenses, Provision for depreciation, General taxes, Interest expense and Income taxes to be significant expenses. See FE PA’s Consolidated Statements of Income and Comprehensive Income. Total Assets are reported on the Balance Sheets and Capital investments are reported within Cash Flows from Investing on the Statement of Cash Flows.

NEW ACCOUNTING PRONOUNCEMENTS

Recently Issued Pronouncements - The following new authoritative accounting guidance issued by the FASB has not yet been adopted. Unless otherwise indicated, such guidance is currently being assessed for the impact it may have on the financial statements and disclosures, as well as the potential to early adopt where applicable. Management has assessed other FASB issuances of new standards not described below based upon the current expectation that such new standards will not significantly impact the financial statements.

ASU 2024-03, “Income Statement—Reporting Comprehensive Income—Expense Disaggregation Disclosures (Subtopic 220-40)” (Issued in November 2024 and subsequently updated within ASU 2025-01): ASU 2024-03 requires disaggregated disclosure of income statement expenses for public business entities. The ASU does not change the expense captions an entity presents on the face of the income statement; rather, it requires disaggregation of certain expense captions into specified categories in disclosures within the footnotes to the financial statements. ASU 2024-03 is effective for public companies beginning with statements for the year ended December 31, 2027, with early adoption permitted. The guidance is permitted to be applied prospectively, and comparative disclosures are not required for reporting periods beginning before the effective date. Entities can elect to apply the new standard retrospectively to any or all prior periods presented in the financial statements.

ASU 2025-06, “Intangibles—Goodwill and Other—Internal-Use Software (Subtopic 350-40): Targeted Improvements to the Accounting for Internal-Use Software” (Issued in September 2025): ASU 2025-06 amends the existing standard that refers to various stages of a software development project to align better with current software development methods, such as agile programming. Under the new standard, entities will start capitalizing eligible costs when management has authorized and committed to funding the software project, and when it is probable that the project will be completed and the software will be used to perform the function intended. In evaluating whether it is probable that the project will be completed; an entity is required to consider whether there is significant uncertainty associated with the development activities of the software. ASU 2025-06 is effective for public companies beginning with the financial statements for the first quarter of 2028, with early adoption permitted. The guidance is permitted to be applied using a prospective, retrospective or modified transition approach.

ASU 2025-10, “Government Grants (Topic 832): Accounting for Government Grants Received by Business Entities” (Issued in December 2025): ASU 2025-10 establishes authoritative guidance for the recognition, measurement, presentation, and disclosure of government grants received by business entities. ASU 2025-10 requires that a government grant be recognized when it is probable that the entity will comply with the conditions of the grant and that the grant will be received. It permits two approaches for asset-related grants, either the cost

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

reduction method (reduce the carrying amount of the asset) or the deferred income method (recognize income over the useful life of the asset). Income-related grants are recognized systematically in income as the related costs are incurred. ASU 2025-10 is effective for public companies beginning with financial statements for the first quarter of 2029, with early adoption permitted. The guidance is permitted to be applied using a modified prospective, modified retrospective or full retrospective approach.

ASU 2026-02, “Environmental Credits and Environmental Credit Obligations (Topic 818)” (Issued in May 2026): ASU 2026-02 establishes new guidance for the recognition, measurement, presentation, and disclosure of environmental credits and environmental credit obligations. The standard requires entities to account for environmental credits based on their intended use, including whether the credits are expected to be used for compliance purposes, held for sale, or used for voluntary initiatives. The guidance also requires recognition of liabilities for environmental credit obligations and introduces a measurement model that incorporates both credits on hand and credits required to settle the obligation. ASU 2026-02 is permitted to be applied retrospectively through a cumulative-effect adjustment to the opening balance of retained earnings (or other appropriate components of equity or net assets on the balance sheet) as of the beginning of the annual reporting period of adoption. ASU 2026-02 is effective for public companies beginning with financial statements for the first quarter of 2028, with early adoption permitted.

2. REVENUE

The following table represents a disaggregation of revenue from contracts with customers for the three and six months ended June 30, 2026 and 2025:

	Three Months Ended June 30,		Six Months Ended June 30,
Revenues by Type of Service	2026	2025	2026	2025
	(In millions)
Distribution services and retail generation
Residential	$729	$659	$1,719	$1,527
Commercial	176	167	376	351
Industrial(1)	85	81	182	155
Other(2)	10	9	19	16

Total revenues from contracts with customers	$1,000	$916	$2,296	$2,049
Other revenue unrelated to contracts with customers(3)	9	10	19	21

Total revenues	$1,009	$926	$2,315	$2,070

(1)	Includes street lighting.
(2)	Includes pole attachment and wholesale revenue.
(3)	Includes affiliated lease revenues from ATSI, MAIT and KATCo as well as late payment charges.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

RECEIVABLES

Receivables from customers include retail electric sales and distribution deliveries to residential, commercial and industrial customers. Billed and unbilled customer receivables as of June 30, 2026 and December 31, 2025, are included below:

Customer Receivables	June 30, 2026	December 31, 2025
	(In millions)
Billed	$425	$437
Unbilled	252	314

	677	751
Less: Uncollectible Reserve	24	30

Total Customer Receivables	$653	$721

The allowance for uncollectible customer receivables is based on historical loss information comprised of a rolling 36-month average net write-off percentage of revenues, in conjunction with a qualitative assessment of elements that impact the collectability of receivables to determine if allowances for uncollectible customer receivables should be further adjusted in accordance with the accounting guidance for credit losses.

The allowance for uncollectible customer receivables is reviewed utilizing a quantitative and qualitative assessment. Management contemplates available current information such as changes in economic factors, regulatory matters, industry trends, customer credit factors, amount of receivable balances that are past-due, payment options and programs available to customers, and the methods that are able to be utilized to ensure payment.

Activity in the allowance for uncollectible accounts on Customer receivables during the year ended December 31, 2025 and the six months ended June 30, 2026, are as follows :

(In millions)	Six Months Ended June 30, 2026	Year Ended December 31, 2025
Beginning Balance	$30	$28
Charged to income	19	47
Charged to other accounts(1)	10	16
Write-offs	(35)	(61)

Ending Balance	$24	$30

(1)	Represents recoveries and reinstatements of accounts previously written off for uncollectible accounts.

3. PENSION AND OTHER POSTEMPLOYMENT BENEFITS

FE PA recognizes its allocated portion of the expected cost of providing pension and OPEB to employees and their beneficiaries and covered dependents from the time employees are hired until they become eligible to receive those benefits. FE PA also recognizes its allocated portion of obligations to former or inactive employees after employment, but before retirement, for disability-related benefits.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FE PA’s net periodic benefit costs (credits) for pension and OPEB were as follows:

	Pension		OPEB
(In millions)	2026	2025	2026	2025
For the Three Months Ended June 30,
FE PA’s share of net periodic benefit credits(1)	$(6)	$(4)	$(1)	$(1)
Allocated net periodic benefit costs from affiliates(1)(2)	$4	$4	$—	$—
For the Six Months Ended June 30,
FE PA’s share of net periodic benefit credits(1)	$(11)	$(8)	$(3)	$(2)
Allocated net periodic benefit costs from affiliates(1)(2)	$8	$9	$1	$1

(1)	Includes amounts capitalized
(2)

In addition to the net periodic benefit costs for its current and former employees and retirees, FE PA is also allocated pension and OPEB net periodic benefit costs and credits from its affiliates, primarily FESC.

4. TAXES

FE PA’s interim effective income tax rates reflect the estimated annual effective income tax rates for 2026 and 2025. These tax rates are affected by permanent items, such as AFUDC equity and other flow-through items, as well as certain discrete items. The following table provides a reconciliation of federal income tax expense at the federal statutory rate to the total income taxes for the three and six months ended June 30, 2026 and 2025:

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
(In millions)	2026		2025		2026		2025
	Amount	%	Amount	%	Amount	%	Amount	%
Income before income taxes	$117		$137		$337		$343

Federal statutory income tax	$25	21.0%	$29	21.0%	$71	21.0%	$72	21.0%
Federal:
Nontaxable and Nondeductible -
AFUDC equity income	—	—%	—	—%	(1)	(0.3)%	—	—%
Other -
Excess deferred tax amortization	(2)	(1.7)%	(2)	(1.4)%	(5)	(1.5)%	(3)	(0.9)%
Federal and state related flow-through	(5)	(4.2)%	(4)	(2.9)%	(9)	(2.6)%	(9)	(2.6)%
Other	2	1.8%	1	0.8%	1	0.4%	—	—%
Changes in unrecognized tax benefits	(1)	(0.8)%	—	—%	(1)	(0.3)%	—	—%
State income taxes, net of federal effect(1)	7	6.1%	9	6.6%	20	5.9%	22	6.4%

Total income taxes(2)	$26	22.2%	$33	24.1%	$76	22.6%	$82	23.9%

(1)	Pennsylvania makes up the majority of FE PA’s respective domestic state income taxes, net of federal effect.
(2)	There were no amounts for the three and six ended June 30, 2026 and 2025 for FE PA related to changes in valuation allowances, cross-border tax laws, changes in laws or rates, or foreign tax effects.

FE PA’s consolidated financial statements include its allocated amount of current and deferred tax expense for all years presented. For federal income tax purposes, FE PA files as a member of the FirstEnergy consolidated group. FE PA is party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities, including corporate AMT.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

On February 18, 2026, the U.S. Treasury and IRS issued guidance that allows certain tax repair deductions in computing corporate AMT. As a result of this guidance, FirstEnergy reversed $18 million in corporate AMT credit carryforwards, of which approximately $4 million was allocated to FE PA, in the first quarter of 2026 related to corporate AMT incurred and paid in prior tax years by the FirstEnergy consolidated tax group, none of which had an impact to the effective tax rate. FirstEnergy and FE PA remain subject to the corporate AMT, but expect that this allowance for certain tax repair deductions will reduce future corporate AMT liability.

On July 4, 2025, President Trump signed into law the OBBBA, which, among other things, makes permanent certain corporate tax incentives that were set to expire in the TCJA, and terminates tax credits for most wind and solar projects placed in service after 2027. Because many of the provisions of the TCJA will be continued under the OBBBA, and as FE PA is not materially impacted by tax incentives associated with wind and solar projects, FE PA does not expect to be materially impacted by the OBBBA.

FE PA will continue to monitor and evaluate future tax legislation, guidance from the U.S. Treasury and/or the IRS, including guidance related to the corporate AMT, and developments concerning the regulatory treatment of income taxes by FERC and/or applicable state regulatory authorities, that could negatively impact FE PA’s cash flows, results of operations, and financial condition.

5. FAIR VALUE MEASUREMENTS

INVESTMENTS

All temporary cash investments purchased with an initial maturity of three months or less are reported as cash equivalents on the Consolidated Balance Sheets at cost, which approximates their fair market value.

LONG-TERM DEBT

All borrowings with initial maturities of less than one year are defined as short-term financial instruments under GAAP and are reported as Short-term borrowings on the FE PA Consolidated Balance Sheets at cost. Since these borrowings are short-term in nature, FE PA believes that its costs approximate their fair market value. The following table provides the approximate fair value and related carrying amounts of long-term debt, which excludes finance lease obligations and net unamortized debt issuance costs and discounts:

	June 30, 2026		December 31, 2025
(In millions)	Carrying Amount	Fair Value	Carrying Amount	Fair Value
Long-term debt	$4,300	$4,019	$3,750	$3,514

The fair value of long-term debt reflects the present value of the cash outflows relating to those securities based on the current call price, the yield to maturity or the yield to call, as deemed appropriate at the end of each respective period. The yields assumed were based on securities with similar characteristics offered by corporations with credit ratings similar to those of FE PA. FE PA classified long-term debt as Level 2 in the fair value hierarchy as of June 30, 2026 and December 31, 2025.

FIRSTENERGY PENNSYLVANIA ELECTRIC COMPANY AND SUBSIDIARIES

UNAUDITED NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Continued)

FE PA had the following redemption and issuances during the six months ended June 30, 2026:

Company	Type	Redemption/Issuance Date	Interest Rate	Maturity	Amount (In millions)	Description
Redemptions
FE PA	Senior Unsecured	March, 2026	5.15%	2026	$300	Redeemed senior unsecured notes that became due.
Issuances
FE PA	Senior Unsecured	March, 2026	4.15%	2028	$300	Proceeds were used to: (i) refinance existing indebtedness, including the repayment of FE PA’s 5.15% senior notes due 2026, and short-term borrowings; (ii) to fund capital expenditures; (iii) to fund working capital; and (iv) to fund general corporate purposes.
FE PA	Senior Unsecured	March, 2026	4.55%	2031	$550	Proceeds were used to: (i) refinance existing indebtedness, including the repayment of FE PA’s 5.15% senior notes due 2026, and short-term borrowings; (ii) to fund capital expenditures; (iii) to fund working capital; and (iv) to fund general corporate purposes.

As noted above, on March 19, 2026, FE PA issued $300 million of unsecured senior notes due in 2028 and $550 million of unsecured senior notes due in 2031, in a private offering that included a registration rights agreement in which FE PA agreed to conduct an exchange offer of these senior notes for like principal amounts registered under the Securities Act. FE PA also agreed to file a shelf registration statement with the SEC to cover resales of the senior notes under certain circumstances. In the event that FE PA’s exchange offer is not completed or the shelf registration statement, if required, is not effective by the 366th day after March 19, 2026, or the effective shelf registration stops being effective for 60 days during any 12-month period, then additional interest will accrue on the coupon. Interest will accrue at a rate of 25 basis points for the first 90 days and an additional 25 basis points in the subsequent 90-day period, but not to exceed 50 basis points per year. However, if the additional interest is triggered, the interest rate will reset to the original notes rate once the registration statement is effective, or the shelf registration, if required, becomes effective. FE PA plans to file a registration statement for the exchange offer before the end of the third quarter of 2026.

FE PA, may from time to time, seek to retire or purchase outstanding debt through open-market purchases, privately negotiated transactions or otherwise. Such repurchases, if any, will be upon such terms and at such prices as FE PA may determine, and will depend on prevailing market conditions, liquidity requirements, contractual restrictions and other factor.

6. REGULATORY MATTERS

STATE REGULATION

FE PA’s retail rates, conditions of service, issuance of securities and other matters were subject to regulation in Pennsylvania by the PPUC and in New York by the NYPSC.

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PENNSYLVANIA

FE PA has five rate districts in Pennsylvania – four that correspond to the territories previously serviced by ME, PN, Penn, and WP and one rate district that corresponds to WP’s service provided to The Pennsylvania State University. The rate districts created by the PA Consolidation will not reach full rate unity until the earlier of 2033 or the conclusion of three base rate cases filed after January 1, 2025. FE PA operates under rates approved by the PPUC, effective as of January 1, 2025. FE PA operates under a DSP through the May 31, 2027 delivery period, which provides for the competitive procurement of generation supply for customers who do not choose an alternative EGS or for customers of alternative EGSs that fail to provide the contracted service.

Pursuant to Pennsylvania Act 129 of 2008 and PPUC orders, the Pennsylvania Companies implemented energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.9% MW for ME, 3.3% MW for PN, 2.0% MW for Penn, and 2.5% MW for WP; and energy consumption reduction targets, as a percentage of the Pennsylvania Companies’ historic 2009 to 2010 reference load at 3.1% MWh for ME, 3.0% MWh for PN, 2.7% MWh for Penn, and 2.4% MWh for WP. The fourth phase of FE PA’s energy efficiency and peak demand reduction program, which runs for the five-year period beginning June 1, 2021, through May 31, 2026, was approved by the PPUC on June 18, 2020, providing cost recovery of approximately $390 million to be recovered through Energy Efficiency and Conservation Phase IV Riders for each FE PA rate district.

On November 26, 2025, FE PA submitted a petition for approval of its Phase V Energy Efficiency and Conservation Plan, which includes energy efficiency and peak demand reduction programs with demand reduction targets, relative to 2007-2008 peak demands, at 2.01% MW, and energy consumption reduction targets, as a percentage of FE PA’s historic 2009 to 2010 reference load, at 2.00% MWh. The proposed plan includes cost recovery of approximately $390 million to be recovered through its Phase V Energy Efficiency and Conservation Charge Rider and runs for a five-year period beginning June 1, 2026, through May 31, 2031. Hearings were held on January 29, 2026. The parties reached a full settlement in principle and filed with the PPUC a Joint Petition for Complete Settlement on February 19, 2026. On March 12, 2026, the PPUC issued an order approving the settlement with limited modifications requiring FE PA to file revisions to the plan, which were filed on April 15, 2026.

On February 3, 2026, FE PA filed a proposed DSP for provision of generation for the June 1, 2027 through May 31, 2031 delivery period, to be sourced through competitive procurements for customers who do not receive service from an alternative EGS. Under this DSP, supply would be provided through a mix of 12, 24, and in the case of residential customers, 60-month energy contracts, as well as spot market purchases for industrial customers. A hearing was held on June 15, 2026. FE PA reached a comprehensive settlement with certain parties and was filed with the PPUC on July 2, 2026. On August 21, 2026, the administrative law judges issued a decision recommending that the PPUC approve, without modification, the July 2, 2026, settlement agreement. The settlement agreement is pending PPUC approval. A final order is expected from the PPUC in the fourth quarter of 2026.

FERC REGULATORY MATTERS

Under the FPA, FERC regulates rates for interstate wholesale sales, regulatory accounting and reporting under the Uniform System of Accounts, and other matters. With respect to its wholesale services and rates, FE PA is subject to regulation by FERC. FERC regulates the sale of power for resale in interstate commerce in part by granting authority to public utilities to sell wholesale power at market-based rates upon showing that the seller cannot exert market power in generation or transmission or erect barriers to entry into markets. FE PA has the necessary authorization from FERC to sell wholesale power, if any, in interstate commerce at market-based rates and have a market-based rate tariff on file with FERC, although major wholesale purchases remain subject to review and regulation by the PPUC. FE PA is required to renew its respective authorizations every three years, and on December 16, 2025, it filed applications for the next renewal period.

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Federally-enforceable mandatory reliability standards apply to the bulk electric system and impose certain operating, record-keeping and reporting requirements on FE PA. NERC is the ERO designated by FERC to establish and enforce these reliability standards, although NERC has delegated day-to-day implementation and enforcement of these reliability standards to six regional entities, including RFC. All of the facilities that FE PA operates are located within the RFC region. FirstEnergy actively participates in the NERC and RFC stakeholder processes, and otherwise monitors and manages its companies, including FE PA, in response to the ongoing development, implementation and enforcement of the reliability standards implemented and enforced by RFC.

FE PA believes that it is in material compliance with all currently-effective and enforceable reliability standards. Nevertheless, in the course of operating its extensive electric utility systems and facilities, FE PA occasionally learns of isolated facts or circumstances that could be interpreted as excursions from the reliability standards. If and when such occurrences are found, FE PA develops information about the occurrence and develops a remedial response to the specific circumstances, including in appropriate cases “self-reporting” an occurrence to RFC. Moreover, it is clear that NERC, RFC and FERC will continue to refine existing reliability standards as well as to develop and adopt new reliability standards. Any inability on FE PA’s part to comply with the reliability standards for its bulk electric system could result in the imposition of financial penalties, or obligations to upgrade or build electric facilities that could have a material adverse effect on FE PA’s financial condition, results of operations and cash flows.

PJM Capacity Market Reform

On January 16, 2026, the Trump administration and the governors of all thirteen PJM states released a “Statement of Principles Regarding PJM”. This statement is designed to, among other things, increase capacity available in the PJM market. On July 27, 2026, the PJM Board of Managers announced its plans to procure up to 6,800 MWs of capacity resources; the costs of which will be allocated to load-serving entities.

On July 31, 2026, PJM filed its proposed Reliability Backstop Procurement set of tariff amendments at FERC, which proposal calls for PJM to procure 6,800 MWs of new capacity resources in the fourth quarter of 2026. PJM’s proposal calls for PJM to allocate the costs of 13.7 MWs of the procurement to load-serving entities in FE PA’s Penn rate district. PJM also plans to assess as much as $20.5 million in collateral requirements to customers in FE PA’s Penn rate district. On August 21, 2026, FirstEnergy filed protests at FERC arguing that PJM had failed to demonstrate that the proposal to impose the collateral requirement is “just and reasonable” as required by the Federal Power Act. FirstEnergy will continue to participate in the PJM stakeholder processes and the FERC proceedings.

7. COMMITMENTS, GUARANTEES AND CONTINGENCIES

GUARANTEES AND OTHER ASSURANCES

FE PA has various financial and performance guarantees and indemnifications which are issued in the normal course of business. These contracts include stand-by LOCs and surety bonds. FE PA enters into these arrangements to facilitate commercial transactions with third parties by enhancing the value of the transaction to the third party. The maximum potential amount of future payments FE PA could be required to make under these guarantees as of June 30, 2026 was $46 million, as summarized below:

Guarantees and Other Assurances	Maximum Exposure
(In millions)
Surety Bonds	$27
LOCs	19

Total Guarantees and Other Assurances	$46

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Collateral and Contingent-Related Features

In the normal course of business, FE PA may enter into physical or financially settled contracts for the sale and purchase of electric capacity and energy. Certain agreements contain provisions that require FE PA to post collateral. This collateral may be posted in the form of cash or credit support with thresholds contingent upon FE PA’s credit rating from each of the major credit rating agencies. The collateral and credit support requirements vary by contract and by counterparty.

FE PA has posted $19 million of collateral in the form of LOCs as of June 30, 2026. FE PA is holding $19 million of net cash collateral as of June 30, 2026 from certain generation suppliers, and such amount is included in “Other current liabilities” on FE PA’s Consolidated Balance Sheets.

These credit-risk-related contingent features stipulate that if FE PA were to be downgraded or lose its investment grade credit rating (based on its senior unsecured debt rating), it would be required to provide additional collateral. The following table discloses the potential additional credit rating contingent contractual collateral obligations as of June 30, 2026:

Potential Collateral Obligations	As of June 30, 2026
(In millions)
Contractual obligations for additional collateral
Upon downgrade	$—
Surety bonds (collateralized amount)(1)	25

Total Exposure from Contractual Obligations	$25

(1)

Surety bonds are not tied to a credit rating, and their impact assumes maximum contractual obligations, which is ordinarily 100% of the face amount of the surety bond, except with respect to $6 million as of June 30, 2026 of surety bond obligations for which the collateral obligation is capped at 60% of the face amount, and typical obligations require 30 days to cure.

ENVIRONMENTAL MATTERS

Various federal, state and local authorities regulate FE PA regarding air and water quality, hazardous and solid waste management and disposal, and other environmental matters. While FE PA’s environmental policies and procedures are designed to achieve compliance with applicable environmental laws and regulations, such laws and regulations are subject to periodic review and potential revision by the implementing agencies. FE PA cannot predict changes in regulations, regulatory guidance, legal interpretations, policy positions and implementation actions that may evolve.

On March 12, 2025, the EPA announced its intent to reevaluate or reconsider numerous environmental regulations, many of which apply to FE PA. The final outcome of this initiative remains unknown, but regular required rulemaking processes and procedures still apply, and, as anticipated, litigation has occurred. The disclosures herein do not attempt to discern potential impacts of these deregulatory actions until and unless formal rulemaking or other regulatory actions are announced and the potential impacts to operations can be discerned.

Prior to November 1999, FE PA owned and operated electric generation facilities in Pennsylvania. In response to federal and state deregulation initiatives, it separated its electric generation business from its transmission and distribution businesses by transferring all of its generation assets to an affiliate. However, FE PA retained

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responsibility for certain liabilities and obligations arising under environmental laws up to the date of transfer. As more fully discussed below, as an historic owner and operator of electric generation facilities, FE PA has been subject to claims alleging violations of environmental law and could have exposure for fines and penalties. FE PA is the successor-in-interest to all assets and liabilities of the Pennsylvania Companies.

Regulation of Waste Disposal

Federal and state hazardous waste regulations have been promulgated as a result of the Resource Conservation and Recovery Act, as amended, and the Toxic Substances Control Act. Certain CCRs, such as coal ash, were exempted from hazardous waste disposal requirements pending the EPA’s evaluation of the need for future regulation.

In April 2015, the EPA finalized regulations for the disposal of CCRs (non-hazardous), establishing national standards for landfill design, structural integrity design and assessment criteria for surface impoundments, groundwater monitoring and protection procedures and other operational and reporting procedures to assure the safe disposal of CCRs from electric generation facilities. On September 13, 2017, the EPA announced that it would reconsider certain provisions of the final regulations. On July 29, 2020, the EPA published a final rule again revising the date that certain CCR impoundments must cease accepting waste and initiate closure to April 11, 2021. The final rule allowed for an extension of the closure deadline based on meeting identified site-specific criteria.

On May 8, 2024, the EPA issued the legacy CCR rule, which finalized changes to the CCR regulations addressing inactive surface impoundments at inactive electric utilities, known as legacy CCR surface impoundments. The rule extends 2015 CCR rule requirements for groundwater monitoring and protection, operational and reporting procedures as well as closure requirements to impoundments and landfills that were not originally included for coverage by the 2015 CCR rule. Furthermore, the EPA’s interpretations of the EPA CCR regulations continue to evolve through enforcement and other regulatory actions. FE PA is currently assessing the potential impacts of the final rule, including a review of additional sites to which the new rule might be applicable. On February 13, 2025, the U.S. Department of Justice filed a motion on behalf of the EPA in the D.C. Circuit, seeking to hold the litigation, which was filed on August 8, 2024, by the Utility Solid Waste Act Group with FE as a member, in abeyance for a period of 120 days while the new leadership at the EPA evaluates the rule and determines how it wishes to proceed, which the D.C. Circuit granted. On March 12, 2025, the EPA announced a series of planned deregulatory actions, including reconsideration of the final legacy CCR rule. FirstEnergy continues to monitor the EPA’s actions related to CCR regulations; however, the ultimate impact is unknown at this time and is subject to the outcome of the litigation and any future state regulatory actions. Depending on the outcome of appeals and the EPA’s rule, compliance with the final legacy CCR rule could require remedial actions, including removal of coal ash.

OTHER LEGAL PROCEEDINGS

U.S. v. Larry Householder, et al.

On July 21, 2020, a complaint and supporting affidavit containing federal criminal allegations were unsealed against the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. In March 2023, a jury found Mr. Householder and his co-defendant, Matthew Borges, guilty and in June 2023, the two were sentenced to prison for 20 and five years, respectively. Messrs. Householder and Borges have appealed their sentences; the Sixth Circuit recently rejected their appeal upholding their convictions. Also, on July 21, 2020, and in connection with the U.S. Attorney’s Office’s investigation, FirstEnergy received subpoenas for records from the U.S. Attorney’s Office for the Southern District of Ohio. FirstEnergy was not aware of the criminal allegations, affidavit or subpoenas before July 21, 2020. On January 17, 2025, the U.S. Attorney’s Office announced that a federal grand jury charged two former FirstEnergy

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senior officers with one count of participating in a Racketeer Influenced and Corrupt Organizations Act conspiracy. The allegations in the indictment are largely based on the conduct described in the DPA.

On July 21, 2021, FE entered into a three-year DPA with the U.S. Attorney’s Office that, subject to court proceedings, resolves this matter as to FE. Under the DPA, FE agreed to the filing of a criminal information charging FE with one count of conspiracy to commit honest services wire fraud. The DPA required that FirstEnergy, among other obligations: (i) continue to cooperate with the U.S. Attorney’s Office in all matters relating to the conduct described in the DPA and other conduct under investigation by the U.S. government; (ii) pay a criminal monetary penalty totaling $230 million within sixty days, consisting of (x) $115 million paid by FE to the U.S. Treasury and (y) $115 million paid by FE to the ODSA to fund certain assistance programs, as determined by the ODSA, for the benefit of low-income Ohio electric utility customers; (iii) publish a list of all payments made in 2021 to either 501(c)(4) entities or to entities known by FirstEnergy to be operating for the benefit of a public official, either directly or indirectly, and update the same on a quarterly basis during the term of the DPA; (iv) issue a public statement, as dictated in the DPA, regarding FE’s use of 501(c)(4) entities; and (v) continue to implement and review its compliance and ethics program, internal controls, policies and procedures designed, implemented and enforced to prevent and detect violations of U.S. laws throughout its operations, and to take certain related remedial measures. The $230 million payment will neither be recovered in rates nor charged to FirstEnergy customers, nor will FirstEnergy seek any tax deduction related to such payment. The entire amount of the monetary penalty was recognized as an expense in the second quarter of 2021 and paid in the third quarter of 2021. As of July 22, 2024, FirstEnergy had successfully completed the obligations required within the three-year term of the DPA. Under the DPA, FirstEnergy has an obligation to continue: (i) publishing quarterly a list of all payments to 501(c)(4) entities and all payments to entities known by FirstEnergy operating for the benefit of a public official, either directly or indirectly; (ii) not making any statements that contradict the DPA; (iii) notifying the U.S. Attorney’s Office of any changes in FirstEnergy’s corporate form; and (iv) cooperating with the U.S. Attorney’s Office until the conclusion of any related investigation, criminal prosecution, and civil proceeding brought by the U.S. Attorney’s Office, including the aforementioned federal indictment against two former FirstEnergy senior officers. Within 30 days of those matters concluding, and FirstEnergy’s successful completion of its remaining obligations, the U.S. Attorney’s Office will dismiss the criminal information. On February 26, 2025, the U.S. Attorney’s Office filed a status report confirming these commitments.

Legal Proceedings Relating to U.S. v. Larry Householder, et al.

Certain FE stockholders and FirstEnergy customers also filed several lawsuits against FirstEnergy and certain current and former directors, officers and other employees, and the complaints in each of these suits are related to allegations in the complaint and supporting affidavit relating to HB 6 and the now former Ohio House Speaker Larry Householder and other individuals and entities allegedly affiliated with Mr. Householder. The plaintiffs in each of the below cases seek, among other things, to recover an unspecified amount of damages (unless otherwise noted).

•

In re FirstEnergy Corp. Securities Litigation (S.D. Ohio); on July 28, 2020, and August 21, 2020, purported stockholders of FE filed putative class action lawsuits alleging violations of the federal securities laws. Those actions have been consolidated and a lead plaintiff, the Los Angeles County Employees Retirement Association, has been appointed by the court. A consolidated complaint was filed on February 26, 2021. The consolidated complaint alleges, on behalf of a proposed class of persons who purchased FE securities between February 21, 2017, and July 21, 2020, that FE and certain current or former FE officers violated Sections 10(b) and 20(a) of the Exchange Act by making alleged misrepresentations or omissions concerning FE’s business and results of operations. The consolidated complaint also alleges that FE, certain current or former FE officers and directors, and a group of underwriters violated Sections 11, 12(a)(2) and 15 of the Securities Act as a result of alleged

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misrepresentations or omissions in connection with offerings of senior notes by FE in February and June 2020. On March 30, 2023, the court granted plaintiffs’ motion for class certification. On April 14, 2023, FE filed a petition in the Sixth Circuit seeking to appeal that order. On August 13, 2025, the Sixth Circuit vacated the S.D. Ohio’s order granting class certification. On November 6, 2025, the S.D. Ohio held oral argument to further consider class certification in light of the Sixth Circuit’s decision. On April 30, 2026, the S.D. Ohio issued an order recertifying plaintiffs’ proposed class. FE filed a petition in the Sixth Circuit to appeal that order on May 14, 2026. FE believes that it is probable that it will incur a loss in connection with the resolution of this lawsuit. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

•

MFS Series Trust I, et al. v. FirstEnergy Corp., et al. and Brighthouse Funds II – MFS Value Portfolio, et al. v. FirstEnergy Corp., et al. (S.D. Ohio); on December 17, 2021, and February 21, 2022, purported stockholders of FE filed complaints against FE, certain current and former officers, and certain then-current and former officers of Energy Harbor Corp. The complaints allege that the defendants violated Sections 10(b) and 20(a) of the Exchange Act by making alleged misrepresentations or omissions regarding FE’s business and its results of operations, and seek the same relief as the In re FirstEnergy Corp. Securities Litigation described above. FE believes that it is probable that it will incur losses in connection with the resolution of these lawsuits. Given the ongoing nature and complexity of such litigation, FE cannot yet reasonably estimate a loss or range of loss.

The outcome of any of these lawsuits is uncertain and could have a material adverse effect on FE’s or its subsidiaries’ reputation, business, financial condition, results of operations, liquidity, and cash flows.

Other Legal Matters

There are various lawsuits, claims (including claims for asbestos exposure) and proceedings related to FE PA’s normal business operations pending against FE PA and its subsidiaries. The loss or range of loss in these matters is not expected to be material to FE PA or its subsidiaries. The other potentially material items not otherwise discussed above are described under Note 6., “Regulatory Matters,” of the Notes to Consolidated Financial Statements.

FE PA accrues legal liabilities only when it concludes that it is probable that it has an obligation for such costs and can reasonably estimate the amount of such costs. In cases where FE PA determines that it is not probable, but reasonably possible that it has a material obligation, it discloses such obligations and the possible loss or range of loss if such estimate can be made. If it were ultimately determined that FE PA or its subsidiaries has legal liability or are otherwise made subject to liability based on any of the matters referenced above, it could have a material adverse effect on FE PA’s or its subsidiary’s financial condition, results of operations and cash flows.

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8. TRANSACTIONS WITH AFFILIATED COMPANIES

The affiliated company transactions for FE PA for the three and six months ended June 30, 2026 and 2025 are as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2026	2025	2026	2025
	(In millions)		(In millions)
Revenues(1)	$4	$6	$9	$11
Expenses
FESC support services(2)	67	67	137	145
Other affiliate support services(2)	(12)	(8)	(23)	(22)
Interest income	5	4	11	9
Interest expense	5	7	12	12

(1)	Includes ground lease revenues from MAIT, KATCo and ATSI.
(2)

Includes amounts capitalized of $28 million and $25 million for the three months ended June 30, 2026, and 2025, respectively, and $57 million and $52 million for the six months ended June 30, 2026 and 2025, respectively.

FE does not bill directly or allocate any of its costs to any subsidiary company. FESC provides corporate support and other services, including executive administration, accounting and finance, risk management, human resources, corporate affairs, communications, information technology, legal services and other similar services at cost, in accordance with its cost allocation manual, to affiliated FirstEnergy companies under FESC agreements. Allocated costs are for services that are provided on behalf of more than one company, or costs that cannot be precisely identified and are allocated using formulas developed by FESC. Intercompany transactions are generally settled under commercial terms within thirty days. FE PA can also receive charges from and charge affiliates other than FESC at cost.

FE PA recognizes an allocation of the net periodic pension and OPEB costs/credits from its affiliates, including FESC.

Under the FirstEnergy regulated money pool, FE PA has the ability to borrow from its regulated affiliates and FE to meet its short-term working capital requirements. Affiliated company notes receivables and payables related to the money pool are reported as Notes receivable from affiliated companies or Short-term borrowings—affiliated companies on the Consolidated Balance Sheets. Affiliate accounts receivable and accounts payable balances relate to intercompany transactions that have not yet settled through the FirstEnergy money pool and are reflected net for each of FE PA’s rate districts on the Consolidated Balance Sheets.

FE PA is party to an intercompany income tax allocation agreement with FirstEnergy that provides for the allocation of consolidated tax liabilities.

FirstEnergy Pennsylvania Electric Company

Offer to Exchange up to

$300,000,000 aggregate principal amount of 4.150% Senior Notes due 2028

(CUSIP No. 33767Q AD8)

that have not been registered under the Securities Act

for

$300,000,000 aggregate principal amount of 4.150% Senior Notes due 2028

(CUSIP No. 33767A AC0 and U3138Q AB4)

registered under the Securities Act

and

$550,000,000 aggregate principal amount of 4.550% Senior Notes due 2031

(CUSIP No. 33767Q AB2)

that have not been registered under the Securities Act

for

$550,000,000 aggregate principal amount of 4.550% Senior Notes due 2031

(CUSIP Nos. 33767Q AA4 and U3138Q AA6)

registered under the Securities Act

PROSPECTUS

The exchange offer will expire at 5:00 P.M., New York City time,

on October 16, 2026, unless extended.